UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Clear Channel Outdoor Holdings, Inc.

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CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

20880 Stone Oak Parkway

San Antonio, Texas 78258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 22, 2018

As a stockholder of Clear Channel Outdoor Holdings, Inc. (“Clear Channel Outdoor” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the annual meeting of stockholders of Clear Channel Outdoor to be held in the Lonestar Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, on June 22, 2018, at 9:00 a.m. local time, for the following purposes:

1.	to elect Vicente Piedrahita and Dale W. Tremblay to serve as directors for a three year term;
2.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Clear Channel Outdoor for the year ending December 31, 2018; and
3.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on May 9, 2018 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting. Please contact Clear Channel Outdoor’s Secretary at Clear Channel Outdoor’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 9:00 a.m. local time.

Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person. To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary

San Antonio, Texas

May 17, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 2018

The Proxy and Annual Report Materials are available at:

www.envisionreports.com/cco

2018 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Clear Channel Outdoor Holdings, Inc. (referred to herein as “Clear Channel Outdoor,” “CCOH,” “Company,” “we,” “our” or “us”) to be held on Friday, June 22, 2018, beginning at 9:00 a.m. local time, in the Lonestar Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof. This proxy statement is first being sent to stockholders on or about May 23, 2018. The Company will bear the costs of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Board of Directors of Clear Channel Outdoor (the “Board”).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board is providing these proxy materials to you in connection with Clear Channel Outdoor’s annual meeting of stockholders (the “annual meeting”), which will take place on June 22, 2018. The Board is soliciting proxies to be used at the annual meeting. You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers and certain other required information. Following this proxy statement are excerpts from Clear Channel Outdoor’s 2017 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data (Appendix A). A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

•	the election of the nominees for director named in this proxy statement; and
•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2018.

Q:	Which of my shares may I vote?

A:	All shares of Class A and Class B common stock owned by you as of the close of business on May 9, 2018 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of Class A common stock is entitled to one vote at the annual meeting and each share of Class B common stock is entitled to 20 votes at the annual meeting. As of the Record Date, there were 49,005,310 shares of Class A common stock outstanding and 315,000,000 shares of Class B common stock outstanding. 10,726,917 shares of our Class A common stock are held by CC Finco, LLC a wholly owned indirect subsidiary of iHeartMedia, Inc. (“iHeartMedia”), 215,000,000 shares of our Class B common stock are held by Clear Channel Holdings, Inc., a wholly owned indirect subsidiary of iHeartMedia and 100,000,000 shares of our Class B common stock are held by Broader Media, LLC, a wholly owned indirect subsidiary of iHeartMedia.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Clear Channel Outdoor hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with Clear Channel Outdoor’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of Clear Channel Outdoor. As the stockholder of record, you have the right to grant your voting proxy directly to Clear Channel Outdoor or to vote in person at the annual meeting. Clear Channel Outdoor has enclosed a proxy card for you to use. Please sign and return your proxy card.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. Please sign and return your voting instruction card.

Q:	What constitutes a quorum?

A:	The holders of a majority of the total voting power of Clear Channel Outdoor’s Class A and Class B common stock entitled to vote and represented in person or by proxy will constitute a quorum at the annual meeting. Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to the election of directors. Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs. Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:

Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel Outdoor recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instruction card accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

For participants in the 401(k) plan who own shares of Clear Channel Outdoor through the plan, the plan permits you to direct the plan trustee on how to vote the Clear Channel Outdoor shares allocated to your account. Your instructions to the plan trustee regarding how to vote your shares will be delivered via the enclosed proxy card. Your proxy card for shares held in the 401(k) must be received by 11:59 p.m. Eastern Time on June 19, 2018. The trustee will vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:	If you withhold your vote on the election of directors, it will have no effect on the outcome of the vote on the election of directors.

If you abstain from voting on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018, it will have the same effect as a vote “against” this proposal.

Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are Clear Channel Outdoor’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

•	the nominees for director named in this proxy statement; and

•	the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2018.

Q:	What vote is required to elect the directors and approve each proposal?

A:	The directors will be elected by a plurality of the votes properly cast. With respect to the ratification of the selection of Ernst & Young LLP as Clear Channel Outdoor’s independent registered public accounting firm for the year ending December 31, 2018 will be approved by the affirmative vote of the holders of at least a majority of the total voting power of the voting stock present in person or by proxy at the annual meeting and entitled to vote on the matter.

Q:	May I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel Outdoor a proxy card dated later than your last submitted proxy card, notifying the Secretary of Clear Channel Outdoor in writing, or voting in person at the annual meeting. If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker or other nominee to change your vote or revoke your proxy.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel Outdoor will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by June 28, 2018.

Q:	May I access Clear Channel Outdoor’s proxy materials from the Internet?

A:	Yes. These materials are available at www.envisionreports.com/cco.

THE BOARD OF DIRECTORS

Our Board, which currently consists of eight members, is responsible for overseeing the direction of Clear Channel Outdoor and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel Outdoor’s business through discussions with the Chairman and Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

Our director, Robert W. Pittman, has not been nominated for re-election to our Board at the annual meeting but will continue to serve for the remainder of his term until the annual meeting. Effective as of the date of the annual meeting, the number of directors on the Board will be reduced to seven. Mr. Pittman will continue to serve as our Chief Executive Officer after the annual meeting.

COMPOSITION OF THE BOARD OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. As long as iHeartMedia continues to indirectly own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our Board, the composition of our Board committees and the size of the Board.

Because iHeartMedia controls more than 50% of the voting power of Clear Channel Outdoor, we have elected to be treated as a “controlled company” under the NYSE’s Corporate Governance Standards. Accordingly, we are exempt from the provisions of the Corporate Governance Standards requiring that: (1) a majority of our Board consists of independent directors; (2) we have a nominating and governance committee composed entirely of independent directors and governed by a written charter addressing the nominating and governance committee’s purpose and responsibilities; and (3) we have a compensation committee composed entirely of independent directors with a written charter addressing the compensation committee’s purpose and responsibilities. However, notwithstanding this exemption, as described more fully below, we have a Compensation Committee composed entirely of independent directors with a written charter addressing the Compensation Committee’s purpose and responsibilities.

BOARD MEETINGS

During 2017, the Board held 22 meetings. All of Clear Channel Outdoor’s directors attended at least 75% of the aggregate of all meetings of the Board held during the periods in which they served during 2017. All of Clear Channel Outdoor’s directors also attended at least 75% of the aggregate of all meetings of the Board committees on which they served during 2017.

STOCKHOLDER MEETING ATTENDANCE

Clear Channel Outdoor encourages, but does not require, directors to attend the annual meeting of stockholders. None of the directors attended the annual meeting of stockholders in 2017.

INDEPENDENCE OF DIRECTORS

The Board has adopted a set of Governance Guidelines addressing, among other things, standards for evaluating the independence of Clear Channel Outdoor’s directors. The full text of the Governance Guidelines can be found on the investor relations section of Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

The Board has adopted the following standards for determining the independence of its members:

1.	A director must not be, or have been within the last three years, an employee of Clear Channel Outdoor. In addition, a director’s immediate family member (“immediate family member” is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel Outdoor.

2.	A director or immediate family member must not have received, during any 12 month period within the last three years, more than $120,000 in direct compensation from Clear Channel Outdoor, other than director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner or employee of a firm that is Clear Channel Outdoor’s internal or external auditor. In addition, a director must not have an immediate family member who is (a) a current partner of such firm or (b) a current employee of such a firm and personally works on Clear Channel Outdoor’s audit. Finally, neither the director nor an immediate family member of the director may have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel Outdoor’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel Outdoor’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not be a current employee, and no director’s immediate family member may be a current executive officer, of a material relationship party (“material relationship party” is defined as any company that has made payments to, or received payments from, Clear Channel Outdoor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues).

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of a material relationship party.

7.	A director or immediate family member must not be or have been during the last three years, an executive officer of a charitable organization (or hold a similar position), to which Clear Channel Outdoor makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

8.	A director must be “independent” as that term is defined from time to time by the rules and regulations promulgated by the SEC, by the listing standards of the NYSE and, with respect to at least two members of the compensation committee, by the applicable provisions of, and rules promulgated under, the Internal Revenue Code of 1986, as amended (collectively, the “Applicable Rules”). For purposes of determining independence, the Board will consider relationships with Clear Channel Outdoor and any parent or subsidiary in a consolidated group with Clear Channel Outdoor or any other company relevant to an independence determination under the Applicable Rules.

The above independence standards conform to, or are more exacting than, the director independence requirements of the NYSE applicable to Clear Channel Outdoor. The above independence standards are set forth on Appendix A of the Governance Guidelines.

Our Board currently consists of eight directors, one of whom currently serves as our Chairman and Chief Executive Officer. For a director to be independent, the Board must determine that such director does not have any direct or indirect material relationship with Clear Channel Outdoor. Pursuant to the Governance Guidelines, the Board has undertaken its annual review of director independence.

Our Board has affirmatively determined that Harvey L. Tepner, Paul Keglevic, and Dale W. Tremblay are independent under the listing standards of the NYSE, as well as Clear Channel Outdoor’s independence standards set forth above. In addition, the Board has determined that each member of the Compensation Committee is independent under the heightened independence standards for compensation committee members under the listing standards of the NYSE and the rules and regulations of the SEC and that each member of the Audit Committee is independent under the heightened independence standards required for audit committee members by the listing standards of the NYSE and the rules and regulations of the SEC. In making these determinations, our Board reviewed information provided by the directors and by Clear Channel Outdoor with regard to the directors’ business and personal activities as they relate to Clear Channel Outdoor and its affiliates. In the ordinary course of business during 2017, we entered into purchase and sale transactions for products and services with certain entities affiliated with members of our Board, as described below, and the following transactions were considered by our Board in making their independence determinations with respect to Messrs. Keglevic, Tepner and Tremblay:

•	A corporation for which Mr. Tepner serves as a director paid CCOA (as defined below) approximately $265,000 during 2017 for outdoor advertising services; and
•	A charity for which an immediate family member of Mr. Tepner serves as a director paid our affiliates approximately $53,000 during 2017 for outdoor advertising services.

All of the payments described above are for arms-length, ordinary course of business transactions and we generally expect transactions of a similar nature to occur during 2018. Our Board has concluded that such transactions or relationships do not impair the independence of the director.

The rules of the NYSE require that non-management or independent directors of a listed company meet periodically in executive sessions. In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year. Clear Channel Outdoor’s independent directors met separately in executive session at least one time during 2017.

The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The office of the Presiding Director at all times will be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Governance Guidelines. The Presiding Director has the power and authority to do the following:

•	preside at all meetings of non-management directors when they meet in executive session without management participation;
•	set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;
•	generally assist the Chairman of the Board;
•	add agenda items to the established agenda for meetings of the Board;
•	request access to Clear Channel Outdoor’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and
•	retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel Outdoor, on behalf of the Board or any committee or subcommittee of the Board.

The Presiding Director position is rotated among the independent directors, in alphabetical order of last name, effective the first day of each calendar quarter. As of the date of this proxy statement, Harvey L. Tepner is serving as the Presiding Director. We currently expect that Mr. Tepner as will continue serving as our Presiding Director following the annual meeting.

COMMITTEES OF THE BOARD

The Board historically has had two standing committees: the Audit Committee and the Compensation Committee. Each committee has a written charter, which guides its operations. The written charters of the Audit Committee and the Compensation Committee are available on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

The table below sets forth the current members of each of these committees and the Intercompany Note Committee, which was established in accordance with the terms of the settlement of certain derivative litigation relating to a promissory note (the “Due from iHeartCommunications Note”) between iHeartCommunications, Inc., our indirect parent entity (“iHeartCommunications”), as maker, and Clear Channel Outdoor, as payee, for the specific purpose of monitoring the Due from iHeartCommunications Note.

Board Committee Membership

Name	Audit Committee	Compensation Committee	Intercompany Note Committee
Harvey L. Tepner	X		X
Paul Keglevic	*X	X	X
Dale W. Tremblay	X	*X	*X

* = Chairman

X = Committee member

The Audit Committee

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Clear Channel Outdoor. Paul Keglevic has been designated by our

Board as an “Audit Committee Financial Expert,” as defined by the SEC. The Audit Committee met four times during 2017. All current members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and satisfy the other requirements for audit committee membership, including the heightened independence standards, of the NYSE and the SEC.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following, subject to the consent of our corporate parent:

•	be responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing an audit report or to perform other audit, review or attest services and all fees and other terms of their engagement;
•	review and discuss reports regarding the independent registered public accounting firm’s independence;
•	review with the independent registered public accounting firm the annual audit scope and plan;
•	review with management, the director of internal audit and the independent registered public accounting firm the budget and staffing of the internal audit department;
•	review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;
•	review with the independent registered public accounting firm the critical accounting policies and practices used;
•	review with management, the independent registered public accounting firm and the director of internal audit Clear Channel Outdoor’s internal accounting controls and any significant findings and recommendations;
•	discuss guidelines and policies with respect to risk assessment and risk management;
•	oversee Clear Channel Outdoor’s policies with respect to related party transactions; and
•	review with management and the General Counsel the status of legal and regulatory matters that may have a material impact on Clear Channel Outdoor’s financial statements and compliance policies.

The full text of the Audit Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

The Compensation Committee

The Compensation Committee administers Clear Channel Outdoor’s incentive-compensation plans and equity-based plans, determines compensation arrangements for all executive officers, other than our Chairman and Chief Executive Officer, Chief Financial Officer, Senior Vice President—Corporate Finance, General Counsel and Chief Accounting Officer, and makes recommendations to the Board concerning compensation for directors of Clear Channel Outdoor and its subsidiaries. The Compensation Discussion and Analysis section of this proxy statement provides additional details regarding the basis on which the Compensation Committee determines executive compensation. The Compensation Committee met 4 times during 2017. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel Outdoor’s independence standards and meet the heightened independence standards for compensation committee membership of the NYSE and the SEC.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of Clear Channel Outdoor, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel Outdoor’s industry and to provide advice so that Clear

Channel Outdoor can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.

The Compensation Committee’s primary purposes, which are discussed in detail within its charter, are to:

•	assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel Outdoor;
•	review and approve corporate goals and objectives relevant to the compensation of Clear Channel Outdoor’s executive officers, evaluate the performance of the executive officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation level of the executive officers based on this evaluation;
•	review and adopt, and/or make recommendations to the Board with respect to, incentive-compensation plans for executive officers and equity-based plans;
•	review and discuss with management the Compensation Discussion and Analysis to be included in Clear Channel Outdoor’s proxy statement and determine whether to recommend to the Board the inclusion of the Compensation Discussion and Analysis in the proxy statement;
•	prepare the Compensation Committee report for inclusion in Clear Channel Outdoor’s proxy statement; and
•	recommend to the Board the appropriate compensation for the non-employee members of the Board.

Our Chairman and Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Senior Vice President—Corporate Finance simultaneously hold the same positions at iHeartCommunications and iHeartMedia, our indirect parent entities. The compensation of those officers is set by the board of directors and the Compensation Committee of the board of directors of iHeartMedia, and we are allocated a portion of the cost of the services of certain of those officers pursuant to the Corporate Services Agreement, dated November 16, 2005, by and between iHeartMedia Management Services, Inc. (“iHMMS”), an indirect subsidiary of iHeartMedia and us (the “Corporate Services Agreement”). Accordingly, our Compensation Committee charter does not govern the compensation arrangements, policies and practices of our Chairman and Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Senior Vice President—Corporate Finance. The term “executive officer” used above in the description of the Compensation Committee’s purposes refers to our employees (other than our Chairman and Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Senior Vice President—Corporate Finance) who are (1) subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), governing insider trading reporting or (2) covered by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), governing qualified performance-based compensation. See the Compensation Discussion and Analysis section of this proxy statement. The Compensation Committee has the authority to delegate its responsibilities to subcommittees if the Compensation Committee determines such delegation would be in the best interest of Clear Channel Outdoor.

The full text of the Compensation Committee’s charter can be found on our website at www.clearchanneloutdoor.com.

DIRECTOR NOMINATING PROCEDURES

The Board oversees the identification and consideration of candidates for membership on the Board, and each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for Clear Channel Outdoor not to have a separate nominating committee or charter for this purpose.

The Board is responsible for developing and reviewing background information for candidates for the Board, including those recommended by stockholders. Our directors play a critical role in guiding Clear Channel Outdoor’s strategic direction and overseeing the management of Clear Channel Outdoor. Clear Channel Outdoor does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills and expertise to oversee Clear Channel Outdoor’s businesses. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The Board evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

The Board will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, Clear Channel Outdoor Holdings, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected. The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our bylaws, as described below under “Stockholder Proposals for 2019 Annual Meeting and Advance Notice Procedures.”

Our director, Robert W. Pittman, has not been nominated for re-election to our Board at the annual meeting but will continue to serve for the remainder of his term until the annual meeting. Mr. Pittman will continue to serve as our Chief Executive Officer after the annual meeting.

BOARD LEADERSHIP STRUCTURE

On October 2, 2011, Robert W. Pittman was appointed as our Executive Chairman and a member of our Board, and, on March 2, 2015, Mr. Pittman was appointed as our Chairman and Chief Executive Officer. Mr. Pittman has not been nominated for re-election to our Board at the annual meeting but will continue to serve as our Chief Executive Officer after the annual meeting. The Board intends to appoint a new Chairman of the Board prior to, or as promptly as practicable after, the annual meeting. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of Clear Channel Outdoor to make that determination based on the position and direction of Clear Channel Outdoor, the membership of the Board and the individuals who occupy those roles.

Our risk management philosophy strives to:

•	timely identify the material risks that Clear Channel Outdoor faces;
•	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
•	implement appropriate and responsive risk management strategies consistent with Clear Channel Outdoor’s risk profile; and
•	integrate risk management into Clear Channel Outdoor’s decision-making.

The Board has designated the Audit Committee to oversee risk management. The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of Clear Channel Outdoor’s risk management processes. In addition, Mr. Pittman (as our Chief Executive Officer) is able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on their respective experiences with the daily management of our business. The Board encourages management to promote a corporate culture that incorporates risk management into Clear Channel Outdoor’s corporate strategy and day-to-day operations.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact an individual director, the Presiding Director, the Board as a group or a specified Board committee or group, including the non-management directors as a group, by sending regular mail to the following address:

Board of Directors

c/o Secretary

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. Our Code of Conduct is publicly available on our Internet website at www.clearchanneloutdoor.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.clearchanneloutdoor.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of Clear Channel Outdoor’s common stock as of May 9, 2018 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to Clear Channel Outdoor to beneficially own more than 5% of any class of Clear Channel Outdoor’s outstanding shares of common stock. At the close of business on May 9, 2018, there were 49,005,310 shares of Clear Channel Outdoor’s Class A common stock outstanding and 315,000,000 shares of Clear Channel Outdoor’s Class B common stock outstanding. In addition, information concerning the beneficial ownership of common stock of iHeartMedia, our indirect parent entity, by: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below. At the close of business on May 9, 2018, there were 31,904,544 shares of iHeartMedia’s Class A common stock, 555,556 shares of iHeartMedia’s Class B common stock, 58,967,502 shares of iHeartMedia’s Class C common stock outstanding and no shares of iHeartMedia’s Class D common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Each share of Clear Channel Outdoor Class A common stock is entitled to one vote on matters submitted to a vote of the stockholders and each share of Clear Channel Outdoor Class B common stock is entitled to 20 votes on matters submitted to a vote of the stockholders. Each share of our Class B common stock is convertible at the option of the holder thereof into one share of Class A common stock. Each share of our common stock is entitled to share equally on a per share basis in any dividends and distributions by us.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Class A Common Stock(b)	Percent of Class B Common Stock(b)	Percent of Outstanding Common Stock on an As-Converted Basis(b)
Holders of More than 5%:
iHeartCommunications, Inc.(c)	10,726,917	315,000,000	21.9%	100.0%	89.5%
JPMorgan Chase & Co.(d)	4,398,770	—	9.0%	—	1.2%
GAMCO Asset Management Inc. and affiliates(e)	5,386,718	—	11.0%	—	1.5%
Mason Capital Management LLC(f)	4,172,946	—	8.5%	—	1.1%
Abrams Capital Management, L.P. and affiliates(g)	3,354,390	—	6.8%	—	*
The Vanguard Group, Inc.(h)	3,184,635	—	6.5%	—	*

Named Executive Officers, Executive Officers and Directors:
Richard J. Bressler(i)	146,219	—	*	—	*
C. William Eccleshare(j)	733,559	—	1.5%	—	*
Blair E. Hendrix(k)	—	—	—	—	—
Daniel G. Jones(l)	—	—	—	—	—
Paul Keglevic(m)	27,722	—	*	—	*
Steven J. Macri(n)	—	—	—	—	—
Vicente Piedrahita(l)	—	—	—	—	—
Robert W. Pittman(o)	356,936	—	*	—	*
Olivia Sabine(k)	—	—	—	—	—
Harvey L. Tepner	—	—	*	—	*
Dale W. Tremblay(p)	171,507	—	*	—	*
Scott R. Wells(q)	597,758	—	1.2%	—	*
All directors and executive officers as a group (14 individuals)(r)	2,284,369	—	4.7%	—	*

* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o Clear Channel Outdoor Holdings, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(c)	Represents 10,726,917 shares of Clear Channel Outdoor’s Class A common stock held by CC Finco, LLC, a wholly owned subsidiary of iHeartCommunications, 215,000,000 shares of Clear Channel Outdoor’s Class B common stock held by Clear Channel Holdings, Inc., a wholly owned subsidiary of iHeartCommunications and 100,000,000 shares of Clear Channel Outdoor’s Class B common stock held by Broader Media, LLC, a wholly owned subsidiary of iHeartCommunications. Shares of Class B common stock are convertible on a one-for-one basis into shares of Class A common stock and entitle the holder to 20 votes per share upon all matters on which stockholders are entitled to vote. The business address of CC Finco, LLC, Clear Channel Holdings, Inc., Broader Media, LLC and iHeartCommunications is 20880 Stone Oak Parkway, San Antonio, Texas 78258.

(d)

As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on January 18, 2018. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A may be deemed to be beneficially owned by one or more of JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association and J.P. Morgan Investment Management Inc. The business address of each reporting person is 270 Park Avenue, New York, New York 10017.

(e)	As reported on a Schedule 13D/A filed with respect to Clear Channel Outdoor’s Class A common stock on April 4, 2018. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13D/A may be deemed to be beneficially owned by one or more of the following persons: GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Associated Capital Group, Inc. (“AC”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli & Company Investment Advisers, Inc. (“GCIA”), G.research, LLC (“G.research”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG”), Mario Gabelli, LICT Corporation (“LICT”), CIBL, Inc. (“CIBL”) and ICTC Group, Inc. (“ICTC”). Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of GAMCO, Gabelli Funds, GCIA and MJG. GCIA is deemed to have beneficial ownership of the securities owned beneficially by G.research. AC, GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation. The business address of GBL, Gabelli Funds, G.research, GAMCO, AC, GCIA, Teton Advisors and Mario Gabelli is One Corporate Center, Rye, New York 10580. The business address of GGCP, GGCP Holdings and MJG Associates is 140 Greenwich Avenue, Greenwich, Connecticut 06830. The business address of the Foundation is 165 West Liberty Street, Reno, Nevada 89501. The business address of LICT is 401 Theodore Fremd Avenue, Rye, New York 10580. The business address of CIBL is 165 West Liberty Street, Suite 220, Reno, NV 89501. The business address of ICTC is 556 Main Street, Nome, North Dakota 58062.

(f)	As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 17, 2015. The Schedule 13G/A reports beneficial ownership of shares of Clear Channel Outdoor’s Class A common stock by Mason Capital Management LLC (“Mason Capital Management”), Kenneth M. Garschina and Michael E. Martino with respect to shares directly owned by Mason Capital Master Fund, L.P. (“Mason Capital Master Fund”), the general partner of which is Mason Management LLC (“Mason Management”), and Mason Capital L.P. (“Mason Capital LP”), the general partner of which is Mason Management. Mason Capital Management is the investment manager of each of Mason Capital Master Fund and Mason Capital LP, and Mason Capital Management may be deemed to have beneficial ownership over the shares reported by virtue of the authority granted to Mason Capital Management by Mason Capital Master Fund and Mason Capital LP to vote and exercise investment discretion over such shares. Mr. Garschina and Mr. Martino are managing principals of Mason Capital Management and the sole members of Mason Management. Mason Capital Management, Mr. Garschina and Mr. Martino disclaim beneficial ownership of all shares reported in the Schedule 13G/A pursuant to 13d-4 under the Securities Exchange Act. The business address of each reporting person is 110 East 59th Street, New York, New York 10022.

(g)	As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 13, 2013. Shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II. Shares reported in the Schedule 13G/A for Abrams Capital, LLC (“Abrams Capital”) represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported in the Schedule 13G/A for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC. Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

As reported on a Schedule 13D filed on November 29, 2011, Abrams CM LP and affiliates also own 6,811,407 shares of the Class A common stock of iHeartMedia, which, as of April 6, 2017, represented 22.7% of iHeartMedia’s outstanding Class A common stock and 7.6% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B and Class C common stock are converted to shares of iHeartMedia’s Class A common stock. The iHeartMedia shares reported in the Schedule 13D for ACP II represent shares beneficially owned by ACP II. Shares reported in the Schedule 13D for Abrams Capital represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital serves as general partner. Shares reported in the Schedule 13D for Abrams CM LP and Abrams CM LLC represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. The iHeartMedia shares reported in the Schedule 13D for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC and is a member of iHeartMedia’s Board of Directors.

(h)	As reported on a Schedule 13G/A filed with respect to Clear Channel Outdoor’s Class A common stock on February 9, 2018. The shares of Clear Channel Outdoor’s Class A common stock reported in the Schedule 13G/A may be deemed to be owned by one or more of The Vanguard Group, Inc. and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The business address of each reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(i)	Represents 146,219 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Bressler as of May 9, 2018.

As of May 9, 2018, Mr. Bressler also held 162,323 shares of iHeartMedia’s Class A common stock and 710,000 unvested restricted shares of iHeartMedia’s Class A common stock, which represented 2.7% of iHeartMedia’s outstanding Class A common stock and 1.0% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B and Class C common stock are converted to shares of iHeartMedia’s Class A common stock.

(j)	Represents 287,209 shares of Clear Channel Outdoor’s Class A common stock and vested stock options representing 446,350 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Eccleshare, if exercised.

(k)	Mr. Hendrix and Ms. Sabine are a managing director and an executive vice president, respectively, at Bain Capital Private Equity, L.P. (“Bain Capital”). Entities controlled by Bain Capital and Thomas H. Lee Partners, L.P. (“THL”) hold all of the outstanding shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of iHeartMedia.

(l)	Mr. Jones and Mr. Piedrahita are a managing director and a principal, respectively, at THL. Entities controlled by Bain Capital and THL hold all of the outstanding shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of iHeartMedia.

(m)	Represents 27,722 shares of Clear Channel Outdoor’s Class A common stock held by Mr. Keglevic.

(n)	As of May 9, 2018, Mr. Macri held 34,894 shares of iHeartMedia’s Class A common stock and 140,000 unvested restricted shares of iHeartMedia’s Class A common stock, which collectively represented less than 1.0% of iHeartMedia’s outstanding Class A common stock and less than 1.0% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B and Class C common stock are converted to shares of iHeartMedia’s Class A common stock.

(o)	As of May 9, 2018, Mr. Pittman held 356,936 shares of Clear Channel Outdoor’s Class A common stock.

As of May 9, 2018, Mr. Pittman also held 253,983 shares of iHeartMedia’s Class A common stock, 400,000 unvested restricted shares of iHeartMedia’s Class A common stock and vested stock options to purchase

630,000 shares of iHeartMedia’s Class A common stock, and Pittman CC LLC, a limited liability company controlled by Mr. Pittman, beneficially owned 706,215 shares of iHeartMedia’s Class A common stock. As of May 9, 2018, these holdings collectively represented 6.1% of iHeartMedia’s outstanding Class A common stock and 2.2% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B and Class C common stock are converted to shares of iHeartMedia’s Class A common stock.

(p)	Represents 78,292 shares of Class A common stock of Clear Channel Outdoor, 6,490 unvested restricted shares of Clear Channel Outdoor’s Class A common stock and vested stock options representing 86,725 shares of Clear Channel Outdoor’s Class A common stock, if exercised, held by Mr. Tremblay. Vested stock options to purchase 7,500 of Clear Channel Outdoor’s Class A common stock will expire on May 16, 2018.

(q)	Represents 5,000 shares of Class A common stock of Clear Channel Outdoor, 424,634 shares of unvested restricted Class A common stock of Clear Channel Outdoor and vested stock options and stock options that will vest within 60 days after May 9, 2018, collectively representing 168,124 shares of Clear Channel Outdoor’s Class A common stock, if exercised, held by Mr. Wells.

(r)	As of May 9, 2018, all of our directors and executive officers as a group were the beneficial owners of Clear Channel Outdoor’s Class A common stock as follows: (1) 1,152,046 shares of Clear Channel Outdoor’s Class A common stock held by such persons; (2) 431,124 unvested restricted shares of Clear Channel Outdoor’s Class A common stock held by such persons; and (3) vested stock options and stock options that will vest within 60 days after May 9, 2018, collectively representing 701,199 shares of Clear Channel Outdoor’s Class A common stock, if exercised. As of May 9, 2018, these holdings collectively represented 4.7% of Clear Channel Outdoor’s outstanding Class A common stock and 0.6% of Clear Channel Outdoor’s outstanding Class A common stock assuming all shares of Clear Channel Outdoor’s Class B common stock are converted to shares of Clear Channel Outdoor’s Class A common stock.

As of May 9, 2018, all of our directors and executive officers as a group were the beneficial owners of iHeartMedia’s Class A common stock as follows: (1) 578,275 shares of iHeartMedia’s Class A common stock held by such persons; (2) 1,315,825 unvested restricted shares of iHeartMedia’s Class A common stock held by such persons; (3) vested stock options to purchase 630,000 shares of iHeartMedia’s Class A common stock; and (4) 706,215 shares of iHeartMedia’s Class A common stock held indirectly. As of May 9, 2018, these holdings collectively represented 10.1% of iHeartMedia’s outstanding Class A common stock and 3.5% of iHeartMedia’s outstanding Class A common stock assuming all shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock are converted to shares of iHeartMedia’s Class A common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the persons listed as nominees below for election as directors at the annual meeting of stockholders. Messrs. Piedrahita and Tremblay are currently directors and are standing for re-election. Mr. Pittman has not been nominated for re-election to our Board at the annual meeting but will continue to serve for the remainder of his term until the annual meeting. Effective as of the date of the annual meeting, the number of directors on the Board will be reduced to seven. The directors elected at the annual meeting will serve a three year term or until his successor shall have been elected and qualified, subject to earlier death, resignation or removal. The directors are to be elected by a plurality of the votes cast at the annual meeting. Each nominee has indicated a willingness to serve as directors if elected. Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute. Management has no reason to believe that any nominee will be unable or unwilling to serve if elected.

The following information, which is as of May 9, 2018, is furnished with respect to each of the nominees for election at our annual meeting and each of the other continuing members of our Board.

The Board recommends that you vote “For” the director nominees named below. Properly submitted proxies will be so voted unless stockholders specify otherwise.

NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2021 (CLASS III)

Vicente Piedrahita, age 36, joined THL in March 2012 and is currently a Principal in the firm’s Strategic Resources Group. Prior to joining THL, Mr. Piedrahita worked at Clear Channel Outdoor as Director of Strategic Projects and Initiatives from August 2010 until March 2012 and Monitor Group, a global strategic advisory firm (“Monitor Group”), as a consultant / case team leader from September 2004 until August 2008. Mr. Piedrahita has been a member of our Board since January 2014. Mr. Piedrahita holds a B.A., cum laude, in Sociology from Princeton University and an M.B.A. from Harvard Business School. Mr. Piedrahita was selected to serve as a member of our Board because of his strategic and operational knowledge gained through his experience working at Clear Channel Outdoor, as well as Monitor Group and THL.

Dale W. Tremblay, age 59, has served as President and Chief Executive Officer of C.H. Guenther & Son, Inc., a food marketing and manufacturing company (“C.H. Guenther”), since July 2001. Prior to joining C.H. Guenther, Mr. Tremblay was an officer at the Quaker Oats Company, where he was responsible for all Worldwide Foodservice Businesses. Mr. Tremblay has been a member of our Board since November 2005. He also currently serves on the boards of directors of C.H. Guenther, Texas Capital Bank and NatureSweet Ltd. Mr. Tremblay has a B.A. in Finance from Michigan State University, and served on the Advisory Board for the Michigan State University Financial Analysis Lab and the Business and Community Advisory Council of the Federal Reserve Bank of Dallas. Mr. Tremblay was selected to serve as a member of our Board based on his operational and managerial expertise gained through building and managing a large privately-held company and his international business experience.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2019 (CLASS I)

Blair E. Hendrix, age 53, is a Managing Director of Bain Capital and the head of the firm’s operationally focused Portfolio Group for North America. Mr. Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Mercer Management Consulting), a management consulting firm. Mr. Hendrix has been a member of our Board since August 2008. Mr. Hendrix also currently serves as a director of BMC Software, TWCC Holdings Corp. (The Weather Channel), iHeartCommunications and iHeartMedia and as a member of the board of managers of iHeartMedia Capital I, LLC. He previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation. Mr. Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix was selected to serve as a member of our Board because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Harvey L. Tepner, age 61, is an independent corporate director and private investor. He was a senior executive of WL Ross & Co. LLC, a private equity and alternative investment fund manager (and a subsidiary of Invesco Ltd., a public mutual fund and asset management company) from 2008 to 2015. From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time, Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002, and before Loeb, served as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner began his career with Price Waterhouse in Canada and is a Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner has been a member of our Board since February 2018. Mr. Tepner serves as a director of Core-Mark Holding Company, Inc., Alpha Natural Resources Holdings, Inc., Nine West Holdings, Inc., and Village Roadshow Entertainment Group (BVI) Limited. In February 2016, Mr. Tepner was appointed a director of Zochem Inc., the Canadian subsidiary of Horsehead Holding Corp., a publicly traded company operating in Chapter 11, and served until the consummation of reorganization proceedings in September 2016. Mr. Tepner previously served on the boards of several public and private companies including portfolio companies controlled by WL Ross & Co. Mr. Tepner holds a B.A. from Carleton University and an M.B.A. from Cornell University. Mr. Tepner was selected to serve as a member of our Board for his extensive experience with public companies, his investment banking and private equity background, and his knowledge of regulatory and accounting issues.

Daniel G. Jones, age 43, is a Managing Director at THL and is part of the firm’s Strategic Resources Group, which works in collaboration with senior management and THL investment professionals to drive value at portfolio companies. Prior to joining THL in 2007, Mr. Jones was a management consultant at Monitor Group from 2004 to 2007. He also served as account leader at Monitor Clipper Fund. Before Monitor Group, Mr. Jones worked in a variety of corporate finance roles, lastly as Financial Project Manager and Deputy to the Chief Financial Officer at LAN Airlines, one of the leading Latin American passenger and cargo airlines. Mr. Jones has been a member of our Board since August 2008. He holds a B.A. from Dartmouth College and an M.B.A. from the MIT Sloan School of Management. Mr. Jones was selected to serve as a member of our Board for his experience in acquisitions and financings gained through his work in private equity at THL and his experience in evaluating strategies, operations and risks gained through his work as a consultant.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2020 (CLASS II)

Olivia Sabine, age 39, Ms. Sabine is an Executive Vice President at Bain Capital. Prior to joining Bain Capital in 2006, Ms. Sabine was an Engagement Manager at McKinsey & Co., where she consulted in the healthcare, media and entertainment and consumer products industries. Ms. Sabine has been a member of our Board since March 2015. Ms. Sabine received a B.A., magna cum laude, from Columbia College. In addition to the Clear Channel Outdoor Board, Ms. Sabine also sits on the Board of Trustees at Williamstown Theatre Festival as well as Concord Academy. Ms. Sabine was selected to serve as a member of our Board for her experience in operations gained through her work as a consultant and for her experience in acquisitions and financings gained through her work in private equity at Bain Capital.

Paul Keglevic, age 64, Mr. Keglevic served as the Chief Executive Officer of Energy Future Holdings Corp. (“EFH”), since October 2016 and as Chief Restructuring Officer of EFH since December 2013. Previously Mr. Keglevic served as Executive Vice President and Chief Financial Officer for EFH from June 2008 to October 2016. EFH filed for Chapter 11 bankruptcy protection in April 2014 while Mr. Keglevic served as its Chief Financial Officer and Chief Restructuring Officer. Mr. Keglevic was a partner at PricewaterhouseCoopers (“PWC”), an accounting firm, where he worked from July 2002 to July 2008. At PWC he was the U.S. utility sector leader for six years and the clients and sector assurance leader for one year. Prior to PWC, Mr. Keglevic led the utilities practice for Arthur Andersen, where he was a partner for 15 years. Mr. Keglevic has been a member of our Board since May 2017. Mr. Keglevic serves on the board of directors of Stellus Capital Investment Corp. and Bonzanza Creek Energy, Inc. and has served as a member of the board of directors of several subsidiaries of EFH and the Dallas and State of California Chambers of Commerce and several other charitable and advisory boards. Mr. Keglevic received his B.S. in accounting from Northern Illinois University and is a certified public accountant. Mr. Keglevic was selected to serve as a member of our Board for his extensive experience with public companies and knowledge of accounting and regulatory issues.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Dale W. Tremblay, Chairman

Paul Keglevic

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements. Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives. We specifically caution investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

We believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
•	recruit, motivate and retain executive talent; and
•	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance
Bonus	Cash	Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or

Element	Form	Purpose
individual goals intended to correlate closely with the growth of long-term stockholder value
Long-term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation

Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other Benefits and Prerequisites

Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)

Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2017, we held a stockholder advisory vote on the compensation of our named executive officers. More than 99% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2017 proxy statement. Accordingly, we made no significant changes to the objectives or structure of our executive compensation program. We currently hold our say-on-pay vote once every three years. Accordingly, we expect that our next say-on-pay advisory vote will occur at our annual meeting of stockholders in 2020. We also expect our next vote on the frequency of say-on-pay votes to occur at our annual meeting of stockholders in 2023.

COMPENSATION OF OFFICERS EMPLOYED BY IHEARTMEDIA

The following of our named executive officers were employed by and received compensation from iHeartMedia in 2017:

•	Robert W. Pittman, our Chief Executive Officer;
•	Richard J. Bressler, our Chief Financial Officer (Principal Financial Officer); and
•	Steven J. Macri, our Senior Vice President—Corporate Finance.

Accordingly, the 2017 compensation for Messrs. Pittman, Bressler and Macri was set by the Compensation Committee of the Board of Directors of iHeartMedia. Clear Channel Outdoor’s Compensation Committee had no involvement in recommending or approving their compensation.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a portion of the 2017 compensation for Messrs. Bressler and Macri was allocated to us in recognition of their services provided to us pursuant to a Corporate Services Agreement between us and a subsidiary of iHeartMedia. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly. See footnote (g) to the Summary Compensation Table below for a description of the allocations. Additionally, upon termination or a change in control, a portion of certain payments that would be due to Messrs. Bressler and Macri would be allocated to us, as reflected in the Potential Payments Upon Termination or Change in Control table set forth below. These allocations were or would be made, as applicable, based on Clear Channel Outdoor’s OIBDAN (as defined below) as a percentage of iHeartMedia’s OIBDAN for the prior year, each as reported in connection with year-end financial results. For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expenses and amortization of deferred system implementation costs as well as the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense), net; equity in earnings (loss) of nonconsolidated affiliates; interest expense; interest income on the Due from iHeartCommunications Note; other operating income, net; depreciation and amortization; and impairment charges. Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to us.

All references in this Compensation Discussion and Analysis to compensation policies and practices for our executive officers should be read to exclude the compensation policies and practices applicable to Messrs. Pittman, Bressler and Macri and any other executive officers whose compensation was determined by iHeartMedia, other than with respect to Clear Channel Outdoor equity awards provided to those individuals. Accordingly, except as otherwise indicated below, references in this Compensation Discussion and Analysis to our named executive officers are intended to include:

•	C. William Eccleshare, Chairman and Chief Executive Officer of our International division (“CCI”); and
•	Scott R. Wells, Chief Executive Officer of our Americas division (“CCOA”).

COMPENSATION PRACTICES

The Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of our named executive officers (other than Messrs. Pittman, Bressler and Macri) on an annual basis. All compensation decisions are made within the scope of each named executive officer’s employment agreement, if any.

In making decisions with respect to each element of executive compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

•	the terms of our named executive officers’ employment agreements, if any;
•	the recommendations of the Chief Executive Officer;
•	the value of previous equity awards;
•	internal pay equity considerations; and
•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, we believe that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders. Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both. In conjunction with the annual incentive bonus awards, the Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration.  Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement, if any. In the case of our named executive officers who have employment agreements with us, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis.  Mr. Eccleshare’s base salary increased to $1,000,000 in connection with his promotion to serve as our Chief Executive Officer on January 24, 2012. Mr. Eccleshare’s base salary remained at that level for 2017.

In March 2015, we hired Mr. Wells as Chief Executive Officer of our Americas division. Under his employment agreement, Mr. Wells was provided an initial base salary of $750,000. His base salary remained at that level for 2017.

For a more detailed description of the employment agreements of the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Plan

Administration.   Each of our named executive officers participates in our 2015 Executive Incentive Plan (the “Annual Incentive Plan”), other than Messrs. Pittman, Bressler and Macri, who participate in iHeartMedia’s 2015 Executive Incentive Plan. The Annual Incentive Plan is administered by the Compensation Committee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The Annual Incentive Plan was designed to allow awards to qualify for the performance-based compensation exception under Section 162(m) of the Code.

The performance goals for our named executive officers are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the Board, the Chief Financial Officer and other senior executive officers of Clear Channel Outdoor, within any parameters specified within each executive’s employment agreement. The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own) to the Compensation Committee for its review, consideration and approval. The Compensation Committee has complete discretion to accept, reject or modify the recommendations of the Chief Executive Officer.

The 2017 annual incentive bonuses were based on the following performance goals (as further described below): (1) Mr. Eccleshare’s performance goals were based upon achievement of a targeted OIBDAN level for

CCI and certain qualitative performance objectives which contributed to CCI’s performance, and (2) Mr. Wells’ performance goals were based on the achievement of a targeted OIBDAN level for CCOA, excluding Latin America, and Latin America and certain qualitative performance objectives, which contributed to CCOA’s performance.

The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals. No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual). The Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable.

The Compensation Committee follows the process set forth below to determine the annual incentive bonuses for Messrs. Eccleshare and Wells:

•	at the outset of the fiscal year:

•	set performance goals for the year for Clear Channel Outdoor and the operating divisions;
•	set individual performance goals for each participant; and
•	set a target and maximum annual incentive bonus for each applicable participant; and

•	after the end of the fiscal year, determine the earned amounts by measuring actual performance against the predetermined goals of Clear Channel Outdoor and the operating divisions, as well as any individual performance goals.

Analysis.  In determining whether the 2017 financial performance goals were met, the Compensation Committee considered the financial results of Clear Channel Outdoor and its operating divisions from January 1, 2017 to December 31, 2017. For 2017, the performance-based goals applicable to our named executive officers are set forth under “—Summary of 2017 Cash Incentive Payments for each Named Executive Officer” below.

For 2017, Clear Channel Outdoor’s OIBDAN performance was negatively impacted by the macroeconomic environment. As a result, Clear Channel Outdoor and its operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels.

Supplemental Incentive Plan

Administration. Mr. Eccleshare participates in the Clear Channel Outdoor Holdings, Inc. 2015 Supplemental Incentive Plan (the “SIP”). Our stockholders approved the SIP in May 2015.

The SIP is intended to provide additional bonus opportunities as an incentive to the executive officers to contribute to the growth, profitability and increased stockholder value of Clear Channel Outdoor and for the retention of such executives. Under the SIP, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The performance period for awards under the SIP is twelve months. The achievement of an earned award is determined as soon as practicable after the end of the applicable performance period. Unless otherwise communicated to a participant in a written agreement, payment of the awards shall not occur until the 90-day period following the third anniversary of the beginning of the applicable performance period, subject to the participant’s continued employment through such payment date. Pursuant to the terms of his employment agreement, Mr. Eccleshare’s earned SIP bonuses are paid by Clear Channel Outdoor in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period, in each case contingent upon his continued employment through the applicable payment date.

In 2017, Mr. Eccleshare received a SIP bonus opportunity based on certain qualitative performance objectives, which contributed to CCI’s performance.

Analysis. For 2017, the individual performance-based goals for Mr. Eccleshare are set forth under “—Summary of 2017 Cash Incentive Payments for each Named Executive Officer” below. Following the end of 2017, the Compensation Committee determined that Mr. Eccleshare met his performance objectives, and Mr. Eccleshare’s 2017 SIP bonus was earned at 100% of target. The Compensation Committee believed that the payment of SIP awards in increments over a three-year period, subject to continued employment, would enhance the retention value of these awards.

Summary of 2017 Cash Incentive Payments for each Named Executive Officer

C. William Eccleshare

Pursuant to his employment agreement, Mr. Eccleshare’s target bonus for 2017 under the Annual Incentive Plan was set at $1,000,000, with 70% based on the achievement of OIBDAN at CCI of $246.5 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2017 was set at $2,000,000. For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN was calculated in the same manner as CCI’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis, to exclude restructuring expenses and to allocate the applicable corporate expenses to CCI. CCI’s reportable OIBDAN is defined as CCI’s operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Eccleshare’s individual qualitative performance objectives for 2017 consisted of: (1) re-shaping CCI’s operating model; (2) talent and succession planning; (3) continuing to outperform the out-of-home market; (4) increasing digital revenue; and (5) remaining focused on compliance and regulation. CCI’s 2017 OIBDAN was approximately $208.5 million, which was below the OIBDAN minimum. Based on Mr. Eccleshare’s level of achievement of his qualitative performance objectives described above, Mr. Eccleshare received an annual incentive bonus of $300,000. In addition, based on the subjective review of Mr. Eccleshare’s performance by our Compensation Committee, Mr. Eccleshare received an additional $250,000 bonus in respect of 2017 performance, for an aggregate 2017 bonus of $550,000. The annual incentive bonus of $300,000 is reflected in the Non-Equity Incentive Plan Compensation column and the additional $250,000 bonus is reflected in the Bonus column of the Summary Compensation Table for 2017.

Pursuant to a SIP bonus opportunity approved for Mr. Eccleshare by our Compensation Committee with respect to 2017 performance, Mr. Eccleshare also earned an additional $300,000 SIP bonus based on achieving the following additional performance objectives established by our Compensation Committee for Mr. Eccleshare with respect to our business: (1) positioning CCI at the forefront of programmatic delivery in the out-of-home environment; and (2) partnering with iHeartMedia on restructuring transactions and managing any impact on CCI. Of the $300,000 SIP bonus earned with respect to 2017 performance, $100,000 was paid at the end of February 2018, and the remaining $200,000 will be paid in equal installments of $100,000 each at the same time as the annual incentive bonus payments in 2019 and 2020 if Mr. Eccleshare remains employed on the applicable payment dates. In addition, at the end of February 2018, Mr. Eccleshare was paid the third of three $80,000 installments pursuant to his earned 2015 SIP bonus. He was also paid the second of three $90,000 installments pursuant to his earned 2016 SIP bonus. The final $90,000 installment of the 2016 SIP bonus will be paid at the same time as the annual incentive bonus payments are paid generally in 2019 if Mr. Eccleshare remains employed on the payment date. The $80,000 payment of the 2015 SIP bonus, the $90,000 payment of the 2016 SIP bonus and the $100,000 payment of the 2017 SIP bonus are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2017.

In March 2017, in accordance with his amended employment agreement, Mr. Eccleshare received a cash payment of $1.1 million as a bonus in lieu of the severance payment Mr. Eccleshare would have been entitled to pursuant to a prior employment agreement, which payment was conditioned on his continued employment through March 2017. This payment is reflected in the Bonus column of the Summary Compensation Table for 2017.

Pursuant to the amendment to his employment agreement, Mr. Eccleshare was paid a retention award of $875,000 on January 1, 2018, which will be reflected as compensation in the Summary Compensation Table for 2018. This retention award is subject to his continued employment through June 30, 2019. He will also receive an additional retention payment of $875,000 on January 1, 2020 subject to his continued employment through June 30, 2020.

Scott R. Wells

Pursuant to his employment agreement, Mr. Wells’ target bonus for 2017 under the Annual Incentive Plan was set at $750,000, with 65% based on the achievement of OIBDAN at CCOA, excluding Latin America, of $443.9 million, 5% based on the achievement of Latin America OIBDAN of $24.1 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2017 was set at $1,500,000. For purposes of calculating Mr. Wells’ bonus, OIBDAN was calculated in the same manner as CCOA’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis, to exclude restructuring expenses and to allocate the applicable corporate expenses to CCOA. CCOA’s reportable OIBDAN is defined as CCOA’s operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Wells’ individual qualitative performance objectives for 2017 consisted of: (1) proactively managing liquidity levers while still strategically driving footprint growth; (2) driving national sales group growth; (3) driving customer valued innovation to increase use of Outdoor by national advertisers; (4) embedding solution-selling techniques and digital fluency in our local markets and reducing customer churn; (5) continuing to drive winning culture and high talent standards; (6) resolving our Los Angeles digital billboard litigation; and (7) continuing to raise the bar for a winning culture at CCOA. The 2017 CCOA OIBDAN, excluding Latin America, was approximately $409.9 million which was below the OIBDAN target but above the OIBDAN minimum. The Latin America OIBDAN was approximately $22.6 million which was below the OIBDAN target, but above the OIBDAN minimum. Based on the achieved OIBDAN levels, together with Mr. Wells’ level of achievement of his qualitative performance objectives described above, Mr. Wells received an annual incentive bonus of $551,396. The annual incentive bonus of $551,396 is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2017.

Long-Term Incentive Compensation

Administration.  Our named executive officers participate in our 2012 Amended and Restated Stock Incentive Plan or our previous 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”), which allow for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. The 2012 Amended and Restated Stock Incentive Plan is administered by our Compensation Committee. See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the 2012 Amended and Restated Stock Incentive Plan. As of December 31, 2017, there were 247 employees holding outstanding stock incentive awards under the 2012 Amended and Restated Stock Incentive Plan and the 2005 Stock Incentive Plan. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above. Long-term incentive compensation typically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals. The Board believes equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units.  Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of our Class A common stock on the date of grant and with a 10-year term. We typically define fair market value as the closing price on the date of grant. Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards. Vesting schedules are set by the Compensation Committee in its discretion and vary on a case by case basis. All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control. All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the Compensation Committee.

Analysis.  Effective as of February 24, 2017, in lieu of dividends that were paid to stockholders, the Compensation Committee granted Mr. Eccleshare (i) an award of 20,719 restricted stock units which vest based on time according to the original vesting schedules of the outstanding restricted stock unit awards; and (ii) 2,702 shares of Clear Channel Outdoor Class A common stock. Also, on June 30, 2017, the Compensation Committee granted Mr. Eccleshare an award of 70,588 restricted stock units, which shall vest based on time.

On June 28, 2017, the Compensation Committee granted Mr. Wells an award of 88,235 restricted shares, which shall vest based on time. Also, on September 7, 2017, the Compensation Committee granted Mr. Wells an award of 208,333 restricted shares, which shall vest based on time.

As mentioned above, the Compensation Committee typically considers internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers. However, the Committee does so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives. For further information about the 2017 long-term incentive awards, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading in this proxy statement.

Equity Award Grant Timing Practices

Regular Annual Equity Award Grant Dates.  The grant date for regular annual stock options and other equity awards, as applicable, for employees, including the named executive officers and for our independent directors, typically is in the first half of the year. During 2017, our compensation committee granted equity awards to our named executive officers in September, and our Board granted equity awards to our independent directors in July 2017. See “Director Compensation” set forth below in this proxy statement for additional information regarding the compensation program for our independent directors.

Employee New Hires/Promotions Grant Dates.  Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the time of hire or promotion or at the regularly scheduled meeting of the Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Compensation Committee.

Initial Equity Award Grant Dates for Newly-Elected Independent Directors.  Grants of stock options and other equity awards, as applicable, to newly-elected independent directors generally are made at the regularly scheduled meeting of the Board following their election. If an independent director is appointed between regularly scheduled Board meetings, then grants of stock options and other equity awards, as applicable, generally are made at the first meeting in attendance after such appointment.

Timing of Equity Awards.  We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

We provide certain personal benefits to our named executive officers. The primary personal benefits provided to one or more of the named executive officers include: (1) certain pension benefits (or payments in lieu thereof) in the United Kingdom; (2) company matching 401(k) contributions in the U.S.; (3) tax services and gross-up; (4) private medical insurance for officers who are not U.S. citizens; (5) supplemental life insurance; (6) legal fees; (7) personal use of Company aircraft; and (8) transportation, automobile allowances and the use of a car service.

Mr. Eccleshare participates in a private pension scheme (not sponsored by Clear Channel Outdoor) and, pursuant to his employment agreement, is entitled to have the Company contribute a portion of his salary to the private pension scheme. The pension scheme provides pension income at retirement based upon contributions made during the employee’s years of participation. Mr. Eccleshare is required to make contributions to this scheme in order for the Company to make contributions (or provide cash benefits to him as salary in lieu of such contributions). He also receives a car allowance in the United Kingdom, private medical insurance and we have agreed to make a car service available for his business use in the United States. In addition, we provide private medical insurance benefits and supplemental life insurance to Mr. Eccleshare.

The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation, it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table. For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Committee.  The Compensation Committee is primarily responsible for conducting reviews of our executive compensation policies and strategies, overseeing and evaluating our overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals and approving equity awards. The responsibilities of the Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of Executive Officers.  The Chief Executive Officer provides reviews and recommendations regarding executive compensation programs, policies and governance for the Compensation Committee’s consideration. His responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with Clear Channel Outdoor’s objectives;
•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
•	recommending pay levels, payout and awards for executive officers other than himself.

The Compensation Committee has the responsibility for administrating performance awards under the Annual Incentive Plan. These duties included, among other things, setting the performance period, setting the performance goals and certifying the achievement of the predetermined performance goals by each named executive officer.

Use of Compensation Consultants.  As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” our parent entity provides us with certain services, including human resources support. During 2017, iHeartMedia’s management retained Willis Towers Watson (“Willis”) to provide (1) executive compensation benchmarking data, and (2) incentive and retention compensation design advice.

iHeartMedia requested and received responses from Willis addressing its independence, including the following factors: (1) other services provided to iHeartMedia and its subsidiaries by Willis; (2) fees paid iHeartMedia and its subsidiaries as a percentage of Willis’ total revenue; (3) policies or procedures maintained by Willis that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any iHeartMedia or Clear Channel Outdoor stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and Willis or the individual consultants involved in the engagements. The iHeartMedia Compensation Committee discussed these considerations and concluded that Willis’ work does not raise any conflict of interest.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor may deduct for Federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.” The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits. To maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and may award compensation that is not deductible to the extent consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the 2012 Amended and Restated Stock Incentive Plan, in accordance with the requirements of FASB ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2017, 2016 and 2015 for the principal executive officer (“PEO”), the principal financial officer (“PFO”) and the next three most highly compensated executive officers serving during 2017 (collectively, the “named executive officers”). As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a portion of the compensation for 2017, 2016 and 2015 for Richard J. Bressler and Steven J. Macri paid by iHeartMedia was allocated to us in recognition of their services provided to us. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly. Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to us.

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)	Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)		Total ($)
Robert W. Pittman Chief Executive Officer (PEO)(e)	2017	—		—		—	—	—		534,469		534,469
	2016	—		—		—	—	—		409,860		409,860
	2015	—		—		857,082	—	—		—		857,082

Richard J. Bressler Chief Financial Officer (PFO)(f)	2017	427,920	(g)	1,073,366	(g)	—	—	1,440,664	(g)	571,919	(g)	3,513,869
	2016	452,520	(g)	62,529	(g)	—	—	767,091	(g)	450,695	(g)	1,732,835
	2015	464,640	(g)	67,734	(g)	321,397	—	590,506	(g)	17,282	(g)	1,461,559

C. William Eccleshare Chief Executive Officer – International division(h)	2017	964,948	(i)	1,350,000		451,259	—	570,000		251,240		3,587,447
	2016	927,601	(i)	1,200,000		554,296	—	955,190		255,721		3,892,808
	2015	1,043,630	(i)	—		—	—	961,686		372,670		2,377,986

Scott R. Wells Chief Executive Officer – Americas division(j)	2017	750,000		—		1,262,865	—	551,396		5,000		2,569,261
	2016	750,000		50,000		532,067	72,857	784,385		5,000		2,194,309
	2015	621,875		—		485,340	1,664,649	483,067		5,000		3,259,931

Steven J. Macri Senior Vice President – Corporate Finance(k)	2017	124,810	(g)	222,875	(g)	—	—	90,933	(g)	892	(g)	439,510
	2016	130,100	(g)	27,647	(g)	—	—	175,956	(g)	943	(g)	334,646
	2015	123,904	(g)	51,837	(g)	—	—	104,979	(g)	968	(g)	281,688

(a)	The amounts reflect:

•	For Messrs. Bressler and Macri, the portion allocated to Clear Channel Outdoor of the following cash payments from iHeartMedia, (1) cash payments for 2017, 2016 and 2015 as additional bonus awards in respect of 2017, 2016 and 2015 performance, respectively, and (2) cash payments related to iHeartMedia’s 2017 retention awards;

•	For Mr. Eccleshare, (1) cash payments of $250,000 and $100,000 as additional bonus awards in respect of 2017 and 2016 performance, respectively, from Clear Channel Outdoor and (2) cash payments of $1.1 million in each of 2017 and 2016 related to a severance payment Mr. Eccleshare would have been entitled to pursuant to his prior employment agreement; and

•	For Mr. Wells, a cash payment for 2016 as an additional bonus award in respect of 2016 performance from Clear Channel Outdoor.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)

The amounts shown in the Stock Awards column include the full grant date fair value of time-vesting restricted stock awarded to Messrs. Pittman, Bressler, Eccleshare and Wells by Clear Channel Outdoor in 2017, 2016 and 2015, as applicable, computed in accordance with the requirements of FASB ASC Topic

718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For time-vesting restricted stock awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant. See “Grants of Plan Based Awards” for additional details.

The amounts shown in the Option Awards column reflect the full grant date fair value of time-vesting stock options awarded to Mr. Wells by Clear Channel Outdoor in 2016 and 2015, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. See “Grants of Plan Based Awards” for additional details.

For further discussion of the assumptions made in valuation, see also Note 8-Stockholders’ Equity (Deficit) beginning on page A-72 of Appendix A.

(c)	The amounts reflect:

•	For Messrs. Bressler and Macri, the portion allocated to Clear Channel Outdoor of (1) cash payments from iHeartMedia as annual incentive plan awards for 2017, 2016 and 2015 under its 2015 Executive Incentive Plan, each pursuant to pre-established performance goals; (2) for 2016, cash payments in 2017 of $400,000 and $320,000, respectively, earned pursuant to an iHeartMedia SIP bonus based on pre-established performance goals with respect to 2014; and (3) for 2017, cash payments in 2018 of $500,000 and $300,000, respectively, earned pursuant to an iHeartMedia SIP bonus based on pre-established performance goals with respect to 2015.

•	For Mr. Bressler, for 2017, the portion allocated to Clear Channel Outdoor of cash payments pursuant to pre-established goals under the iHeartMedia 2017 Key Employee Incentive Plan.

•	For Mr. Eccleshare, (1) cash payments from Clear Channel Outdoor as annual incentive plan awards for 2017, 2016 and 2015 under the 2015 Executive Incentive Plan pursuant to pre-established performance goals; (2) for 2017, a cash payment in 2018 of (a) the final one-third ($80,000) of the $240,000 earned pursuant to the 2015 SIP bonus, (b) the second one-third ($90,000) of the $270,000 earned pursuant to the 2016 SIP bonus and (c) one-third ($100,000) of the $300,000 earned pursuant to the 2017 SIP bonus; (3) for 2016, a cash payment in 2017 of (a) the final one-third ($85,000) of the $255,000 earned pursuant to the 2014 SIP bonus, (b) a second one-third ($80,000) of the $240,000 earned pursuant to the 2015 SIP bonus, and (c) one-third ($90,000) of the $270,000 earned pursuant to the 2016 SIP bonus; and (4) for 2015, a cash payment in 2015 of (a) the final one-third ($84,000) of the $252,000 earned pursuant to the 2013 SIP bonus, (b) a second one-third ($85,000) of the $255,000 earned pursuant to the 2014 SIP bonus, and (c) one-third ($80,000) of the $240,000 earned pursuant to the 2015 SIP bonus. The remaining $90,000 of the 2016 SIP bonus will be paid in 2019 and the remaining $200,000 of the 2017 SIP bonus will be paid in equal installments in 2019 and 2020, in each case if Mr. Eccleshare remains employed at the payment dates.

•	For Mr. Wells, cash payments from Clear Channel Outdoor as annual incentive plan awards for 2017, 2016 and 2015 under the 2015 Executive Incentive Plan pursuant to pre-established performance goals.

With respect to 2017, (1) Mr. Bressler also earned an additional $500,000 from iHeartMedia (a portion of which was allocated to Clear Channel Outdoor under the Corporate Services Agreement) and (2) Mr. Macri also earned an additional $400,000 from iHeartMedia (a portion of which was allocated to Clear Channel Outdoor under the Corporate Services Agreement) under the iHeartMedia SIP, in each case based on pre-established performance goals with respect to 2017. These amounts are not reflected in the Non-Equity Incentive Plan Compensation column with respect to 2017 because they were paid in February 2018 and have a clawback provision, which requires them to repay the after-tax value of the bonus if certain termination events occur prior to January 1, 2020.

(d)	As described below, for 2017 the All Other Compensation column reflects:

•	amounts we contributed under our 401(k) plan as a matching contribution for the benefit of Mr. Wells in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;

•	personal tax services paid by us for Mr. Eccleshare;
•	tax gross-ups on tax services for Mr. Eccleshare;
•	legal expenses for Mr. Eccleshare;
•	the cost of private medical insurance for the benefit of Mr. Eccleshare;
•	the cost of premiums for a supplemental life insurance benefit for Mr. Eccleshare;
•	automobile allowances and transportation expenses for the benefit of Mr. Eccleshare in the United Kingdom
•	amounts reimbursed for car service expenses incurred by Mr. Bressler; and
•	accrued dividends paid on Clear Channel Outdoor restricted shares that vested during 2017 for Messrs. Pittman and Bressler.

For 2017, the All Other Compensation column also reflects (1) the allocation to us pursuant to the Corporate Services Agreement of amounts iHeartMedia contributed under the 401(k) plan as a matching contribution for the benefit of Messrs. Bressler and Macri; (2) the allocation to us of an amount iHeartMedia contributed for the personal use of the Company aircraft by Mr. Bressler and (3) accrued dividends on CCOH restricted shares that vested during 2017 for Messrs. Pittman and Bressler.

Mr. Eccleshare is a citizen of the United Kingdom. The amounts reported for Mr. Eccleshare for 2017 that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rate of £1=$1.2878 for the year ended December 31, 2017.

	Pittman	Bressler	Eccleshare	Wells	Macri
Plan contributions (or payments in lieu thereof)	$ —	$1,783	$130,772	$5,000	$892
Aircraft usage	—	3,961	—	—	—
Tax services	—	—	33,310	—	—
Tax services tax gross-up	—	—	20,438	—	—
Legal fees	—	$1,662	4,926	—	—
Private medical insurance	—	—	27,891	—	—
Supplemental life insurance benefit	—	—	10,722	—	—
Automobile allowance/transportation	—	—	23,181	—	—
Car service expense	—	9,760	—	—	—
Accrued Dividends	534,469	554,753	—	—	—

Total	$534,469	$571,919	$251,240	$5,000	$892

Mr. Eccleshare is reimbursed for car service use for commuting and other personal purposes. Pursuant to his employment agreement, Mr. Eccleshare receives certain tax and other benefits.

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on actual costs. For a description of the items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

From time to time, our officers use aircraft owned or leased by iHeartMedia, pursuant to iHeartMedia’s Aircraft Policy. The value of personal aircraft usage reported above is based on iHeartMedia’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. iHeartMedia applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which iHeartMedia reimburses the aircraft management company for costs that would otherwise be incurred directly by iHeartMedia (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by iHeartMedia. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

(e)

Mr. Pittman became Chief Executive Officer of iHeartMedia on October 2, 2011 and was appointed as our Chief Executive Officer on March 2, 2015. Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to Clear Channel Outdoor. Accordingly, all of Mr. Pittman’s compensation for 2017 is reflected in iHeartMedia’s Summary Compensation Table for 2017.

(f)	Mr. Bressler became our Chief Financial Officer on July 29, 2013. The summary compensation information presented above for Mr. Bressler reflects his service in that capacity during 2015, 2016 and 2017.

(g)	As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a subsidiary of iHeartMedia provides, among other things, certain executive officer services to us. Pursuant to the Corporate Services Agreement, based on our OIBDAN as a percentage of iHeartCommunications’ total OIBDAN, we were allocated 35.66% of certain amounts for 2017, 37.71% of certain amounts for 2016, and 38.72% of certain amounts for 2015. For Mr. Bressler, allocated amounts are determined by applying the applicable percentage against all of his 2017, 2016 and 2015 iHeartMedia compensation. For Mr. Macri, the 2017, 2016 and 2015 are determined by applying the applicable percentage against half of his 2017, 2016 and 2015 compensation, based on the portion of his role that is tied to Clear Channel Outdoor as Senior Vice President—Corporate Finance (50%). For Mr. Pittman, none of his 2017, 2016 and 2015 from iHeartMedia compensation was allocated to Clear Channel Outdoor.

The Summary Compensation Table above reflects these allocated amounts, as described below:

•	The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect the portion of the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation amounts allocated to us pursuant to the Corporate Services Agreement for Messrs. Bressler and Macri for 2017, 2016 and 2015.

The tables below reflect 100% of the applicable Salary, Bonus, Non-Equity Incentive Plan Compensation amounts and All Other Compensation amounts paid by iHeartMedia to Messrs. Pittman, Bressler and Macri, the allocated percentage of which is included in the Summary Compensation Table above for Messrs. Bressler and Macri. For Messrs. Pittman and Bressler, who also are named executive officers of iHeartMedia, these amounts will be disclosed by iHeartMedia in iHeartMedia’s Summary Compensation Table.

	iHeartMedia Salary
	2017	2016	2015
Robert W. Pittman	$1,200,000	$1,200,000	$1,200,000
Richard J. Bressler	1,200,000	1,200,000	1,200,000
Steven J. Macri	700,000	690,000	640,000

	iHeartMedia Bonus and Non-Equity Incentive Plan Compensation
	2017	2016	2015
Robert W. Pittman	$11,050,000	$1,800,000	$1,700,000
Richard J. Bressler	7,050,000	2,200,000	1,700,000
Steven J. Macri	1,760,000	1,079,836	810,000

	iHeartMedia All Other Compensation
	2017	2016	2015
Robert W. Pittman	$1,152,112	$1,654,672	$698,919
Richard J. Bressler	602,889	453,809	44,633
Steven J. Macri	5,000	5,000	5,000

(h)

On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of Clear Channel Outdoor, overseeing both CCOA and CCI and served in that position until March 2, 2015, when he transitioned to become Chairman and Chief Executive Officer of our International division. The summary compensation information presented above for Mr. Eccleshare reflects his service in those capacities during the relevant periods, as well as his service as a director of Clear Media Limited, as described in footnote (i) below. Mr. Eccleshare is a citizen of the United Kingdom and compensation amounts reported for him in the Summary Compensation Table that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of £1=$1.2878, £=$1.3495 and £1=$1.5281 for the years ended December 31, 2017, 2016 and 2015, respectively.

(i)	The amounts in the Salary column for Mr. Eccleshare include his base salary for his service as an officer of ours, as well as amounts paid for his service as a director of our majority-owned subsidiary, Clear Media Limited. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid for the periods during which he served as a director of Clear Media Limited are set forth in the table below. The amounts reflected in the table have been converted from Hong Kong dollars to U.S. dollars using the average exchange rate of HK$1=$0.1283 for the year ended December 31, 2017, HK$1=$0.1288 for the year ended December 31, 2016 and HK$1=$0.1290 for the year ended December 31, 2015.

	2017	2016	2015
C. William Eccleshare	$25,660	$21,896	$18,060

(j)	Mr. Wells became the Chief Executive Officer of CCOA on March 3, 2015. The summary compensation information presented above for Mr. Wells reflects his service in that capacity during 2017, 2016 and 2015.

(k)	Mr. Macri became our Senior Vice President—Corporate Finance on September 9, 2014, and has served as Executive Vice President and Chief Financial Officer of the iHeartMedia division since October 7, 2013. The summary compensation information presented above for Mr. Macri reflects his service in that capacity during 2017, 2016 and 2015.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Messrs. Eccleshare and Wells have employment agreements with us and Messrs. Pittman, Bressler and Macri have employment agreements with iHeartMedia. Certain elements of their compensation are determined based on their respective employment agreements. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” iHeartCommunications, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of iHeartCommunications, and a portion of their compensation is allocated to us in recognition of their services provided to us. Accordingly, a portion of the compensation for 2017, 2016 and 2015 for Richard J. Bressler and Steven J. Macri was allocated to us in recognition of their services provided to us under the Corporate Services Agreement. The provisions of the employment agreements for Messrs. Bressler and Macri are described below to the extent that amounts payable thereunder would be or have been allocated to us under the Corporate Services Agreement.

Robert W. Pittman

On October 2, 2011, iHeartMedia entered into an employment agreement with Robert W. Pittman, pursuant to which he serves as Chief Executive Officer of iHeartMedia and served as Executive Chairman of the Board of Directors of CCOH. On March 2, 2015, Mr. Pittman became the Chairman and Chief Executive Officer of CCOH. The October 2, 2011 employment agreement superseded the consulting agreement that Mr. Pittman previously entered into with iHeartMedia and Pilot Group Manager LLC, dated November 15, 2010, and had an initial term ending on December 31, 2016, with automatic 12-month extensions thereafter unless either party provided prior notice electing not to extend the employment agreement. On January 13, 2014, iHeartMedia entered into an amended and restated employment agreement with Mr. Pittman. The amended and restated employment agreement has an initial five-year term ending on January 13, 2019, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to his amended and restated employment agreement, Mr. Pittman’s minimum base salary is $1,200,000 per year. His base salary may be increased (but not decreased) at the discretion of iHeartMedia’s Board or its compensation committee. Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by iHeartMedia’s Board or its compensation committee after consultation with Mr. Pittman. Under the amended and restated employment agreement, beginning in 2014, Mr. Pittman’s aggregate target annual performance bonus is 150% of his annual base salary. For 2017, Mr. Pittman received an annual incentive bonus of $1,800,000, which included an additional bonus in respect of 2017 performance of $1,260,000. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. iHeartMedia leases this aircraft from a company controlled by Mr. Pittman. See “Certain Relationships and Related Party Transactions—Commercial Transactions.” If a company aircraft is not available due to service or maintenance issues, iHeartMedia will charter a comparable aircraft for Mr. Pittman’s business and personal use. iHeartMedia also will make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on company business.

Pursuant to his previous employment agreement, on October 2, 2011, Mr. Pittman was granted a stock option to purchase 830,000 shares of iHeartMedia’s Class A common stock. See “—Outstanding Equity Awards at Fiscal Year-End” below. In connection with the amended and restated employment agreement, on January 13, 2014, iHeartMedia and Mr. Pittman amended his stock option to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, effective January 13, 2014, 252,000 of the options were vested and 378,000 of the options vested ratably on the third, fourth and fifth anniversary of the October 2, 2011 grant date.

Pursuant to the amended and restated employment agreement, on January 13, 2014, iHeartMedia granted Mr. Pittman 350,000 restricted shares of iHeartMedia’s Class A common stock. Mr. Pittman’s iHeartMedia restricted stock award is divided into two tranches consisting of: (1) 100,000 shares (the “Tranche 1 Shares”) and (2) 250,000 shares (the “Tranche 2 Shares”). The Tranche 1 Shares vest in two equal parts on each of December 31, 2017 and December 31, 2018. The Tranche 2 Shares vest only if the Sponsors receive a 100% return on their investment in iHeartMedia in the form of cash returns. In addition, as provided in the amended and restated employment agreement, on January 13, 2014, CCOH granted Mr. Pittman 271,739 restricted shares of Clear Channel Outdoor’s Class A common stock. Mr. Pittman’s CCOH restricted stock award vested in two equal parts on each of December 31, 2016 and December 31, 2017.

Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in the amended and restated employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Under the employment agreement, Mr. Pittman is required to protect the secrecy of the confidential information of iHeartMedia, CCOH and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

On July 29, 2013, iHeartMedia entered into an employment agreement with Mr. Bressler. The employment agreement has an initial term ending on December 31, 2018, with automatic 12-month extensions beginning on January 1, 2019 unless either party gives prior notice electing not to extend the employment agreement.

Under the employment agreement, Mr. Bressler receives a base salary from iHeartMedia at a rate no less than $1,200,000 per year, subject to increase at the discretion of iHeartMedia’s board of directors or its compensation committee. Mr. Bressler also has the opportunity to earn an annual performance bonus from iHeartMedia for the achievement of reasonable performance goals established annually by iHeartMedia’s board of directors or its compensation committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned from iHeartMedia when all of Mr. Bressler’s performance objectives are achieved will be not less than 150% of Mr. Bressler’s base salary amount. In addition to the annual bonus, Mr. Bressler is also eligible for an additional annual bonus opportunity under the iHeartMedia SIP of up to $500,000, based on iHeartMedia’s achievement of one or more annual performance goals determined by iHeartMedia’s chief executive officer and approved by iHeartMedia’s board of directors or a committee thereof. Any SIP bonus amounts will be paid during the quarter that follows the third anniversary of the beginning of the applicable performance period and will be contingent in each case upon Mr. Bressler’s continued employment through the applicable payment date. For 2017, Mr. Bressler received from iHeartMedia an annual incentive bonus of $1,800,000, which included an additional bonus in respect of 2017 performance of $1,260,000. Mr. Bressler also earned an additional bonus of $500,000 under the iHeartMedia SIP with respect to 2017. Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate.

During the term of his employment, iHeartMedia will make a car service available for Mr. Bressler’s business use.

Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on such gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

As provided in Mr. Bressler’s employment agreement, on July 29, 2013, Clear Channel Outdoor granted Mr. Bressler 271,739 restricted shares of the Class A common stock of Clear Channel Outdoor. See “—Outstanding Equity Awards at Fiscal Year-End” below for a description of the terms of the award. In addition, on July 29, 2013, iHeartMedia granted Mr. Bressler 910,000 restricted shares of iHeartMedia’s Class A common stock.

Under the employment agreement, Mr. Bressler is required to protect the secrecy of the confidential information of iHeartMedia, Clear Channel Outdoor and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

C. William Eccleshare

January 24, 2012 Employment Agreement.  On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of Clear Channel Outdoor, overseeing both our Americas and International divisions. In connection with his promotion, Clear Channel Outdoor and Mr. Eccleshare entered into a new employment agreement. Mr. Eccleshare’s employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the employment agreement. The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As our Chief Executive Officer, Mr. Eccleshare relocated from our offices in London to our offices in New York City in 2012. In this position, Mr. Eccleshare received an annual base salary of $1,000,000; provided, however, that until Mr. Eccleshare relocated to the United States, his base salary was to be paid in British pounds (using an exchange rate of £1=$1.49). His salary will be reviewed at least annually for possible increase by our Board. During the term of the employment agreement, Mr. Eccleshare is eligible to receive an annual performance bonus with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by the Compensation Committee of our Board for years after 2012. In addition to the annual bonus, Mr. Eccleshare is eligible to receive a SIP bonus of up to $300,000 based on the achievement of one or more annual performance goals determined by our Board or a subcommittee thereof. Any bonus earned under the SIP bonus opportunity will be paid by us in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date. For 2017, Mr. Eccleshare received an annual bonus of $550,000, including an additional bonus in respect of 2017 performance of $250,000. Mr. Eccleshare also (1) received an additional bonus payment of $80,000 provided pursuant to his 2015 SIP bonus; (2) received an additional bonus payment of $90,000 provided pursuant to his 2016 SIP bonus and (3) earned an additional bonus of $100,000 with respect to his 2017 SIP bonus, $100,000 of which was paid in February 2018 and $100,000 of which will be paid in equal installments in 2019 and 2020 when performance bonuses are generally paid if he remains employed on the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

We continue to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment. We also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by us or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, we will reimburse this excess tax on a fully-grossed up basis for applicable taxes. We also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse. Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits and paid vacation on a basis no less favorable than provided to our similarly-situated senior executives; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary. Further, we agreed to make a car service available to Mr. Eccleshare for his business use. Mr. Eccleshare is also to be reimbursed for travel and entertainment related expenses, consistent with past practices pursuant to Company policy.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 restricted stock units with respect to our Class A common stock on July 26, 2012 in connection with his promotion. See “—Outstanding Equity Awards at Fiscal Year-End” below.

During Mr. Eccleshare’s employment with us and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Centaur plc. Upon his service with Centaur plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with us or our affiliates, subject to our prior written consent that will not be unreasonably withheld.

March 2, 2015 Amendment to January 24, 2012 Employment Agreement.  Effective March 2, 2015, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “First Eccleshare Amendment”) to Mr. Eccleshare’s employment agreement dated January 24, 2012 (the “Prior Employment Agreement”). Pursuant to the terms of the First Eccleshare Amendment, (1) Mr. Eccleshare’s title was amended to be Chairman and Chief Executive Officer of CCI, (2) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason as a result of the change in position and duties related to the First Eccleshare Amendment for a period of one (1) year after the effective date of the First Eccleshare Amendment, after which Mr. Eccleshare can exercise the right to trigger Good Reason as a result of the change in position and duties related to the First Eccleshare Amendment for thirty (30) days as provided for and in accordance with the terms of his Prior Employment Agreement, (3) Clear Channel Outdoor agreed to continue to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable, both during the remainder of his employment with Clear Channel Outdoor and for a period of twelve (12) months thereafter, and (4) Clear Channel Outdoor agreed to reimburse Mr. Eccleshare for certain relocation costs associated with the relocation of Mr. Eccleshare and his family from New York City to London in connection with a termination due to death, “disability,” by Clear Channel Outdoor without “cause” or by Mr. Eccleshare for Good Reason (as such terms are defined in the Prior Employment Agreement), whether such costs are incurred during his employment with Clear Channel Outdoor or during the 12-month period thereafter (previously, Mr. Eccleshare would only be entitled to such reimbursement if the relevant costs were incurred during the 12-month period following termination of his employment with Clear Channel Outdoor).

December 17, 2015 Amendment to January 24, 2012 Employment Agreement.  Effective December 17, 2015, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “Second Eccleshare Amendment”) to Mr. Eccleshare’s Prior Employment Agreement. Pursuant to the terms of the Second Eccleshare

Amendment, (1) Mr. Eccleshare’s term of employment was extended until December 31, 2017 and thereafter provided for automatic one-year extensions, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the agreement, (2) in the event there is a disposition of the European assets of CCI, Mr. Eccleshare will be considered for a cash payment in an amount to be determined by Clear Channel Outdoor in its sole discretion, (3) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason if, after a restructuring or reorganization of the Company or a sale or spinoff of all or a portion of the Company’s operations, he continues as Chief Executive Officer of CCI (or any of its successors), (4) commencing in 2016, Mr. Eccleshare is eligible for an additional long-term incentive opportunity from Clear Channel Outdoor, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by Mr. Eccleshare’s manager and the Board or the compensation committee of Clear Channel Outdoor, and (5) in consideration of Mr. Eccleshare entering into the First Eccleshare Amendment and the Second Eccleshare Amendment and as a result of the change in his position and duties related to the First Eccleshare Amendment and provided Mr. Eccleshare’s employment has not ended prior to March 1, 2016, Mr. Eccleshare shall receive, subject to certain conditions, (a) the severance payment he would have been entitled to pursuant to the Prior Employment Agreement, except it shall be paid in two annual installments of $1.1 million on March 1, 2016 and $1.1 million on March 1, 2017 and (b) vesting of one-half of any then unvested restricted stock units on March 1, 2016 and vesting of the other half of such restricted stock units on March 1, 2017.

May 10, 2017 Amendment to January 24, 2012 Employment Agreement.  On May 10, 2017, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “Third Amendment”) to the Prior Employment Agreement. Pursuant to the terms of the Third Amendment, beginning January 1, 2017, the calculation of all cash payments related to Mr. Eccleshare’s base salary, annual bonus, additional bonus or any other compensation or cash payments or reimbursements owed to Mr. Eccleshare or contributed on behalf of Mr. Eccleshare, shall be paid based upon the prior calendar year’s average exchange rate.

December 5, 2017 Amendment to January 24, 2012 Employment Agreement.  On December 5, 2017, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “Fourth Amendment”) to the Prior Employment Agreement. Pursuant to the terms of the Fourth Amendment, (1) Mr. Eccleshare’s term of employment was extended until December 31, 2020 and thereafter provided for automatic one-year extensions, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the Prior Employment Agreement, (2) beginning on January 1, 2018, the calculation of all cash payments related to base salary, annual bonus, additional bonus or any other compensation or cash payments or reimbursements owed to Mr. Eccleshare or contributed on behalf of Mr. Eccleshare shall be paid based on the average exchange rate for 2017 and (3) Mr. Eccleshare will receive a first retention bonus payment (the “First Retention Bonus Payment”) of $875,000 if he remains employed by the Company on January 1, 2018 (payable on Clear Channel Outdoor’s first scheduled payroll following such date) and Mr. Eccleshare will receive a second retention bonus payment of $875,000 (the “Second Retention Bonus Payment”) if he remains employed by Clear Channel Outdoor on January 1, 2020 (payable on Clear Channel Outdoor’s first scheduled payroll following such date).

In the event Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor for Cause pursuant to the terms and conditions of the Prior Employment Agreement or Mr. Eccleshare resigns without Good Reason and the date of such termination is on or before June 30, 2019, Mr. Eccleshare shall repay to Clear Channel Outdoor the “After-Tax Value” of the First Retention Bonus Payment within 10 days of his termination. In the event Mr. Eccleshare is terminated by Clear Channel Outdoor for Cause pursuant to the terms and conditions of the Employment Agreement or Mr. Eccleshare resigns without Good Reason and the date of such termination is on or between July 1, 2019 and June 30, 2020, Mr. Eccleshare shall repay to Clear Channel Outdoor the “After-Tax Value” of the Second Retention Bonus Payment (if so received) within 10 days of his termination. For the purposes of the Fourth Amendment, “After-Tax Value” means the applicable portion of the retention bonus payment net of any and all taxes and social security contributions, determined taking into account any tax benefit available in respect of such repayment.

Scott R. Wells

Effective March 3, 2015 (the “Effective Date”), CCOH entered into an employment agreement (the “Wells Employment Agreement”) with Mr. Wells. The Wells Employment Agreement has an initial term (the “Initial Term”) that ends on March 2, 2019 and thereafter provides for automatic four-year extensions, unless either CCOH or Mr. Wells gives prior notice electing not to extend the agreement. Subject to the termination provisions described below, Mr. Wells will receive a base salary from CCOH at a rate no less than $750,000 per year, which shall be increased at CCOH’s discretion. Mr. Wells will also have the opportunity to earn an annual performance bonus (the “Performance Bonus”) from CCOH for the achievement of financial and performance criteria established by CCOH and approved in the annual budget. The target performance bonus that may be earned will be not less than 100% of Mr. Wells’ base salary amount (the “Target Bonus”). For 2017, Mr. Wells received an annual bonus of $551,396. In addition to the annual bonus, Mr. Wells is also eligible for an additional long-term incentive opportunity (the “Long-Term Incentive Amount”) from CCOH with an approximate value of $1,000,000 for each award, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by the board of directors or the compensation committee of CCOH, as applicable. The Wells Employment Agreement also entitles Mr. Wells to participate in all employee welfare benefit plans in which other similarly situated employees of CCOH may participate. CCOH will reimburse Mr. Wells for the attorneys’ fees incurred by Mr. Wells in connection with the negotiation of the Wells Employment Agreement and ancillary documents, up to a maximum reimbursement of $25,000 in the aggregate. The Wells Employment Agreement also contains a customary confidentiality provision that survives Mr. Wells’ termination of employment, as well as customary non-competition and non-solicitation provisions that apply during employment and for the 12-month period thereafter.

If Mr. Wells’ employment with CCOH is terminated by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal, CCOH shall pay to Mr. Wells: (i) Mr. Wells’ accrued and unpaid base salary; (ii) any earned but unpaid prior year bonus, if any, through the date of termination; (iii) any unreimbursed business expenses; and (iv) any payments to which he may be entitled under any applicable employee benefit plan according to the terms of such plans and policies (collectively, the “Accrued Obligations”). In addition, if Mr. Wells has signed and returned (and has not revoked) a general release of claims in a form satisfactory to CCOH by the thirtieth (30th) day following the date of his termination, CCOH will: (i) pay to Mr. Wells, in periodic payments over a period of 18 months following such date of termination in accordance with ordinary payroll practices and deductions in effect on the date of termination, Mr. Wells’ base salary; (ii) pay Mr. Wells in a lump sum an amount equal to the COBRA premium payments Mr. Wells would be required to pay for continuation of healthcare coverage during the 12-month period following the date of Mr. Wells’ termination (less the amount that Mr. Wells would have had to pay for such coverage as an active employee); (iii) pay to Mr. Wells a prorated bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year; (iv) pay to Mr. Wells a separation bonus in an amount equal to the Target Bonus to which Mr. Wells would be entitled for the year in which Mr. Wells’ employment terminates; and (v) any unvested Time Vesting Options (as defined below) scheduled to vest within the twelve (12) month period following the date of termination will vest in full on the date of termination and any unvested Performance Vesting Options (as defined below) will remain eligible to vest for the three (3) month period following the date of termination.

If Mr. Wells’ employment with CCOH is terminated due to Mr. Wells’ death or disability or Mr. Wells elects not to renew his employment, CCOH will pay to Mr. Wells or to his designee or estate the Accrued Obligations.

As provided in the Wells Employment Agreement, the compensation committee of the board of directors of CCOH approved an award by CCOH, effective as of March 3, 2015, of options to purchase shares of CCOH’s Class A common stock having a value equal to $1,500,000 as of the award date (based on the Black-Scholes valuation method). Fifty percent of the award has performance-based vesting (the “Performance Vesting Options”) and fifty percent of the award vests over time (the “Time Vesting Options”). The Time Vesting Options will vest in equal amounts on the first, second, third and fourth anniversaries of the Effective Date, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal). The Performance Vesting Options will vest on the date that CCOA achieves certain financial and performance criteria, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal).

Steven J. Macri

Effective October 7, 2013, Steven J. Macri entered into an employment agreement with iHeartMedia. Pursuant to his agreement, Mr. Macri will serve as Executive Vice President and Chief Financial Officer of iHeartMedia + Entertainment, Inc. (formerly known as Clear Channel Broadcasting, Inc.) (“iHM”), a wholly owned subsidiary of iHeartMedia, until October 6, 2017, after which time such employment period will be automatically extended from year to year unless either party gives notice of non-renewal as permitted in the agreement. On September 9, 2014, Mr. Macri became Senior Vice President—Corporate Finance of iHeartMedia and Clear Channel Outdoor as well.

On July 3, 2017, iHeartMedia and Mr. Macri entered into a first amendment to Mr. Macri’s employment agreement. Pursuant to the first amendment, the term of Mr. Macri’s employment agreement was extended through June 30, 2018.

On February 27, 2018, iHeartMedia and Mr. Macri entered into a second amendment to Mr. Macri’s employment agreement. Pursuant to the second amendment, the term of Mr. Macri’s employment agreement, which was previously scheduled to expire on June 30, 2018, was extended through March 31, 2019. The second amendment to Mr. Macri’s employment agreement does not contemplate automatic renewals of the employment period and states that if Mr. Macri’s employment continues for any period of time following March 31, 2019, such employment will be “at-will” and may be terminated at any time by either party. In such case, pursuant to the second amendment to Mr. Macri’s employment agreement, Mr. Macri will be entitled to receive his accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans.

Under his agreement, Mr. Macri receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Macri’s current annual base salary is $700,000. During 2013, Mr. Macri received a $60,000 signing bonus. No later than March 15 of each calendar year, Mr. Macri is eligible to receive a performance bonus. For 2013, Mr. Macri’s target bonus was $375,000, with $187,500 of such amount guaranteed and $187,500 of such amount MBO-based. For purposes of his agreement, MBO-based means the subjective performance criteria agreed to on an annual basis between the President and Chief Financial Officer of iHeartMedia and Mr. Macri at about the same time as established for other similarly situated employees. For 2014 and thereafter, Mr. Macri’s target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Macri. For 2017, Mr. Macri received an annual bonus of $710,000, including an additional bonus in respect of 2017 performance of $500,000. Mr. Macri also earned an additional bonus of $400,000 pursuant to an iHeartMedia SIP bonus opportunity with respect to 2017. He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Additionally, pursuant to his employment agreement, on October 7, 2013, Mr. Macri received a one-time long term incentive grant of 100,000 shares of restricted stock.

Under the employment agreement, Mr. Macri is required to protect the secrecy of confidential information of iHeartMedia and its affiliates and to assign certain intellectual property rights. He also is prohibited by the agreement from engaging in certain activities that compete with iHeartMedia and its affiliates during employment and for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment during employment and for 12 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Macri for acts committed in the course and scope of his employment.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

Clear Channel Outdoor grants equity incentive awards to named executive officers and other eligible participants under its 2012 Amended and Restated Stock Incentive Plan. The 2012 Amended and Restated Stock Incentive Plan is intended to facilitate the ability of Clear Channel Outdoor to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The 2012 Amended and Restated Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to Clear Channel Outdoor or its subsidiaries.

The 2012 Amended and Restated Stock Incentive Plan is administered by the Compensation Committee, except that the entire Board has sole authority for granting and administering awards to non-employee directors. The Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2012 Amended and Restated Stock Incentive Plan. The Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the 2012 Amended and Restated Stock Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plan

As discussed above, named executive officers also are eligible to receive awards under the Annual Incentive Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2017. As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” our parent entities provide us with, among other things, certain executive officer services. A portion (35.66% and 17.83%) of the annual incentive awards provided by our parent entities to Messrs. Bressler and Macri, respectively, with respect to 2017 was allocated to us in recognition of their services provided to us. Those allocated amounts are reflected in the Grants of Plan-Based Awards During 2017 table below and 100% of the annual incentive awards to the named executive officers of iHeartMedia are reflected by iHeartMedia in the comparable table in its proxy statement.

Grants of Plan-Based Awards During 2017

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
		Threshold ($)	Target ($)	Maximum ($)
Robert W. Pittman	—	—	—	—	—	—	—	—

Richard J. Bressler	N/A(b)	—	641,880	1,283,760	—	—	—	—
	N/A(b)	—	178,300	178,300	—	—	—	—
	N/A(c)	—	1,069,800	1,069,800	—	—	—	—

C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—
	N/A(b)	—	300,000	300,000	—	—	—	—
	2/24/17(d)	—	—	—	23,421	—	—	108,908
	6/30/17(e)	—	—	—	70,588	—	—	342,352

Scott R. Wells	N/A(b)	—	750,000	1,500,000	—	—	—	—
	6/28/2017(f)	—	—	—	88,235	—	—	419,116
	9/7/2107(g)	—	—	—	208,333	—	—	843,749

Steven J. Macri	N/A(b)	—	124,810	249,620	—	—	—	—
	N/A(b)	—	71,320	71,320	—	—	—	—

(a)	The amounts in the table reflect the full grant date fair value of time-vesting restricted stock awards computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 8-Stockholders’ Equity (Deficit) beginning on page A-72 of Appendix A.

(b)

Messrs. Bressler and Macri received cash incentive awards from iHeartMedia under the iHeartMedia 2015 Executive Incentive Plan. The amounts shown for Messrs. Bressler and Macri reflect the allocated portion of their respective cash incentive awards under the iHeartMedia 2015 Executive Incentive Plan based on the achievement of pre-established performance goals. As described in footnote (e) to the Summary Compensation Table above, Mr. Pittman’s cash incentive award from iHeartMedia for 2017 was not allocated pursuant to the Corporate Services Agreement. Messrs. Eccleshare and Wells received cash incentive awards from Clear Channel Outdoor under the Annual Incentive Plan. In addition, Messrs. Eccleshare, Bressler and Macri were eligible to participate in a bonus opportunity under the Clear Channel Outdoor SIP with respect to Clear Channel Outdoor’s 2017 performance in the case of Mr. Eccleshare and the iHeartMedia SIP with respect to iHeartMedia’s 2017 performance in the case of Messrs. Bressler and Macri. Mr. Eccleshare had the opportunity to earn up to $300,000 from Clear Channel Outdoor under his SIP bonus opportunity and earned the full $300,000 based on 2017 performance, of which $100,000 was paid at the end of February 2018 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $200,000 of which will be paid in equal installments of $100,000 each at the same time as the annual incentive bonus payments are paid generally in 2019 and 2020 if Mr. Eccleshare remains employed at that time. Mr. Bressler had the opportunity to earn up to $500,000 from iHeartMedia ($178,300 of which would be allocated to Clear Channel Outdoor pursuant to the Corporate Services Agreement) under the iHeartMedia SIP bonus opportunity and earned the full $500,000 based on 2017 performance, which was paid by iHeartMedia in February 2018 and contains a clawback provision, which requires him to repay the after-tax value of the bonus if certain termination events occur prior to January 1, 2020. Mr. Macri had the opportunity to earn up to $400,000 from iHeartMedia ($71,320 of which would be allocated to Clear Channel Outdoor pursuant to the Corporate Services Agreement) under the iHeartMedia SIP bonus opportunity and earned the full $400,000 based on 2017 performance and contains a clawback provision, which requires him to repay the after-tax value of the bonus if certain termination events occur prior to January 1, 2020. For further discussion of the CCOH 2017 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)	The amount shown reflects a $3,000,000 cash incentive award Mr. Bressler was eligible to receive under the iHeartMedia 2017 Key Employee Incentive Plan ($1,069,800 of which would be allocated to Clear Channel Outdoor pursuant to the Corporate Services Agreement). Mr. Bressler earned the full $3,000,000 based on 2017 performance, which was paid in quarterly installments and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2017.

(d)	On February 24, 2017, Mr. Eccleshare, in lieu of dividends, received a grant of 2,702 shares of Clear Channel Outdoor’s Class A common stock which was immediately vested. He also received a restricted stock unit award with respect to 20,719 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Amended and Restated Stock Incentive Plan. The restricted stock units vested with respect to 16,528 of the shares on March 1, 2017. The remaining shares will vest with respect to 2,095 shares on September 21, 2019 & 2,096 shares on September 21, 2020.

(e)	On June 30, 2017, Mr. Eccleshare was granted a restricted stock unit award with respect to 70,588 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Amended and Restated Stock Incentive Plan. All of the restricted stock units will vest on June 28, 2019.

(f)	On June 28, 2017, Mr. Wells was granted a restricted stock award with respect to 88,235 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Amended and Restated Stock Incentive Plan. All of the restricted stock units will vest on June 28, 2019.

(g)	On September 7, 2017, Mr. Wells was granted a restricted stock award with respect to 208,333 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Amended and Restated Stock Incentive Plan. The restricted stock will vest 50% on September 7, 2020 and 50% on September 7, 2021.

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2017.

In connection with the payment of a special cash dividend of $0.7797 per share on February 23, 2017 to Clear Channel Outdoor’s stockholders of record as of February 20 2017, Clear Channel Outdoor adjusted the exercise price of options outstanding under the 2012 Amended and Restated Stock Incentive Plan and the 2005 Stock Incentive Plan as of February 24, 2017 downward by $0.7797. All other terms and conditions governing each such option remained unchanged. The table below reflects the terms of each option outstanding at December 31, 2017 and, accordingly, reflects such adjustments. In addition, Clear Channel Outdoor issued additional restricted stock units to holders of restricted stock units in lieu of the special dividends that were paid to stockholders. The additional restricted stock units vest based on time according to the original vesting schedules of the underlying restricted stock unit awards. Mr. Eccleshare’s additional restricted stock units are included in the table below.

Outstanding Equity Awards at December 31, 2017

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a) ($)
Name	(#) Exercisable		(#) Unexercisable
Robert W. Pittman	—		—		—	—	28,967	(b)	133,248	—	—

Richard J. Bressler	—		—		—	—	10,863	(c)	49,970	—	—

C. William Eccleshare	164,907	(d)	—		1.17	09/10/19	—		—	—	—
	22,500	(e)	—		1.16	02/24/20	—		—	—	—
	63,583	(f)	—		1.43	09/10/20	—		—	—	—
	15,360	(g)	—		4.78	12/13/20	—		—	—	—
	90,000	(h)	—		6.09	02/21/21	—		—	—	—
	90,000	(i)	—		5.02	03/26/22	—		—	—	—
	—		—		—	—	25,000	(j)	115,000	—	—
	—		—		—	—	4,191	(k)	19,279	—	—
	—		—		—	—	70,588	(l)	324,705	—	—

Scott R. Wells	84,650	(m)	253,950	(m)	6.85	3/3/2025	—		—	—	—
	18,882	(n)	18,882	(n)	7.71	6/15/2025	—		—	—	—
	6,413		19,241	(o)	5.69	6/3/2026	—		—	—	—
	—		—		—	—	45,830	(p)	210,818	—	—
	—		—		—	—	82,236	(q)	378,286	—	—
	—		—		—	—	88,235	(r)	405,881	—	—
	—		—		—	—	208,333	(s)	958,332	—	—

Steven J. Macri	—		—		—	—	—		—	—	—

(a)	For equity awards with respect to the Class A common stock of CCOH, this value is based upon the closing sale price of CCOH’s Class A common stock on December 29, 2017 of $4.60.

(b)	Mr. Pittman’s restricted stock award representing 85,197 shares of CCOH’s Class A common stock vested 28,115 shares on February 12, 2016 and 28,115 shares on February 12, 2017. The remaining 28,967 shares will vest on February 12, 2018.

(c)	Mr. Bressler’s restricted stock award representing 31,948 shares of CCOH’s Class A common stock vested 10,542 shares on February 12, 2016 and 10,543 shares on February 12, 2017. The remaining 10,863 shares will vest on February 12, 2018.

(d)	Mr. Eccleshare’s grant of options to purchase 202,813 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) options with respect to 40,009 shares vested on September 10, 2013.

(e)	Mr. Eccleshare’s grant of options to purchase 62,094 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; (3) options with respect to 15,523 shares vested on February 24, 2013; and (4) options with respect to 15,524 shares vested on February 24, 2014.

(f)	Mr. Eccleshare’s grant of options to purchase 63,583 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; (3) options with respect to 15,895 shares vested on September 10, 2013; and (4) options with respect to 15,897 shares vested on September 10, 2014.

(g)	Mr. Eccleshare’s grant of options to purchase 15,360 shares of CCOH’s Class A common stock vested in three equal annual installments beginning on September 10, 2011.

(h)	Mr. Eccleshare’s grant of options to purchase 90,000 shares of CCOH’s Class A common stock vested in four equal installments beginning on February 21, 2012.

(i)	Mr. Eccleshare’s grant of options to purchase 90,000 shares of CCOH’s Class A common stock vested in four equal installments beginning on March 26, 2013.

(j)	Mr. Eccleshare’s unvested restricted stock unit award representing 25,000 shares of CCOH’s Class A common stock vests 50% on September 21, 2019 and 50% on September 21, 2020.

(k)	Mr. Eccleshare’s unvested restricted stock unit award representing 4,191 shares will vest with respect to 50% on each of September 21, 2019 and September 21, 2020.

(l)	Mr. Eccleshare’s unvested restricted stock unit award with respect to 70,588 shares of CCOH’s Class A common stock will vest on June 28, 2019 provided Mr. Eccleshare is still employed by or provided services to Clear Channel Outdoor on such date.

(m)	Mr. Wells’ grant of options to purchase 338,600 shares of CCOH’s Class A common stock vest as follows: (1) 169,300 of the shares of the award is time-vesting, with 25% vesting annually beginning March 3, 2016; and (2) 169,300 shares of the award will vest upon achievement of OIBDAN targets to be specified by the Board.

(n)	Mr. Wells’ grant of options to purchase 37,764 shares of CCOH’s Class A common stock vest in four equal installments beginning June 15, 2016.

(o)	Mr. Wells’ grant of options to purchase 25,654 shares of CCOH’s Class A common stock vest in four equal installments beginning June 3, 2017.

(p)	Mr. Wells’ unvested restricted stock award representing 45,830 shares of CCOH’s Class A common stock vests 50% on June 15, 2018 and 50% on June 15, 2019.

(q)	Mr. Wells’ unvested restricted stock award representing 82,236 shares of CCOH’s Class A common stock vests 50% on June 3, 2019 and 50% on June 3, 2020.

(r)	Mr. Wells’ unvested restricted stock award representing 88,235 shares of CCOH’s Class A common stock will vest on June 28, 2019 provided Mr. Wells is employed by or providing services to Clear Channel Outdoor on such date.

(s)	Mr. Wells’ unvested restricted stock award representing 208,333 shares of CCOH’s Class A common stock will vest 50% on September 7, 2020 and 50% on September 7, 2021.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2017.

Option Exercises and Stock Vested During 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
Robert W. Pittman	—	—	163,985	762,766
Richard J. Bressler	—	—	146,413	764,978
C. William Eccleshare	—	—	117,807	582,334
Scott R. Wells	—	—	—	—
Steven J. Macri	—	—	—	—

(a)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.

(b)	Represents the value of the exercised options, calculated by multiplying (1) the number of shares to which the option exercise related by (2) the difference between the actual market price of our Class A common stock at the time of exercise and the option exercise price.

(c)	Represents the gross number of shares acquired on vesting of restricted shares or restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.

(d)	Represents the value of the vested restricted shares or restricted stock units calculated by multiplying (1) the number of vested restricted shares or restricted stock units by (2) the closing price on the vesting date.

PENSION BENEFITS

Clear Channel Outdoor does not sponsor any pension plans in which the named executive officers participate.

NONQUALIFIED DEFERRED COMPENSATION PLANS

Clear Channel outdoor does not sponsor any non-qualified deferred compensation plans in which the named executive officers participate.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers, using an assumed December 31, 2017 trigger event for each scenario.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” iHeartCommunications, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of iHeartCommunications and a portion of their salary and other personnel costs are allocated to us in recognition of their services provided to us. The provisions of their agreements are described below to the extent that amounts payable thereunder would be allocated to us under the Corporate Services Agreement upon termination, change in control or other post-employment scenario.

Robert W. Pittman

Termination by iHeartMedia for Cause, by Mr. Pittman without Good Cause or Upon Non-Renewal of the Agreement by Mr. Pittman.  Robert W. Pittman’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Pittman without “Good Cause” or due to the non-renewal of the agreement by Mr. Pittman.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Pittman constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Pittman of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Pittman’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Pittman for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Pittman; or (6) a material violation by Mr. Pittman of iHeartMedia’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Pittman has been given written notice specifying the conduct qualifying for Cause and Mr. Pittman fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by iHeartMedia to comply with a material term of the agreement after written notice by Mr. Pittman specifying the alleged failure; (2) a substantial and adverse change in Mr. Pittman’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Pittman’s base salary, performance bonus opportunity or additional bonus opportunity. To terminate for Good Cause, Mr. Pittman must provide iHeartMedia with 30 days’ notice, after which iHeartMedia has 15 days to cure.

If iHeartMedia terminates Mr. Pittman’s employment for Cause, iHeartMedia will pay Mr. Pittman a lump sum cash payment equal to Mr. Pittman’s accrued and unpaid base salary through the date of termination and any payments to which he may be entitled under applicable employee benefit plans (“Accrued Amounts”). If Mr. Pittman terminates his employment without Good Cause or elects not to renew his employment agreement, iHeartMedia will pay Mr. Pittman a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”).

Termination by iHeartMedia without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control.  If iHeartMedia terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if iHeartMedia gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman’s termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”). Mr. Pittman’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Pittman will be entitled to the benefits described for a termination without Cause.

Termination due to Death or Disability.  If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Pittman or his designee or estate: (1) a lump sum cash payment equal to his Accrued Amounts; (2) any

Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman’s date of termination.

Impact of Termination on October 2, 2011 and October 15, 2012 Equity Awards.  Except as described below, upon termination of Mr. Pittman’s employment, all of his outstanding and unvested iHeartMedia stock options granted on October 2, 2011 and restricted stock granted on October 15, 2012 will be cancelled. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause within 12 months after a change of control of iHeartMedia where the Sponsors do not receive cash as a direct result of such transaction in an amount equal to at least 75% of their equity interest in iHeartMedia immediately prior to the transaction, his unvested options will vest and become immediately exercisable. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause (in circumstances other than as described in the previous sentence), the portion of his unvested options that would have vested within 12 months after the date of termination will vest on the date of termination and become immediately exercisable. Upon termination of his employment due to death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options. In the case of any termination of employment for a reason other than death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of six months or the remaining 10-year term of the options. If both of the following conditions occur during the six-month period after termination of Mr. Pittman’s employment, the period in which to exercise a vested option will be extended by an additional six months (in no event beyond the 10-year term of the options): (1) the average closing value of the Dow Jones Industrial Average for the 10 consecutive trading days immediately prior to the date the options would otherwise expire pursuant to the previous two sentences (the “Exercise Measurement Period”) is at least 20% less than for the 10 consecutive trading days ending on the date Mr. Pittman’s employment terminated (the “Base Measurement Period”) and (2) the average closing price of the Class A common stock as reported on the principle exchange on which it is listed for trading during the Exercise Measurement Period is at least 25% less than the average closing price of the Class A common stock reported on such exchange for the Base Measurement Period. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause within 12 months after a change of control, his time-vesting iHeartMedia restricted stock granted on October 15, 2012 will vest.

On January 13, 2014, Mr. Pittman and iHeartMedia amended and restated Mr. Pittman’s employment agreement, providing certain additional benefits to Mr. Pittman, as described below.

Impact of Termination on Equity Awards Granted on January 13, 2014.  In connection with Mr. Pittman’s amended and restated employment agreement, he was granted awards of restricted stock by iHeartMedia and CCOH on January 13, 2014.

The iHeartMedia restricted stock award granted on January 13, 2014 is divided into the Tranche 1 Shares and the Tranche 2 Shares. The Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause, because iHeartMedia does not renew his employment agreement or because of Mr. Pittman’s death or disability (each, a “Good Leaver Termination”); and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within 90 days of a Change in Control. The Tranche 2 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC (defined as a Change in Control that the Board determines is not effected by an entity with material operating assets and after which the business and assets of iHeartMedia continue on a standalone basis materially consistent with immediately prior to the Change in Control), be converted to a dollar vesting schedule such that the Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of iHeartMedia’s Class A common stock reaches $36; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

With respect to the CCOH restricted stock, in the event that Mr. Pittman’s employment with iHeartMedia and its subsidiaries is terminated by iHeartMedia for a reason other than Cause or by Mr. Pittman for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Pittman ceases to be Executive Chairman of the Board of CCOH but continues to be employed by iHeartMedia, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of iHeartMedia having an aggregate Fair Market Value (as defined in iHeartMedia’s Stock Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such iHeartMedia restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting iHeartMedia for CCOH). In the event of Mr. Pittman’s termination of employment or service from iHeartMedia for any other reason, then all unvested shares of CCOH restricted stock will be immediately forfeited.

Gross-Up Provisions under Mr. Pittman’s January 13, 2014 Amended and Restated Employment Agreement.  Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Pittman’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

In the event that Mr. Pittman’s employment is terminated due to his death, disability or retirement, then subject to Mr. Pittman’s or his estate’s execution and non-revocation of a release within 60 days of Mr. Pittman’s termination, iHeartMedia will pay him (or his estate) a lump sum amount equal to any taxes paid by Mr. Pittman in accordance with Section 83(b) of the Code with respect to the iHeartMedia restricted stock awarded on January 13, 2014 that, at the time of such death, disability or retirement, remains unvested. For purposes of Mr. Pittman’s employment agreement, retirement is deemed to occur if, for the 12-month period following Mr. Pittman’s termination by reason of non-renewal of the employment agreement by either party (excluding termination by iHeartMedia for Cause or due to disability) or by Mr. Pittman without Good Cause, Mr. Pittman does not commence employment with or provide significant services as an advisor or consultant to iHeartMedia or any unaffiliated companies.

Richard J. Bressler

Termination by iHeartMedia for Cause, by Mr. Bressler without Good Cause or Upon Non-Renewal of the Agreement by Mr. Bressler.  Richard J. Bressler’s employment agreement provides for the following payments and benefits upon termination by iHeartMedia for “Cause,” by Mr. Bressler without “Good Cause” or due to the non-renewal of the agreement by Mr. Bressler.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Bressler constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Bressler of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Bressler’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Bressler for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Bressler; or (6) a material violation by Mr. Bressler of iHeartMedia’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Bressler has been given written notice specifying the conduct qualifying for Cause and Mr. Bressler fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by iHeartMedia to comply with a material term of the agreement after written notice by Mr. Bressler specifying the alleged failure; (2) a substantial and adverse change in Mr. Bressler’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Bressler’s base salary, performance bonus opportunity or additional bonus opportunity. The removal of Mr. Bressler from the position of Chief Financial Officer of Clear Channel Outdoor will not constitute Good Cause. To terminate for Good Cause, Mr. Bressler must provide iHeartMedia with 30 days’ notice, after which iHeartMedia has 30 days to cure.

If iHeartMedia terminates Mr. Bressler’s employment for Cause, iHeartMedia will pay Mr. Bressler a lump sum cash payment equal to Mr. Bressler’s Accrued Amounts. If Mr. Bressler terminates his employment without Good Cause or elects not to renew his employment agreement, iHeartMedia will pay Mr. Bressler a lump sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual and Additional Bonus.

Termination by iHeartMedia without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control.  If iHeartMedia terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following iHeartMedia’s notice of non-renewal after the initial term of the employment agreement, iHeartMedia will pay to Mr. Bressler a lump sum amount equal to: (1) Mr. Bressler’s Accrued Amounts; and (2) any Earned Prior Year Annual and Additional Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; (3) pay to Mr. Bressler a Prorated Annual Bonus; and (4) pay to Mr. Bressler a prorated bonus under his iHeartMedia SIP bonus opportunity, based on actual results for such year (the “Prorated Additional Bonus”).

Termination due to Death or Disability.  If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, iHeartMedia may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Bressler or to his designee or estate: (1) a lump sum equal to Mr. Bressler’s Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) Mr. Bressler’s Prorated Annual Bonus; and (4) Mr. Bressler’s Prorated Additional Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Gross-Up Provisions.  Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Impact of Termination on Equity Awards.  In connection with Mr. Bressler’s employment agreement, he was granted an award of 271,739 restricted shares of Clear Channel Outdoor Class A common stock on July 29, 2013. In the event of Mr. Bressler’s termination of employment or service for any reason, then, except as otherwise provided in the award agreement, all unvested shares of the restricted stock will be immediately forfeited. In the event that Mr. Bressler’s employment with iHeartMedia, Clear Channel Outdoor and its subsidiaries is terminated by iHeartMedia or Clear Channel Outdoor for a reason other than Cause or by Mr. Bressler for Good Cause, 50% of any shares of the restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Bressler ceases to be employed by Clear Channel Outdoor and its subsidiaries by reason of termination by Clear Channel Outdoor with or without Cause or at the written request of iHeartMedia but continues to be employed by iHeartMedia, all unvested shares of the restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of iHeartMedia having an aggregate Fair Market Value (as defined in the iHeartMedia 2015 Executive Long Term Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such iHeartMedia restricted stock vesting on the terms and conditions as are set forth in the Clear Channel Outdoor award agreement (substituting iHeartMedia for Clear Channel Outdoor).

C. William Eccleshare

Termination by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason. Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law including, without limitation, conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of Clear Channel Outdoor’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (provided that Mr. Eccleshare shall not have Good Reason to terminate employment if, after a restructuring or reorganization of Clear Channel Outdoor or a sale or spinoff of all or a portion of Clear Channel Outdoor’s operations, Mr. Eccleshare continues as Chief Executive Officer of CCI (or any of its successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of Clear Channel Outdoor; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide Clear Channel Outdoor with 30 days’ written notice, after which Clear Channel Outdoor has 30 days to cure, and Mr. Eccleshare must terminate employment within ten (10) days following the expiration of the Company’s cure period, if he still intends to terminate.

If Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare his accrued and unpaid base salary through the date of termination and any unreimbursed business expenses and any payments or benefits (including accrued but untaken vacation, if any) required under applicable employee benefit plans or equity plans in accordance with such plans and/or policies (the “Accrued Amounts”). In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare any annual bonus and additional bonus earned but unpaid with respect to the calendar year prior to the year of termination (the “Earned Prior Year Annual and Additional Bonus”) and, if Clear Channel Outdoor terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, Clear Channel Outdoor will pay any base salary for any remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his Clear Channel Outdoor stock options will be cancelled and any unvested Clear Channel Outdoor restricted stock units will be forfeited. If Mr. Eccleshare terminates his employment without Good Reason, any unvested Clear Channel Outdoor stock options will be cancelled, he will have three months to exercise any vested Clear Channel Outdoor stock options and any unvested Clear Channel Outdoor restricted stock units will be forfeited. If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination by Clear Channel Outdoor without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by Clear Channel Outdoor or Upon Change in Control.  If Clear Channel Outdoor terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if Clear Channel Outdoor does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare any Accrued Amounts. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred during employment or within 12 months after his termination, including reimbursement of the New York City apartment lease breakage fee, subject to submission of expenses in accordance with the Company’s reimbursement policy (the “Relocation Fee”); (3) pay to Mr. Eccleshare the Earned Prior Year Annual and Additional Bonus; (4) pay to Mr. Eccleshare a pro rata portion of his annual bonus for the year of termination, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro rata portion of the annual bonus Mr. Eccleshare shall be eligible only if a bonus would have been earned by the end of the calendar year (the “Prorated Annual Bonus”); and (5) provide for him and his dependents continued participation in Clear Channel Outdoor’s group health plan that covers Mr. Eccleshare at Clear Channel Outdoor’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”). If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination. In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse Clear Channel Outdoor for any forfeited pro-rata portion of the Severance Payment, Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor without Cause or by Mr. Eccleshare for Good Reason, his unvested Clear Channel Outdoor restricted stock units awarded on July 26, 2012 will vest, his unvested Clear Channel Outdoor stock options will be cancelled and his vested Clear Channel Outdoor stock options will continue to be exercisable for three months. Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause. Mr. Eccleshare’s unvested Clear Channel Outdoor stock options and Clear Channel Outdoor restricted stock units will vest upon a change in control, with or without termination. Further in this event, Mr. Eccleshare shall receive any unpaid portion of the payment to which he is entitled as a result of the Second Eccleshare Amendment, and any unvested restricted stock units shall automatically vest on his last day of employment.

Termination due to Disability.  If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, Clear Channel Outdoor may terminate his employment. If Mr. Eccleshare’s employment is terminated, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Accrued Amounts and the Relocation Fee for Mr. Eccleshare and his family. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Earned Prior Year Annual and Additional Bonus, Prorated Annual Bonus and the COBRA Coverage Benefit. If his employment is terminated due to disability, his unvested Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination due to Death.   If Mr. Eccleshare’s employment is terminated by his death, Clear Channel Outdoor will pay to his designee or estate: (1) the Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) the Prorated Annual Bonus; (4) the Relocation Fee; and (5) the COBRA Coverage Benefit. If Mr. Eccleshare is terminated due to his death, his unvested Clear Channel Outdoor stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his unvested Clear Channel Outdoor restricted stock units will vest.

Scott R. Wells

Termination by Clear Channel Outdoor for Cause or by Mr. Wells without Good Reason.   Mr. Wells’ employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Wells without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Wells’: (1) willful misconduct; (2) willful refusal or repeated failure to perform his duties (other than due to disability); (3) willful refusal or repeated failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere, or other criminal conduct that has or would result in material injury to Clear Channel Outdoor; (5) a material breach of his employment agreement; or (6) a material violation of Clear Channel Outdoor’s written employment and management policies that has or would result in material injury to Clear Channel Outdoor. In the case of (2), (3), (5), or (6), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Wells has previously been provided notice, those acts will not constitute Cause unless Mr. Wells is provided with 15 days to cure after written notice.

The term “Good Reason” includes: (1) a material reduction in Mr. Wells’ base compensation; (2) a required relocation of Mr. Wells’ residence to a location more than 35 miles from its current location; (3) a material reduction in duties, authority or responsibilities; (4) a requirement that Mr. Wells report to any person of lesser authority than the Chairman and Chief Executive Officer of Clear Channel Outdoor or the Chief Financial Officer of Clear Channel Outdoor; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement. To terminate for Good Reason, Mr. Wells must provide Clear Channel Outdoor with 30 days’ written notice, after which Clear Channel Outdoor has 30 days to cure.

If Mr. Wells is terminated with Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus.

Termination by Clear Channel Outdoor without Cause, by Mr. Wells for Good Reason or Upon Non-Renewal of the Agreement by Clear Channel Outdoor.  If Mr. Wells is terminated by Clear Channel Outdoor without Cause, Mr. Wells resigns for Good Reason or the agreement is not renewed by Clear Channel Outdoor: (1) he will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus; and (2) provided he signs and returns a severance agreement and general release of claims in the time period required, he will receive (a) in periodic payments in accordance with ordinary payroll practices and deductions, his base salary on the date of termination for 18 months (the “Wells Severance Payments”); (b) a Prorated Annual Bonus; (c) a separation bonus in an amount equal to 100% of his then-applicable target annual bonus in respect of the year of termination (the “Separation Bonus”), with such Separation Bonus to be paid in a lump sum; (d) a lump sum equal to the product of (i) 12 and (ii) the COBRA premiums Mr. Wells would be required to pay if he elected to continue the health benefits coverage he had prior to the termination date (less the amount Mr. Wells would have to pay for such coverage as an active employee); and (e) any unvested time vesting options scheduled to vest within the twelve month period following the date of termination, which options shall be considered fully vested on the date of termination and any unvested performance vesting options shall remain eligible to vest for the three month period following the date of termination. If Mr. Wells violates the terms of the severance agreement and general release of claims, the Wells Severance Payments shall cease.

Termination due to Disability.  If Mr. Wells is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, Clear Channel Outdoor may terminate his employment. If Mr. Wells’ employment is terminated, he will receive: (1) a lump-sum cash payment equal to his Accrued Amounts and (2) any Earned Prior Year Annual Bonus.

Termination due to Death.  If Mr. Wells’ employment is terminated by his death, Clear Channel Outdoor will pay in a lump sum to his designee or, if no designee, to his estate: (1) his Accrued Amounts and (2) any Earned Prior Year Annual Bonus.

Steven J. Macri

Termination by iHeartMedia for Cause or by Mr. Macri without Good Cause.  Mr. Macri’s employment agreement provides for the following payments and benefits upon termination by iHeartMedia for “Cause” or by Mr. Macri without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Macri’s: (1) willful misconduct; (2) non-performance of his duties (other than due to disability); (3) failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere, or other conduct that has or would result in material injury to iHeartMedia’s reputation; (5) a material breach of his employment agreement; or (6) a material violation of iHeartMedia’s employment and management policies. In the case of (2), (3), (5), or (6) unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Macri has previously been provided notice, those acts will not constitute Cause unless Mr. Macri is provided with 10 days to cure after written notice.

The term “Good Cause” includes, subject to certain exceptions: (1) iHeartMedia’s material breach of the agreement after written notice from Mr. Macri specifying the alleged failure; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; (3) a substantial and unusual reduction in responsibilities or authority; (4) if Mr. Macri’s responsibilities and authority in a finance-related capacity have not been expanded within the first 12 months of his employment; or (5) a change in the place of Mr. Macri’s performance outside a 50 mile radius of New York, New York. To terminate for Good Cause, Mr. Macri must provide iHeartMedia with 30 days written notice, after which iHeartMedia has 30 days to cure, unless the Good Cause is not curable by its nature.

If Mr. Macri is terminated with Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts.

Termination by iHeartMedia without Cause, by Mr. Macri for Good Cause or Upon Non-Renewal of the Agreement by iHeartMedia.  If Mr. Macri is terminated by iHeartMedia without Cause, if Mr. Macri resigns for Good Cause or the agreement is not renewed by iHeartMedia: (1) he will receive his accrued and unpaid base salary through the termination date and payments required under applicable employee benefit plans; and (2) provided he signs and returns a severance agreement and general release of claims in the time period required, he will receive (a) $1,400,000.0 which represents the sum of Mr. Macri’s base salary and target Annual Bonus, to be paid out over a period of twelve 12 months and (b) a pro rata portion of his 2019 Annual Bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

Pursuant to the second amendment to Mr. Macri’s employment agreement, the term of Mr. Macri’s employment agreement, which was previously scheduled to expire on June 30, 2018, was extended through March 31, 2019. The second amendment to Mr. Macri’s employment agreement does not contemplate automatic renewals of the employment period and if Mr. Macri’s employment continues for any period of time following March 31, 2019, such employment will be “at-will” and may be terminated at any time by either party. In such case, pursuant to the second amendment to Mr. Macri’s employment agreement, Mr. Macri will be entitled to receive his accrued and unpaid base salary through termination date and any payments required under applicable employee benefit plans.

Termination due to Disability.  If Mr. Macri is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, iHeartMedia may terminate his employment. If Mr. Macri’s employment is terminated, he will receive a lump-sum cash payment equal to his Accrued Amounts.

Termination due to Death.  If Mr. Macri’s employment is terminated by his death, iHeartMedia will pay in a lump sum to his designee or, if no designee, to his estate, his Accrued Amounts.

Post-Employment Table

The following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause” or “Good Reason”		“Change in Control” without Termination(b)	“Change in Control” with Termination
Robert W. Pittman(c)	Vesting of equity awards(d)	—	—		—		—		—		—	$220,584

	TOTAL	—	—		—		—		—		—	$220,584

Richard J. Bressler(c)	Cash payment TOTAL	—	$2,736,905	(e)	$1,132,205	(f)	$1,132,205	(f)	—		—	$2,736,905	(e)
	Cash value of benefits(g)	—	9,688		9,688		9,688		—		—	9,688
	Vesting of equity awards(d)	—	—		—		—		—		—	82,722

	TOTAL	—	$2,746,593		$1,141,893		$1,141,893		—		—	$2,829,315

C. William Eccleshare	Cash payment	—	$3,010,000	(h)	$810,000	(i)	$810,000	(i)	$506,575	(j)	—	—
	Vesting of equity awards(d)	—	—		—		458,983		—		$458,983	—

	TOTAL	—	$3,010,000		$810,000		$1,268,983		$506,575		$458,983	—

Scott R. Wells	Cash payment	—	$2,426,396	(k)	—		—		—		—	—
	Cash value of benefits(g)	—	6,915		—		—		—		—	—

	TOTAL	—	$2,433,311		—		—		—		—	—

Steven J. Macri(c)	Cash payment	—	$376,213	(l)	—		—		—		—	—

	TOTAL	—	$376,213		—		—		—		—	—

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2017.

(b)	Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.

(c)	Amounts reflected in the table represent Clear Channel Outdoor’s portion of post-employment payments for Messrs. Pittman, Bressler and Macri. Pursuant to the Corporate Services Agreement, a percentage of payments made to Messrs. Pittman, Bressler and Macri upon termination or a change in control, other than payments with respect to the vesting of any iHeartMedia equity awards, would be allocated to Clear Channel Outdoor. For 2017, this allocation is based on Clear Channel Outdoor’s 2017 OIBDAN as a percentage of iHeartCommunications’ 2017 OIBDAN. For a further discussion of the Corporate Services Agreement, please refer to “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement.”

(d)	Amounts reflect the value of unvested Clear Channel Outdoor equity awards held by the respective named executive officers on December 31, 2017 that are subject to accelerated vesting. This value is based upon the closing price of Clear Channel Outdoor’s Class A common stock on December 31, 2017 of $4.60, but it excludes stock options with an exercise price exceeding the closing price of Clear Channel Outdoor’s Class A common stock on December 31, 2017. The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(e)	Represents the allocated portion of (1) 1.5 times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2017, (2) an annual bonus for the year ended December 31, 2017; (3) an iHeartMedia SIP bonus for the year ended December 31, 2017 pursuant to Mr. Bressler’s employment agreement; and (4) the half of the retention bonus that Mr. Bressler will not be required to repay upon involuntary termination without cause prior to the first anniversary of the effective date of the award.

(f)	Represents the allocated portion of (1) an annual bonus for the year ended December 31, 2017, (2) an iHeartMedia SIP bonus for the year ended December 31, 2017, pursuant to Mr. Bressler’s employment agreement; and (3) the half of the retention bonus that Mr. Bressler will not be required to repay upon involuntary termination without cause prior to the first anniversary of the effective date of the award.

(g)	The values associated with the continued provision of health benefits are based on the 2017 premiums for insurance multiplied by the amount of time Messrs. Bressler and Wells are entitled to those benefits pursuant to their respective employment agreements.

(h)	Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2017, (2) an annual bonus for the year ended December 31, 2017, (3) $80,000 previously earned pursuant to the 2015 SIP bonus, and (4) $180,000 previously earned pursuant to the 2016 SIP bonus, pursuant to Mr. Eccleshare’s employment agreement.

(i)	Represents (1) an annual bonus for the year ended December 31, 2017, (2) $80,000 previously earned pursuant to the 2015 SIP bonus, and (3) $180,000 previously earned pursuant the 2016 SIP bonus, pursuant to Mr. Eccleshare’s employment agreement.

(j)	Represents (1) $80,000 previously earned pursuant to the 2015 SIP bonus, (2) $180,000 previously earned pursuant to the 2016 SIP bonus, pursuant to Mr. Eccleshare’s employment agreement, and (3) base salary during the required 90-day notice period under Mr. Eccleshare’s employment agreement.

(k)	Represents the amount payable to Mr. Wells pursuant to his employment agreement, which includes (1) 1.5 times his base salary at termination, (2) his annual bonus target for the year ended December 31, 2017, and (3) a prorated annual bonus for the year ended December 31, 2017. If Mr. Wells were terminated without cause, any time-vesting Clear Channel Outdoor options that would vest within one year following the termination date would vest. Also, any performance-vesting options would remain eligible to vest for 3 months following the termination date.

(l)	Represents the allocated portion of (1) the sum of Mr. Macri’s base salary at termination and annual bonus target for the year ended December 31, 2017, and (2) an annual bonus for the year ended December 31, 2017, pursuant to Mr. Macri’s employment agreement.

PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Robert W. Pittman, our Chief Executive Officer. For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $42,611; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $534,469.

Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 13 to 1.

Explanation of our Pay Ratio Disclosure

Mr. Pittman, our Chief Executive Officer, simultaneously holds the same positions at iHeartCommunications and iHeartMedia, our indirect parent entities. Our Chief Financial Officer, General Counsel, Chief Accounting Officer and Senior Vice President—Corporate Finance also hold the same positions at iHeartCommunications and iHeartMedia. The compensation of all of these officers is set by the board of directors and the Compensation Committee of the board of directors of iHeartMedia and allocated to us pursuant to the Corporate Services Agreement, dated November 16, 2005, by and between iHeartMedia Management Services, Inc., an indirect subsidiary of iHeartMedia, and Clear Channel Outdoor. These officers’ compensation is paid by iHeartMedia, and Clear Channel Outdoor is allocated a portion of the cost of the services of these officers, other than Mr. Pittman. The compensation paid by iHeartMedia to Mr. Pittman is not allocated to Clear Channel Outdoor, and is not reflected in our Summary Compensation Table. The only compensation reflected in our Summary Compensation Table for Mr. Pittman is $534,469 of accrued dividends paid on restricted shares issued by Clear Channel Outdoor that vested during 2017. Consequently, the pay ratio information calculated in accordance with Item 402(u) of Regulation S-K, which uses Mr. Pittman’s annual total compensation as reported in the Summary Compensation Table presented in this Proxy Statement, is not reflective of the ratio of our of CEO’s earnings to the annual total compensation of our median employee.

All of Mr. Pittman’s compensation for 2017 is reflected in iHeartMedia’s Summary Compensation Table for 2017. Consequently, in addition to the foregoing disclosure, we believe that the following information is helpful in evaluating the earnings of our CEO. This information should be viewed as a supplement to, and not as a replacement of, the required pay ratio disclosure set forth above. As described in footnote (g) to the Summary Compensation Table, Mr. Pittman received $1,200,000 in Salary, $11,050,000 in Bonus and Non-Equity Incentive Plan Compensation and $1,152,112 in All Other Compensation from iHeartMedia, in each case, calculated in accordance with the requirements of the Summary Compensation Table. Using all or a portion of Mr. Pittman’s annual total compensation for 2017 as set forth in iHeartMedia’s Summary Compensation Table in our pay ratio calculation would have resulted in a significantly higher pay ratio than the pay ratio calculated in accordance with Item 402(u) of Regulation S-K.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

1. We selected October 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the median employee, to allow sufficient time to identify the median employee given the global scope of our operations.

2. We determined that, as of October 1, 2017, our employee population consisted of approximately 5,823 individuals working at Clear Channel Outdoor and its consolidated subsidiaries. This number does not include 326 employees of iHeartMedia who provide corporate services to us under the Corporate Services Agreement. These iHeartMedia employees are compensated by iHeartMedia, and the costs of these corporate services are allocated to us as described under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement.” These iHeartMedia employees do not receive any compensation from Clear Channel Outdoor.

3. Of our employee population as of October 1, 2017, 1,584 were U.S. employees and 4,239 were non-U.S. employees. We excluded employees who are located in the jurisdictions set forth below from the determination of median employee, under the de minimis exception in the SEC rules.

Country	Number of Employees
Hungary	1
Estonia, Lithuania, Latvia and Russia	24
Denmark	29
Finland	49
Poland	67
Total Excluded Employees	170

In total, the excluded employees represented 2.9% of our combined U.S. and non-U.S. workforce.

4. For purposes of measuring the compensation of our employee population, we selected total cash compensation. Total cash compensation includes base salary, hourly pay, overtime, bonuses and commissions, as reported on our payroll records. We measured total cash compensation of the employees included in the calculation over the nine-month period ended September 30, 2017. While some of our highly compensated employees are eligible to receive cash bonuses in the first quarter of the year under our annual cash bonus plan, the majority of our employees are not eligible to receive annual cash bonuses and instead earn quarterly cash bonuses or commissions, or are not eligible for any bonus. Consequently, we believe that total cash compensation for the nine-month period ended September 30, 2017 reasonably reflects the annual total compensation of our employee population for purposes of identifying our median employee.

5. We gathered our total cash compensation information for the nine-month period ended September 30, 2017 from payroll records of each of our business units and applied this compensation measure consistently to all of our employees included in the calculation. We annualized the total cash compensation of permanent employees hired during the year. We did not make any other annualizing adjustments, and we did not make any cost-of-living adjustments in identifying the median employee. Amounts in foreign currency were converted from local currency to U.S. dollars using the average daily exchange rate of each country’s respective currency to U.S. dollars for the twelve months ended December 31, 2017.

6. Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $42,611. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with the Compensation Committee, management conducted an assessment of whether Clear Channel Outdoor’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal and Finance departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning Clear Channel Outdoor’s compensation policies with the long-term interests of Clear Channel Outdoor and avoiding rewards or incentive structures that could create unnecessary risks to Clear Channel Outdoor.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on Clear Channel Outdoor.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2017 are set forth in the table below. Only our independent directors are compensated for serving as directors of Clear Channel Outdoor. As a result, only Messrs. Jacobs (who retired from our Board effective February 15, 2018), Keglevic, Temple (who did not stand for reelection at our 2017 Annual Meeting of Stockholders) and Tremblay were compensated for their service as directors of Clear Channel Outdoor during 2017. The following table contains information about our independent directors’ 2017 compensation.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Total ($)
Blair E. Hendrix	—	—	—	—
Douglas L. Jacobs(b)	422,500	148,522	—	571,022
Daniel G. Jones	—	—	—	—
Paul Keglevic	189,326	139,996	—	329,322
Vicente Piedrahita	—	—	—	—
Robert W. Pittman(c)	—	—	—	—
Olivia Sabine	—	—	—	—
Christopher M. Temple(d)	181,620	—	—	181,620
Dale W. Tremblay	424,000	159,381	—	583,381

(a)	Amounts in the Stock Awards and Option Awards columns reflect the full grant date fair value of stock and options awarded under our 2012 Amended and Restated Stock Incentive Plan during 2017, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. On March 23, 2017, in lieu of the dividend paid on February 23, 2017, Messrs. Jacobs and Tremblay were award 1,433 and 3,258, respectively, shares of Clear Channel Outdoor Class A common stock, which were vested immediately. On July 21, 2017, each of Messrs. Jacobs, Keglevic and Tremblay received an annual award of 27,722 shares of time-vesting restricted stock.

For the restricted stock awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant.

For further discussion of the assumptions made in valuation, see also Note 8-Stockholders’ Equity (Deficit) beginning on page A-72 of Appendix A.

As of December 31, 2017, there were outstanding stock options awarded to our independent directors in 2012 and prior thereto with respect to an aggregate of 100,522 shares of our Class A common stock outstanding under our 2005 Stock Incentive Plan. As of December 31, 2017, there were outstanding stock options awarded to our independent directors in 2016 and prior thereto with respect to 132,411 shares of our Class A common stock outstanding under our 2012 Amended and Restated Stock Incentive Plan and there were 21,870 unvested shares of restricted stock awarded to our independent directors in 2017 and prior thereto outstanding under our 2012 Amended and Restated Stock Incentive Plan.

(b)	Mr. Jacobs ceased serving on our Board on February 15, 2018.

(c)	Robert W. Pittman serves as an officer of Clear Channel Outdoor, iHeartCommunications and iHeartMedia, as well as a member of our Board and the Boards of Directors of iHeartCommunications and iHeartMedia. Mr. Pittman’s compensation for his services as an officer of Clear Channel Outdoor, iHeartCommunications and iHeartMedia is included in the Summary Compensation Table in iHeartMedia’s proxy statement. Mr. Pittman did not receive any additional compensation for his service on our Board during 2017. Mr. Pittman will cease serving on our Board on the date of the annual meeting.

(d)	Mr. Temple ceased serving on our Board on May 26, 2017.

Messrs. Jacobs, Keglevic and Tremblay all served as our independent directors during 2017. The Board’s compensation structure for our independent directors consists of the following components: (1) an annual cash retainer; (2) an additional cash payment for each Board meeting attended; (3) an additional cash payment for each committee meeting attended; and (4) an additional annual cash retainer for the Committee chairpersons. We also may grant stock options or other stock-based awards to the independent directors, and the independent directors may elect to receive their fees in the form of shares of our common stock. None of the independent directors made this election during 2017. Directors also are reimbursed for their expenses associated with their service as directors of Clear Channel Outdoor. We also pay retainer and meeting fees to directors serving on ad hoc special committees from time to time. During 2017, for service on an ad hoc special committee, Mr. Jacobs received retainer fees of $240,000 and meeting fees of $34,500; Mr. Tremblay received retainer fees of $240,000 and meeting fees of $31,500; Mr. Temple received retainer fees of $96,774 and meeting fees of $31,500; and Mr. Keglevic received retainer fees of $112,903 and meeting fees of $3,000.

During 2016, at the request of the Compensation Committee, we conducted an analysis of independent director compensation. After reviewing the analysis, our Board revised the compensation program for our independent directors effective July 1, 2016 and granted restricted stock to our independent directors as described in footnote (a) above. Effective as of July 1, 2016, the compensation program for our independent directors is as set forth below.

Annual cash retainer	$70,000
Additional cash payment per Board meeting attended	$2,000
Additional cash payment per Committee meeting attended	$1,500
Additional annual cash retainer for Committee Chairperson:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$20,000
• Intercompany Note Committee Chair	$20,000
Annual equity award value	$140,000

In 2016, our Board adopted a stock ownership guideline for our independent directors that requires our independent directors to own a minimum of 35,000 shares of Class A common stock by July 1, 2019 or, in the case of any independent directors appointed after the adoption of the guideline, within three years of the date of the independent director’s appointment.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2017 relating to our equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-Average exercise price of outstanding options, warrants and rights(1)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(A))
	(A)		(B)	(C)
Equity Compensation Plans approved by security holders(2)	8,010,876	(3)	$6.10	26,849,707
Equity Compensation Plans not approved by security holders	—		—	—

Total	8,010,876		$6.10	26,849,707

(1)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of restricted stock or RSUs, which have no exercise price.

(2)	Represents the 2005 Stock Incentive Plan and the 2012 Amended and Restated Stock Incentive Plan. The 2005 Stock Incentive Plan automatically terminated (other than with respect to outstanding awards) upon stockholder approval of the 2012 Stock Incentive Plan at our Annual Stockholder Meeting on May 18, 2012 and, as a result, there are no shares available for grant under the 2005 Stock Incentive Plan.

(3)	This number includes shares subject to outstanding awards granted, of which 4,110,459 shares are subject to outstanding options, 2,527,419 shares are subject to outstanding restricted shares and 1,372,998 shares are subject to outstanding RSUs.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Clear Channel Outdoor’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel Outdoor to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish Clear Channel Outdoor with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that Mr. Jacobs was late in filing a Form 4 disclosing one transaction and Mr. Tremblay was late in filing a Form 4 disclosing one transaction.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2017, Messrs. Jacobs and Tremblay served as the members of our Compensation Committee. There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2017 and as of the date of this proxy statement. During 2017, no member of our Compensation Committee simultaneously served as an executive officer of Clear Channel Outdoor. No member of our Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

IHEARTMEDIA, INC.

We are an indirect subsidiary of iHeartMedia. As of May 9, 2018, iHeartMedia, through its wholly owned subsidiaries, owned all of our outstanding shares of Class B common stock and 10,726,917 of our outstanding shares of Class A common stock, collectively representing approximately 89.5% of the outstanding shares of our common stock and approximately 99% of the total voting power of our common stock. Each share of our Class B common stock is convertible while owned by iHeartMedia or any of its affiliates (excluding us and our subsidiaries) at the option of the holder thereof into one share of Class A common stock. The agreements between us and iHeartMedia do not prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

Each of Blair E. Hendrix and Robert W. Pittman, two of our current directors, is a director of iHeartMedia and iHeartCommunications. In addition, Richard J. Bressler, C. William Eccleshare, Scott D. Hamilton, Steven J. Macri, Robert W. Pittman and Robert H. Walls, Jr. serve as executive officers of Clear Channel Outdoor, iHeartMedia and iHeartCommunications. Blair E. Hendrix and Olivia Sabine, two of our current directors, are employed as a managing director and an executive vice president, respectively, of Bain Capital. Daniel G. Jones and Vicente Piedrahita, two of our current directors, are employed as a managing director and a principal, respectively, of THL. Entities controlled by Bain Capital and THL hold all of the shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock, and these shares represent a majority (whether measured by voting power or economic interest) of the equity of iHeartMedia.

We have entered into a number of agreements with certain subsidiaries of iHeartMedia setting forth various matters governing our relationship with iHeartMedia and iHeartCommunications, referred to collectively in this section as “iHeartMedia.” These agreements provide for, among other things, the allocation of employee benefit, tax and other liabilities and obligations attributable to our operations.

Set forth below are descriptions of certain agreements, relationships and transactions we have with iHeartMedia and its subsidiaries.

Master Agreement

We have entered into a master agreement (the “Master Agreement”) with iHeartCommunications. Among other things, the Master Agreement sets forth agreements governing our relationship with iHeartCommunications.

Auditors and Audits; Annual Financial Statements and Accounting.  We have agreed that, for so long as iHeartCommunications is required to consolidate our results of operations and financial position or account for its investment in our Company under the equity method of accounting, we will maintain a fiscal year-end and accounting periods the same as iHeartCommunications, conform our financial presentation with that of iHeartMedia, we will not change our independent auditors without iHeartCommunications’ prior written consent (which will not be unreasonably withheld), and we will use commercially reasonable efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of iHeartMedia’s financial statements. We have also agreed to provide to iHeartCommunications all information required for iHeartCommunications to meet its schedule for the filing and distribution of its financial statements and to make available to iHeartCommunications and its independent auditors all documents necessary for the annual audit of our Company as well as access to the responsible personnel so that iHeartCommunications and its independent auditors may conduct their audits relating to our financial statements. We provide iHeartCommunications with financial reports, financial statements, budgets, projections, press releases and other financial data and information with respect to our business, properties and financial positions. We have also agreed to adhere to certain specified disclosure controls and procedures and iHeartCommunications accounting policies and to notify and consult with iHeartCommunications regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting and certain fraudulent conduct and other violations of law.

Exchange of Other Information.  The Master Agreement also provides for other arrangements with respect to the mutual sharing of information between iHeartCommunications and us in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings and in order to comply with our respective obligations after the separation. We have also agreed to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Indemnification.  We have agreed to indemnify, hold harmless and defend iHeartCommunications, each of its affiliates (excluding us and our subsidiaries) and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;
•	the operations, liabilities and contractual obligations of our business;
•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by iHeartCommunications or any of its affiliates for our benefit;
•	any breach by us or any of our affiliates of the Master Agreement or our other agreements with iHeartCommunications or our amended and restated certificate of incorporation or bylaws; and
•	any untrue statement of, or omission to state, a material fact in iHeartCommunications’ public filings to the extent the statement or omission was as a result of information that we furnished to iHeartCommunications or that iHeartCommunications incorporated by reference from our public filings, if the statement or omission was made or occurred after November 16, 2005.

iHeartCommunications has agreed to indemnify, hold harmless and defend us, each of our subsidiaries and each of our and our subsidiaries’ respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of iHeartCommunications or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of iHeartCommunications or its affiliates, other than liabilities associated with our businesses;
•	the liabilities of iHeartCommunications and its affiliates’ businesses, other than liabilities associated with our businesses;
•	any breach by iHeartCommunications or any of its affiliates of the Master Agreement or its other agreements with us; and
•	any untrue statement of, or omission to state, a material fact in our public filings to the extent the statement or omission was as a result of information that iHeartCommunications furnished to us or that we incorporated by reference from iHeartCommunications’ public filings, if the statement or omission was made or occurred after November 16, 2005.

The Master Agreement also specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party.

Dispute Resolution Procedures.  We have agreed with iHeartCommunications that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between iHeartCommunications and us have similar dispute resolution provisions.

Other Provisions.  The Master Agreement also contains covenants between iHeartCommunications and us with respect to other matters, including the following:

•	our agreement (subject to certain limited exceptions) not to repurchase shares of our outstanding Class A common stock or any other securities convertible into or exercisable for our Class A common stock, without first obtaining the prior written consent or affirmative vote of iHeartCommunications, for so long as iHeartCommunications owns more than 50% of the total voting power of our common stock;
•	confidentiality of our and iHeartCommunications’ information;
•	our right to continue coverage under iHeartCommunications’ insurance policies for so long as iHeartCommunications owns more than 50% of our outstanding common stock;
•	restrictions on our ability to take any action or enter into any agreement that would cause iHeartCommunications to violate any law, organizational document, agreement or judgment;
•	restrictions on our ability to take any action that limits iHeartCommunications’ ability to freely sell, transfer, pledge or otherwise dispose of our stock;
•	our obligation to comply with iHeartCommunications’ insurance policies applicable to its subsidiaries for so long as iHeartMedia owns more than 50% of the total voting power of our outstanding common stock, except (1) to the extent such policies conflict with our amended and restated certificate of incorporation or bylaws or any of the agreements between iHeartCommunications and us, or (2) as otherwise agreed with iHeartCommunications or superseded by any policies adopted by our Board; and
•	restrictions on our ability to enter into any agreement that binds or purports to bind iHeartCommunications.

Approval Rights of iHeartCommunications on Certain of our Activities.  Until the first date on which iHeartCommunications owns less than 50% of the total voting power of our common stock, the prior affirmative vote or written consent of iHeartCommunications is required for the following actions (subject in each case to certain agreed exceptions):

•	a merger involving us or any of our subsidiaries (other than mergers involving our wholly owned subsidiaries or to effect acquisitions permitted under our amended and restated certificate of incorporation and the Master Agreement);
•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $5 million;
•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $5 million, other than transactions to which we and one or more wholly owned subsidiaries of ours are the only parties;
•	incurrence or guarantee of debt by us or our subsidiaries in excess of $400 million outstanding at any one time or that could reasonably be expected to result in a negative change in any of our credit ratings, excluding our debt with iHeartCommunications, intercompany debt (within our Company and its subsidiaries), and debt determined to constitute operating leverage by a nationally recognized statistical rating organization;

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;
•	entry into any agreement restricting our ability or the ability of any of our subsidiaries to pay dividends, borrow money, repay indebtedness, make loans or transfer assets, in any such case to our Company or iHeartCommunications;
•	dissolution, liquidation or winding up of our company or any of our subsidiaries;
•	adoption of a rights agreement; and
•	alteration, amendment, termination or repeal of, or adoption of any provision inconsistent with, the provisions of our amended and restated certificate of incorporation or our bylaws relating to our authorized capital stock, the rights granted to the holders of the Class B common stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the size or classes of our Board, corporate opportunities and conflicts of interest between our Company and iHeartCommunications and Section 203 of the Delaware General Corporation Law.

Corporate Services Agreement

We entered into the Corporate Services Agreement to provide us certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, so long as iHeartCommunications continues to own greater than 50% of the total voting power of our common stock then an affiliate of iHeartCommunications (referred to as iHeartCommunications for purposes of this description) will provide us with such services and other assistance which we must accept. These include, among other things, the following:

•	treasury, payroll and other financial related services;
•	certain executive officer services;
•	human resources and employee benefits;
•	legal and related services;
•	information systems, network and related services;
•	investment services;
•	corporate services; and
•	procurement and sourcing support.

The charges for the corporate services generally are intended to allow iHeartCommunications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, we and iHeartCommunications each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements. The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that iHeartCommunications will make available to us, and we will be obligated to utilize, certain executive officers of iHeartCommunications to serve as our executive officers. The Corporate Services Agreement may be terminated by mutual agreement or, after the date iHeartCommunications owns shares of our common stock representing less than 50% of the total voting power of our common stock, upon six months written notice by us to iHeartCommunications. iHeartCommunications charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of our financial performance to the financial performance of iHeartCommunications. The compensation and benefits costs allocated to us include such executives’ base salary, bonus and other standard employee benefits, but exclude equity-based compensation. See footnote (g) to the Summary Compensation Table for additional information regarding the allocations. For the year ended December 31, 2017, charges for the corporate and executive services provided to us by iHeartCommunications under the Corporate Services Agreement totaled $68.7 million.

Tax Matters Agreement

We and certain of our corporate subsidiaries continue to be included in the affiliated group of corporations that files a consolidated return for U.S. Federal income tax purposes of which iHeartCommunications is the common parent corporation and, in certain cases, we or one or more of our subsidiaries may be included in a combined, consolidated or unitary group with iHeartCommunications or one or more of its subsidiaries for certain state and local income tax purposes. We and iHeartCommunications have entered into a tax matters agreement (the “Tax Matters Agreement”) to allocate the responsibility of iHeartCommunications and its subsidiaries, on the one hand, and we and our subsidiaries, on the other, for the payment of taxes resulting from filing tax returns on a combined, consolidated or unitary basis.

With respect to tax returns in which we or any of our subsidiaries are included in a combined, consolidated or unitary group with iHeartCommunications or any of its subsidiaries for Federal, state or local tax purposes, we make payments to iHeartCommunications pursuant to the Tax Matters Agreement equal to the amount of taxes that would be paid if we and each of our subsidiaries included in such group filed a separate tax return. We also reimburse iHeartCommunications for the amount of any taxes paid by it on our behalf with respect to tax returns that include only us or any of our subsidiaries for Federal, state or local tax purposes, which tax returns are prepared and filed by iHeartCommunications. With respect to certain tax items, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, that are generated by us or our subsidiaries, but are used by iHeartCommunications or its subsidiaries when a tax return is filed on a combined, consolidated or unitary basis for Federal, state or local tax purposes, we are reimbursed by iHeartCommunications as such tax items are used.

Under the Tax Matters Agreement, iHeartCommunications is appointed the sole and exclusive agent for us and our subsidiaries in any and all matters relating to Federal, state and local income taxes, and has sole and exclusive responsibility for the preparation and filing of all tax returns (or amended returns) related to such taxes and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of us or any of our subsidiaries with respect to such taxes. Additionally, iHeartCommunications determines the amount of our liability to (or entitlement to payment from) iHeartCommunications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between iHeartCommunications and us. For example, under the Tax Matters Agreement, iHeartCommunications will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to iHeartCommunications and detrimental to us.

For U.S. Federal income tax purposes, each member of an affiliated group of corporations that files a consolidated return is jointly and severally liable for the U.S. Federal income tax liability of the entire group. Similar principles may apply with respect to members of a group that file a tax return on a combined, consolidated or unitary group basis for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between iHeartCommunications and us during the period in which we or any of our subsidiaries are included in the consolidated group of iHeartCommunications or any of its subsidiaries, we and our subsidiaries included in such consolidated group could be liable for the tax liability of the entire consolidated group in the event any such tax liability is incurred and not discharged by iHeartCommunications. The Tax Matters Agreement provides, however, that iHeartCommunications will indemnify us and our subsidiaries to the extent that, as a result of us or any of our subsidiaries being a member of a consolidated group, we or our subsidiaries becomes liable for the tax liability of the entire consolidated group (other than the portion of such liability for which we and our subsidiaries are liable under the Tax Matters Agreement).

Under Section 482 of the Code, the Internal Revenue Service has the authority in certain instances to redistribute, reapportion or reallocate gross income, deductions, credits or allowances between iHeartCommunications and us. Other taxing authorities may have similar authority under comparable provisions of foreign, state and local law. The Tax Matters Agreement provides that we or iHeartCommunications will indemnify the other to the extent that, as a result of the Internal Revenue Service exercising its authority (or any other taxing authority exercising a similar authority), the tax liability of one group is reduced while the tax liability of the other group is increased.

If iHeartCommunications spins off our Class B common stock to its stockholders in a distribution that is intended to be tax-free under Section 355 of the Code, we have agreed in the Tax Matters Agreement to indemnify iHeartCommunications and its affiliates against any and all tax-related liabilities if such a spin-off fails to qualify as a tax-free distribution (including as a result of Section 355(e) of the Code) due to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the Tax Matters Agreement. If neither we nor iHeartCommunications is responsible under the Tax Matters Agreement for any such spin-off not being tax-free under Section 355 of the Code, we and iHeartMedia have agreed that we will each be responsible for 50% of the tax-related liabilities arising from the failure of such a spin-off to so qualify.

At December 31, 2017, the amount payable to iHeartCommunications under the Tax Matters Agreement was $0.1 million.

Employee Matters Agreement

We have entered into an employee matters agreement (the “Employee Matters Agreement”) with iHeartCommunications covering certain compensation and employee benefit issues. In general, with certain exceptions, our employees participate in the iHeartCommunications employee plans and arrangements along with the employees of other iHeartCommunications subsidiaries. Our payroll is also administered by iHeartCommunications.

We and iHeartCommunications reserve the right to withdraw from or terminate our participation, as the case may be, in any of the iHeartCommunications employee plans and arrangements at any time and for any reason, subject to at least 90 days’ notice. Unless sooner terminated, it is likely that our participation in iHeartCommunications employee plans and arrangements will end if and at such time as we are no longer a subsidiary of iHeartCommunications which, for this purpose, means iHeartCommunications owns less than 80% of the total combined voting power of all classes of our capital stock entitled to vote. We will, however, continue to bear the cost of and retain responsibility for all employment-related liabilities and obligations associated with our employees (and their covered dependents and beneficiaries), regardless of when incurred.

Trademarks

We have entered into a trademark license agreement (the “Trademark License Agreement”) with a subsidiary of iHeartMedia that entitles us to use (1) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel “outdoor” trademark logo with respect to day-to-day operations of our business worldwide and on the Internet, and (2) certain other Clear Channel marks in connection with our business. Our use of the marks is subject to iHeartCommunications’ approval. iHeartCommunications may terminate our use of the marks in certain circumstances, including (1) a breach by us of a term or condition of our various agreements with iHeartCommunications and (2) at any time after iHeartCommunications ceases to own at least 50% of the total voting power of our common stock.

On February 9, 2017, we entered into a binding option and letter of intent with iHeartMedia granting us a binding option to purchase the registered trademarks and domain names owned by iHeartMedia and its subsidiaries that incorporate one or more of the words “Clear” and/or “Channel,” and any translations or derivations of any of the foregoing, together with any goodwill associated therewith. This option is exercisable in our sole and absolute discretion at any time between February 23, 2018 and February 23, 2019. For the year ended December 31, 2017, iHeartCommunications charged us $36.7 million in trademark license fees.

Products and Services Provided between iHeartMedia and Us

We and iHeartMedia engage in transactions in the ordinary course of our respective businesses. These transactions include our providing billboard and other advertising space to iHeartMedia at rates we believe would be charged to a third party in an arms-length transaction.

Our branch managers have historically followed a corporate policy allowing iHeartMedia to use, without charge, domestic displays that they or their staff believe would otherwise be unsold. Our sales personnel receive partial revenue credit for that usage for compensation purposes. This partial revenue credit is not included in our reported revenues. iHeartMedia bears the cost of producing the advertising and we bear the costs of installing and removing this advertising. In 2017, we incurred approximately $394,130 to install and remove this advertising.

Cash Management Notes

We maintain accounts that represent net amounts due to or from iHeartCommunications, which is recorded as “Due from/to iHeartCommunications” on our consolidated balance sheets. The accounts represent our revolving promissory note issued by us to iHeartCommunications and the revolving promissory note issued by iHeartCommunications to us (the “Due from iHeartCommunications Note”), in each case in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. On November 29, 2017, we amended the Due from iHeartCommunications Note to extend the maturity date to May 15, 2019 and to increase the interest rate from 6.5% to 9.3%. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on May 15, 2019. Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications. Such day-to-day cash management services relate only to our cash activities and balances in the U.S. and exclude any cash activities and balances of our non-U.S. subsidiaries. At December 31, 2017, the asset recorded in “Due from iHeartCommunications” on our consolidated balance sheet was $212.0 million. At December 31, 2017, the principal amount outstanding under the Due from iHeartCommunications Note was $1,067.6 million. As a result of the iHeart Chapter 11 Cases (as defined below), we recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management’s best estimate of the cash settlement amount. As of December 31, 2017, we had no borrowings under the revolving promissory note to iHeartMedia.

At December 31, 2017, the fixed interest rate on the “Due from iHeartCommunications” account was 9.3%, which is equal to the fixed interest rate on the senior notes issued by our subsidiary. If the outstanding balance on the Due from iHeartCommunications Note exceeds $1.0 billion and under certain other circumstances tied to iHeartMedia’s liquidity, the rate is variable, but in no event is less than 9.3% nor greater than 20%. The net interest income for the year ended December 31, 2017 was $68.9 million.

Pursuant to an order entered by the Bankruptcy Court (as defined below) in the iHeart Chapter 11 Cases, as of March 14, 2018, the balance of the Due from iHeartCommunications Note is frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeart Communications Note. Our board of directors has established a special committee consisting of our independent directors to consider, review and negotiate certain transactions between iHeartCommunications and Clear Channel Outdoor Holdings in connection with the iHeart Chapter 11 Cases, and discussions regarding the outcome of the Due from iHeartCommunications Note are ongoing. On March 16, 2018, iHeartMedia and certain of its subsidiaries (collectively, the “Debtors”) and certain creditors and equity holders entered into a Restructuring Support Agreement (the “iHeart RSA”). The iHeart RSA contemplates that our business will be separated from iHeartCommunications at the conclusion of the iHeart Chapter 11 Cases and that the Due from iHeartCommunications Note will receive treatment in a form and substance acceptable to the Debtors, to the Company and to certain consenting senior creditors of iHeartCommunications, which treatment will be set forth in a plan of reorganization and approved by the Bankruptcy Court. It is still early in the iHeart Chapter 11 Cases, and we cannot predict at this time the outcome of iHeartCommunications’ efforts to restructure its indebtedness.

On October 5, 2017 we made a demand for the repayment $25.0 million outstanding under the Due From iHeartCommunications Note and paid a special cash dividend to our stockholders of record at the close of business on October 2, 2017 in an aggregate amount equal to $25.0 million, or $0.0687 per share.

On October 11, 2017 we made a demand for the repayment of $25.0 million outstanding under the Due From iHeartCommunications Note and paid a special cash dividend to our stockholders of record at the close of business on October 26, 2017 in an aggregate amount equal to $25.0 million, or $0.0687 per share.

On January 24, 2018, we made a demand for the repayment of $30.0 million outstanding under the Due From iHeartCommunications Note and paid a special cash dividend to our stockholders of record at the close of business on January 19, 2018, in an aggregate amount equal to $30.0 million, or $0.0824 per share.

iHeartMedia Chapter 11 Proceedings

On March 14, 2018, iHeartMedia and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “iHeart Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). Clear Channel Outdoor and its direct and indirect subsidiaries did not file voluntary petitions for reorganization under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 cases. Pursuant to first day motions filed with the Bankruptcy Court, the Bankruptcy Court authorized iHeartMedia to continue to provide services to Clear Channel Outdoor in the ordinary course of business, including, among other things, with respect to the Corporate Services Agreement.

COMMERCIAL TRANSACTIONS

As described above, we are an indirect subsidiary of iHeartMedia, and entities controlled by Bain Capital and THL hold all of the shares of iHeartMedia’s Class B common stock and iHeartMedia’s Class C common stock, representing a majority (whether measured by voting power or economic interest) of the equity of iHeartMedia. Two of our directors also serve as directors of iHeartMedia (one of whom is affiliated with Bain Capital) and three of our other directors are affiliated with Bain Capital or THL.

We are a global advertising company providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays in more than 35 countries across five continents. Bain Capital and THL are private equity firms that have investments in many companies. As a result of our worldwide reach, the nature of our business and the breadth of investments by Bain Capital and THL, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors, executive officers, greater than 5% stockholders or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2017, we provided ordinary course of business advertising services and/or received ordinary course of business services relating to our businesses exceeding $120,000 in value with respect to four companies in which Bain Capital and/or THL directly or indirectly owns a greater than 10% equity interest. These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid approximately $0.9 million by these entities and we paid approximately $0.8 million to these entities with respect to these 2017 transactions, including to entities in which THL directly or indirectly owns a greater than 10% equity interest that provided us (and our parent entities and subsidiaries) with payroll tax processing services and commercial credit card processing services pursuant to arms-length agreements at competitive market rates. The fees paid for these services in the aggregate were approximately $135,000.

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of our voting securities, and which may be required to be reported under the SEC disclosure rules. Such transactions must be pre-approved by the Audit Committee of our Board (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $10 million or the aggregate amount paid by us is less than $250,000. In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us. The related person transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board pursuant to these policies and procedures, to the extent required, with the exception of the transactions described above with respect to iHeartMedia because they occurred prior to the time the policies and procedures were adopted. We generally expect transactions of a similar nature to occur during 2018.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of Clear Channel Outdoor’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act, except to the extent Clear Channel Outdoor specifically incorporates this Report by reference therein.

The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board. The charter reflects standards set forth in SEC regulations and NYSE rules. In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel Outdoor’s website at www.clearchanneloutdoor.com.

As set forth in more detail in the charter, the Audit Committee assists the Board in its general oversight of Clear Channel Outdoor’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel Outdoor’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the independent registered public accounting firm that serves as Clear Channel Outdoor’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Clear Channel Outdoor’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. Subject to the consent of our corporate parent, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel Outdoor’s independent auditor. The Audit Committee also reviews the risk management and compliance processes and internal controls over financial reporting and the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel Outdoor’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel Outdoor’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of Clear Channel Outdoor’s financial statements, the Audit Committee met with both management and Clear Channel Outdoor’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

With respect to Clear Channel Outdoor’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that Clear Channel Outdoor’s audited financial statements be included in Clear Channel Outdoor’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Paul Keglevic, Chairman
Harvey L. Tepner
Dale W. Tremblay

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by Clear Channel Outdoor with respect to the years ended December 31, 2017 and 2016:

	Years Ended December 31,
(In thousands)	2017	2016
Audit Fees(a)	$6,336	$6,276
Audit-Related Fees(b)	74	73
Tax Fees(c)	1,836	1,260
All Other Fees(d)	3	—

Total Fees for Services	$8,249	$7,649

(a)	Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(b)	Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements and are not reported under Audit Fees, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(c)	Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews. Of the $1,835,900 in Tax Fees and $1,259,500 in Tax Fees with respect to 2017 and 2016, respectively, $63,500 and $44,300, respectively, was related to tax compliance services.

(d)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

Clear Channel Outdoor’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel Outdoor is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel Outdoor by its independent auditor. The Chairman of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Clear Channel Outdoor for the year ending December 31, 2018.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2018. Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2019 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of Clear Channel Outdoor no later than January 17, 2019, and must otherwise comply with the SEC’s rules. Proposals should be sent to: Secretary, Clear Channel Outdoor Holdings, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258.

If you intend to present a proposal at the annual meeting of stockholders in 2019, or if you want to nominate one or more directors at the annual meeting of stockholders in 2019, you must comply with the advance notice provisions of Clear Channel Outdoor’s bylaws. If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders. This means that, for our 2019 annual meeting, our Secretary must receive the notice no earlier than February 22, 2019 and no later than March 24, 2019. You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

Neither Clear Channel Outdoor’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by Clear Channel Outdoor. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel Outdoor may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel Outdoor expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Clear Channel Outdoor and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Investor Relations, 20880 Stone Oak Parkway, San Antonio, Texas 78258 or by calling (210) 832-3700. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of Clear Channel Outdoor’s Annual Report on Form 10-K filed with the SEC on May 3, 2018 and Amendment No. 1 on Form 10-K/A filed with the SEC on May 11, 2018 are available free of charge at Clear Channel Outdoor’s website at www.clearchanneloutdoor.com. A paper copy of the Form 10-K and Form 10-K/A also are available without charge to stockholders upon written request to: Investor Relations, Clear Channel Outdoor Holdings, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258.

APPENDIX A

FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for Clear Channel Outdoor Holdings, Inc., our Outdoor Index and the S&P 500 Composite Index from December 31, 2012 through December 31, 2017.

Indexed Yearly Stock Price Close

(Price Adjusted for Stock Splits and Dividends)

Source: FactSet Research Systems, Inc.; Bloomberg

	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017
Clear Channel Outdoor Holdings	$1,000	$1,444	$1,509	$796	$719	$655
Outdoor Index*	$1,000	$1,348	$1,047	$1,117	$1,219	$1,313
S&P500 Index	$1,000	$1,296	$1,444	$1,433	$1,570	$1,875

Our Outdoor Index, which provides a peer comparison for our Outdoor business, consists of Lamar Advertising Co., Inc., which in November 2014 completed the reorganization of its business operations to qualify as a real estate investment trust (“REIT”). Also includes Outfront Media, Inc., which began trading on March 28, 2014 pursuant to its IPO and spin off from CBS Corp. Outfront Media, Inc. began operating as a REIT in July 2014.

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

Our Business Segments

We have two reportable business segments, Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”), which represented 48% and 52% of our 2017 revenue, respectively. As of December 31, 2017, our Americas segment consisted of operations primarily in the United States and Latin America and our International segment consisted of operations primarily in Europe and Asia. Beginning January 1, 2018, our Latin American operations will be included in our International segment.

We are a leading global outdoor advertising company providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays. Through our extensive display inventory, we have the ability to deliver innovative, effective marketing campaigns for advertisers and marketing, creative and strategic partners in communities across the Americas and internationally.

We focus on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities. We intend to continue to execute upon our long-standing outdoor advertising strategies, while closely managing expenses and focusing on achieving operating efficiencies throughout our businesses. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

For more information about our revenue, gross profit and assets by segment and our revenue and long-lived assets by geographic area, see Note 11 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K.

Americas Outdoor Advertising Sources of Revenue

Americas generated 48%, 48% and 48% of our revenue in 2017, 2016 and 2015, respectively. Americas revenue is derived from the sale of advertising copy placed on our printed and digital displays. Our display inventory consists primarily of billboards, transit displays and street furniture. The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked. Billboards comprise approximately two-thirds of our display revenues. The following table shows the approximate percentage of revenue derived from each category for our Americas inventory:

	Year Ended December 31,
	2017	2016	2015
Billboards:
Bulletins	59%	59%	58%
Posters	10%	10%	12%
Transit displays	16%	16%	15%
Street furniture displays	7%	7%	6%
Spectaculars/wallscapes	4%	4%	5%
Other	4%	4%	4%

Total	100%	100%	100%

Our Americas segment generates revenues from local and national sales. Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Outdoor Advertising Sources of Revenue

Our International segment generated 52%, 52% and 52% of our revenue in 2017, 2016 and 2015, respectively. Our International display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International segment:

	Year Ended December 31,
	2017	2016	2015
Street furniture displays	51%	52%	52%
Billboards	17%	17%	19%
Transit displays	11%	10%	9%
Other (1)	21%	21%	20%

Total	100%	100%	100%

(1)	Includes advertising revenue from retail displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of SmartBike programs and production revenue.

Our International segment generates the majority of its revenue from the sale of advertising space on street furniture displays, billboards, retail displays and transit displays. Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. In some of the countries where we have operations, the number of impressions delivered by a display is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales. Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Shares of our Class A common stock trade on the New York Stock Exchange (“NYSE”) under the symbol “CCO.” There were 147 stockholders of record as of April 24, 2018. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of our Class A common stock as reported on the NYSE:

	Class A Common Stock Market Price			Class A Common Stock Market Price
	High	Low		High	Low
2017			2016
First Quarter	$6.20	$4.60	First Quarter	$4.71	$3.32
Second Quarter	6.00	3.55	Second Quarter	6.65	4.10
Third Quarter	5.20	3.85	Third Quarter	7.25	5.84
Fourth Quarter	4.80	3.80	Fourth Quarter	6.25	4.90

There is no established public trading market for our Class B common stock. There were 315,000,000 shares of our Class B common stock outstanding on April 24, 2018. iHeartCommunications indirectly holds all of the shares of Class B common stock outstanding and 10,726,917 shares of Class A common stock, representing 89.5% of the shares outstanding and approximately 99% of the voting power. The holders of our Class A common stock and Class B common stock have identical rights, except holders of our Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share. The shares of Class B common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

Dividend Policy

We do not pay regularly scheduled dividends, and our ability to pay dividends on our common stock is subject to restrictions should we seek to do so in the future. On March 15, 2012, we paid a special dividend in an amount equal to $6.0832 per share to the holders of record of our Class A and Class B common stock at the close of business on March 12, 2012 and, on November 8, 2013, in connection with the settlement of the derivative litigation related to the Due from iHeartCommunications note, we paid a special dividend in an amount equal to $0.5578 per share to the holders of record of our Class A and Class B common stock at the close of business on November 5, 2013. On August 11, 2014, we paid a special dividend in an amount equal to $0.4865 per share to the holders of record of our Class A and Class B common stock at the close of business on August 4, 2014. On January 7, 2016, we paid a special dividend in an amount equal to $0.6026 per share to the holders of record of our Class A and Class B common stock at the close of business on January 4, 2016. On February 4, 2016, we paid a special dividend in an amount equal to $1.4937 per share to the holders of record of our Class A and Class B common stock at the close of business on February 1, 2016. On February 23, 2017 we paid a special dividend in an amount equal to $0.7797 per share to the holders of our Class A and Class B common stock at the close of business on February 20, 2017. On October 5, 2017 we paid a special dividend in an amount equal to $0.0687 per share to the holders of our Class A and Class B common stock at the close of business on October 2, 2017. On October 31, 2017 we paid a special dividend in an amount equal to $0.0687 per share to the holders of our Class A and Class B common stock at the close of business on October 26, 2017. On January 24, 2018 we paid a special dividend in an amount equal to $0.0824 per share to the holders of our Class A and Class B common stock at the close of business on January 19, 2018.

We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries and the Due from iHeartCommunications note. We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries or repayment by iHeartCommunications of amounts outstanding under the Due from iHeartCommunications note to pay dividends. On October 19, 2013, in accordance with the terms of the derivative litigation settlement, we established a committee of our board of directors for the specific purpose of monitoring the Due from iHeartCommunications note. The committee has the non-exclusive authority pursuant to a committee charter to demand repayment under the Due from iHeartCommunications note under certain circumstances related to iHeartCommunications’ liquidity or the amount outstanding under the Due from iHeartCommunications note as long as our board of directors declares a simultaneous dividend equal to the amount so demanded. Any payment pursuant to such demand would be subject to the approval of the Bankruptcy Court.

In addition, the agreements governing our indebtedness contain restrictions on our ability to pay dividends. If we were to declare and pay cash dividends in the future, holders of our Class A common stock and Class B common stock would share equally, on a per share basis, in any such cash dividend. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Capital” and Note 6 to the Consolidated Financial Statements in Item 8 of the Annual Report on Form 10-K.

Sales of Unregistered Securities

We did not sell any equity securities during 2017 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2017 by or on behalf of us or an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased (1)	Average Price Paid per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	1,458	$4.30	—	$—
November 1 through November 30	—	—	—	—
December 1 through December 31	9,145	3.98	—	—

Total	10,603	$4.03	—	$—

(1)	The shares indicated consist of shares of our Class A common stock tendered by employees to us during the three months ended December 31, 2017 to satisfy the employees’ tax withholding obligation in connection with the vesting and release of restricted shares, which are repurchased by us based on their fair market value on the date the relevant transaction occurs.

ITEM 6.	SELECTED FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and other data as of the dates and for the periods indicated. The selected historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2017 presentation. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The selected historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of the Annual Report on Form 10-K.

(In thousands, except per share data)	For the Years Ended December 31,
	2017	2016	2015	2014	2013
Results of Operations Data:
Revenue	$2,591,265	$2,688,884	$2,806,204	$2,961,259	$2,946,190
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,402,765	1,422,058	1,494,902	1,596,888	1,594,728
Selling, general and administrative expenses (excludes depreciation and amortization)	508,637	515,202	531,504	548,519	543,572
Corporate expenses (excludes depreciation and amortization)	143,678	117,436	116,523	131,008	124,483
Depreciation and amortization	325,991	344,124	375,962	406,243	403,170
Impairment charges (1)	4,159	7,274	21,631	3,530	13,150
Other operating income (expense), net	26,391	354,688	(4,824)	7,259	22,979

Operating income	232,426	637,478	260,858	282,330	290,066
Interest expense, net	381,149	374,892	355,669	353,265	352,783
Interest income on Due from iHeartCommunications	68,871	50,309	61,439	60,179	54,210
Loss on Due from iHeartCommunications	(855,648)	—	—	—	—
Gain (loss) on investments, net	(1,045)	531	—	—	(18)
Equity in earnings (loss) of nonconsolidated affiliates	(990)	(1,689)	(289)	3,789	(2,092)
Other income (expense), net	29,800	(70,682)	12,387	15,185	1,016

Income (loss) before income taxes	(907,735)	241,055	(21,274)	8,218	(9,601)
Income tax benefit (expense)	280,218	(76,656)	(49,943)	8,967	(14,543)

Consolidated net income (loss)	(627,517)	164,399	(71,217)	17,185	(24,144)
Less amount attributable to noncontrolling interest	12,199	23,002	24,764	26,709	24,134

Net income (loss) attributable to the Company	$(639,716)	$141,397	$(95,981)	$(9,524)	$(48,278)

Net income (loss) attributable to the Company per common share:
Basic	$(1.77)	$0.39	$(0.27)	$(0.03)	$(0.13)
Weighted average common shares	361,141	360,294	359,508	358,565	357,662
Diluted	$(1.77)	$0.39	$(0.27)	$(0.03)	$(0.13)
Weighted average common shares	361,141	361,612	359,508	358,565	357,662

(1)	We recorded non-cash impairment charges of $4.2 million, $7.3 million, $21.6 million, $3.5 million and $13.2 million during 2017, 2016, 2015, 2014 and 2013, respectively. Our impairment charges are discussed more fully in Item 8 of Part II of the Annual Report on Form 10-K.

	As of December 31,
(In thousands)	2017	2016	2015	2014	2013
Balance Sheet Data:
Current assets	$974,172	$1,341,435	$1,567,697	$1,056,030	$1,214,143
Property, plant and equipment, net	1,395,029	1,412,833	1,627,986	1,905,651	2,081,098
Total assets	4,670,782	5,718,828	6,306,788	6,296,630	6,685,069
Current liabilities	657,512	641,718	920,613	717,829	773,590
Long-term debt, net of current maturities	5,266,153	5,110,020	5,106,513	4,880,526	4,861,357
Stockholders’ equity (deficit)	(1,841,405)	(930,926)	(567,824)	(139,332)	161,537

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes contained in Item 8 of the Annual Report on Form 10-K. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”). Our Americas and International segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Other operating income (expense), net, Interest expense, Interest income on Due from iHeartCommunications, Equity in earnings (loss) of nonconsolidated affiliates, Other income, net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

During the first quarter of 2018, we reevaluated our segment reporting and determined that our Latin America operations should be managed by our International outdoor leadership team. As such, beginning January 1, 2018, our Latin American operations will be included in our International outdoor segment. Certain prior period amounts have been reclassified to conform to the 2017 presentation.

Description of Our Business

Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

Management typically monitors our business by reviewing the average rates, average revenue per display, occupancy, and inventory levels of each of our display types by market.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

The significant expenses associated with our operations include direct production, maintenance and installation expenses as well as site lease expenses for land under our displays including revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl costs, electricity costs and the costs for cleaning and maintaining our displays. Vinyl costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas

Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States. Generally, we own the street furniture structures and are responsible for their construction and maintenance. Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators. Generally, these contracts have terms ranging from 10 to 20 years.

International

Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. In addition, because our International advertising operations are conducted in foreign markets, including Europe and Asia, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well. Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging up to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts. In our International business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.

Macroeconomic Indicators

Our advertising revenue for our Americas and International segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP, both domestically and internationally. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2017 was 2.3%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with iHeartCommunications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement, Tax Matters Agreement and Trademark and License Agreement (collectively, the “Intercompany Agreements”). iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the filing of the Annual Report on Form 10-K, no notice of termination of any of these agreements has been received from iHeartCommunications. Our agreements with iHeartCommunications continued under the same terms and conditions subsequent to iHeartCommunications’ merger.

On March 14, 2018, iHeartMedia, the indirect parent of the Company which owns approximately 89.5% of the Company’s outstanding common stock, and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions for reorganization (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Company and its direct and indirect subsidiaries did not file voluntary petitions for reorganization under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases.

Our board of directors has established a Special Committee to consider and review certain transactions between iHeartCommunications and us in connection with the iHeart Chapter 11 Cases. We have consented to, and the Bankruptcy Court has entered a final order approving, iHeartCommunications’ continuing to provide services pursuant to the Corporate Services Agreement during the iHeart Chapter 11 Cases. We expect iHeartCommunications to continue to provide services to us pursuant to the Corporate Services Agreement in the ordinary course of business, until it emerges from Chapter 11 or such arrangements are otherwise addressed through the iHeart Chapter 11 Cases.

On March 16, 2018, iHeartMedia and the other Debtors entered into a Restructuring Support Agreement (the “iHeart RSA”) with certain creditors and equityholders. The iHeart RSA contemplates that our business will be separated from iHeartCommunications at the conclusion of the iHeartMedia Chapter 11 Cases. The terms and conditions of the separation will be set forth in a plan of reorganization and approved by the Bankruptcy Court. While we cannot predict at this time the outcome of iHeartCommunications’ efforts to restructure its indebtedness, we currently expect that the plan of reorganization will provide for the termination, modification or replacement of the Intercompany Agreements.

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing iHeartCommunications to use, without charge, Americas’ displays they believe would otherwise be unsold. iHeartCommunications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.

Under the Corporate Services Agreement, iHeartCommunications provides management services to us. These services are charged to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2017, 2016 and 2015, we recorded approximately $68.7 million, $36.0 million and $30.1 million, respectively, as a component of corporate expenses for these services.

The Trademark and License Agreement entitles us to use (1) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel “outdoor” trademark logo with respect to day-to-day operations of our business worldwide and on the Internet, and (2) certain other Clear Channel marks in connection with our business. On February 9, 2017, we entered into a binding option and letter of intent with iHeartMedia granting us a binding option to purchase at fair value the registered trademarks and domain names owned by iHeartMedia and its subsidiaries that incorporate one or more of the words “Clear” and/or “Channel,” and any translations or derivations of any of the foregoing, together with any goodwill associated therewith. This option is exercisable in our sole and absolute discretion at any time between February 23, 2018 and February 23, 2019. For the year ended December 31, 2017, management service expenses included $36.8 million pursuant to the Trademark License Agreement.

As of December 31, 2017, iHeartCommunications’ and its subsidiaries held 10,726,917 shares of the Company’s Class A common stock and all of the Company’s class B common stock, which represented 89.5% of the outstanding shares of the Company’s common stock on a fully-diluted basis.

Executive Summary

The key developments in our business for the year ended December 31, 2017 are summarized below:

•	Consolidated revenue decreased $97.6 million during 2017 compared to 2016. Excluding a $8.6 million impact from movements in foreign exchange rates, consolidated revenue decreased $106.2 million during 2017 compared to 2016.

•	During the third quarter of 2017, Americas sold its ownership interest in a joint venture in Canada. As a result, the Company recognized a net loss on sale of $12.1 million.

•	On August 14, 2017, Clear Channel International B.V. (“CCIBV”), our indirect subsidiary, issued $150.0 million in aggregate principal amount of 8.75% Senior Notes due 2020 (the “New CCIBV Notes”) , as additional notes under the indenture governing CCIBV’s existing 8.75% Senior Notes due 2020.

•	On November 29, 2017, the “Due from iHeartCommunications” note was amended to extend its maturity from December 15, 2017 to May 15, 2019. The note’s interest rate was also amended and increased from 6.5% to 9.3%.

•	In October 2017, we made demands for repayment of $50.0 million outstanding under the Due from iHeartCommunications Note and simultaneously paid special cash dividends of $50.0 million.

Revenues and expenses “excluding the impact of foreign exchange movements” in this Management’s Discussion & Analysis of Financial Condition and Results of Operations is presented because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period to period comparisons of business performance and provides useful information to investors. Revenues and expenses “excluding the impact of foreign exchange movements” are calculated by converting the current period’s revenues and expenses in local currency to U.S. dollars using average foreign exchange rates for the prior period.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2017 to the year ended December 31, 2016 is as follows:

	Years Ended December 31,		% Change
(In thousands)	2017	2016
Revenue	$2,591,265	$2,688,884	(3.6)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,402,765	1,422,058	(1.4)%
Selling, general and administrative expenses (excludes depreciation and amortization)	508,637	515,202	(1.3)%
Corporate expenses (excludes depreciation and amortization)	143,678	117,436	22.3%
Depreciation and amortization	325,991	344,124	(5.3)%
Impairment charges	4,159	7,274	(42.8)%
Other operating income, net	26,391	354,688	(92.6)%

Operating income	232,426	637,478	(63.5)%
Interest expense	381,149	374,892
Interest income on Due from iHeartCommunications	68,871	50,309
Loss on Due from iHeartCommunications	(855,648)	—
Gain (loss) on investments, net	(1,045)	531
Equity in loss of nonconsolidated affiliates	(990)	(1,689)
Other income (expense), net	29,800	(70,682)

Income (loss) before income taxes	(907,735)	241,055
Income tax benefit (expense)	280,218	(76,656)

Consolidated net income (loss)	(627,517)	164,399
Less amount attributable to noncontrolling interest	12,199	23,002

Net income (loss) attributable to the Company	$(639,716)	$141,397

Consolidated Revenue

Consolidated revenue decreased $97.6 million during 2017 compared to 2016. Excluding an $8.6 million impact from movements in foreign exchange rates, consolidated revenue decreased $106.2 million during 2017 compared to 2016. The decrease in consolidated revenue is primarily due to the sales of our businesses in Australia and Turkey in 2016 and Canada in 2017, which generated revenue of $13.7 million and $149.4 million in the years ended December 31, 2017 and 2016, respectively. This decrease was partially offset by revenue growth in our International business as a result of new contracts and digital expansion.

Consolidated Direct Operating Expenses

Consolidated direct operating expenses decreased $19.3 million during 2017 compared to 2016. Excluding the $4.0 million impact from movements in foreign exchange rates, consolidated direct operating expenses decreased $23.3 million during 2017 compared to 2016 due to the sales of our businesses in Australia and Turkey in 2016 and Canada in 2017. This decrease was partially offset by higher site lease expense related to new contracts.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

Consolidated SG&A expenses decreased $6.6 million during 2017 compared to 2016. Excluding the $2.8 million impact from movements in foreign exchange rates, consolidated SG&A expenses decreased

$9.4 million during 2017 compared to 2016. SG&A expenses were lower primarily due to the sales of our businesses in Australia and Turkey in 2016 and Canada in 2017.

Corporate Expenses

Corporate expenses increased $26.2 million during 2017 compared to 2016. Excluding the $1.4 million impact from movements in foreign exchange rates, corporate expenses increased $27.6 million during 2017 compared to 2016 primarily due to the $36.7 million trademark license fee paid to iHeartMedia, Inc. (see Note 6 to our Consolidated Financial Statements located in Part II of the Annual Report on Form 10-K). The increase in Corporate expenses is partially offset by a decrease in executive and share-based compensation expense.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $11.2 million and $13.0 million incurred in 2017 and 2016, respectively, in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of severance related to workforce initiatives, consolidation of locations and positions, consulting expenses and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs for 2017, $1.8 million are reported within direct operating expenses, $8.5 million are reported within SG&A and $0.9 million are reported within corporate expense. In 2016, such costs totaled $2.7 million, $7.7 million, and $2.6 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $18.1 million during 2017 compared to 2016 primarily due to the sale of the Australia and Turkey businesses and assets becoming fully depreciated or fully amortized.

Impairment Charges

We perform our annual impairment test on our goodwill, billboard permits, and other intangible assets as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, during 2017, we recorded an impairment charge of $1.6 million during 2017 related to goodwill in one International business. In addition, the Company recognized an impairment of $2.6 million during 2017 in relation to advertising assets that were no longer usable in one country in our International segment. During 2016, we recognized a $7.3 million impairment related to goodwill in one International business. Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income, Net

Other operating income, net of $26.4 million in 2017 primarily related to the sale in the first quarter of 2017 of the Americas’ Indianapolis market in exchange for cash and certain assets in Atlanta, Georgia, resulting in a net gain of $28.9 million, and the $6.8 million gain recognized on the sale of our ownership interest in a joint venture in Belgium during the second quarter of 2017. These gains were partially offset by the $12.1 million loss on the sale in the third quarter 2017 of our Canada business.

Other operating income, net of $354.7 million in 2016 primarily related to the net gain of $278.3 million on sale of nine non-strategic U.S. markets in the first quarter of 2016 and the net gain of $127.6 million on sale of our business in Australia in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our business in Turkey in the second quarter of 2016.

Interest Expense

Interest expense increased $6.3 million in 2017 compared to 2016, due primarily to new debt issuances.

Interest Income on Due From iHeartCommunications

The terms of the Due from iHeartCommunications Note provide that any balance above $1.0 billion continues to accrue interest at a rate of 20.0%, while the balance up to $1.0 billion accrues interest at a rate of 9.3% (prior to the amendment to the terms of the Due from iHeartCommunications note on November 29, 2017, the Note accrued interest at 6.5%). Interest income increased $18.6 million during 2017 compared to 2016, primarily due to a higher average outstanding balance on the Due from iHeartCommunications Note, including the impact of the amounts over $1.0 billion accruing interest at 20.0%.

Loss on Due from iHeartCommunications

Loss on Due from iHeartCommunications included the $855.6 million impairment of the Due from iHeartCommunications Note, which was recorded as a result of the Chapter 11 bankruptcy protection filed by iHeartCommunications.

Gain (loss) on Investments, net

Loss on investments, net was $1.0 million for 2017. Gain on investments, net was $0.5 million for 2016.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $1.0 million and $1.7 million for 2017 and 2016, respectively, included the loss from our equity investments in our Americas and International segments.

Other Income (Expense), Net

Other income was $29.8 million for 2017. Other expense was $70.7 million for 2016. These amounts relate primarily to net foreign exchange gains and losses recognized in connection with intercompany notes denominated in foreign currencies.

Income Tax Expense

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated federal income tax returns with our subsidiaries.

On December 22, 2017, the U.S. government enacted comprehensive income tax legislation, referred to as The Tax Cuts and Jobs Act (the Tax Act). The Tax Act reduces the U.S. federal corporate tax rate from 35% percent to 21% effective January 1, 2018, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new U.S. taxes on certain foreign earnings. To account for the reduction in the U.S. federal corporate income tax rate, we remeasured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, generally 21% percent. To determine the impact from the one-time transition tax on accumulated foreign earnings, we analyzed our cumulative foreign earnings and profits in accordance with the rules provided in the Tax Act. Based upon our preliminary analysis which is not yet complete, we have not recorded income tax expense in the current period for the one-time transition tax due to the net accumulated deficit in our foreign earnings and profits.

The effective tax rate for 2017 was 30.9% and was primarily impacted by the $228.0 million provisional deferred tax benefit recorded in connection with the reduction of the U.S. federal corporate income tax rate to 21% upon enactment of the Tax Act mentioned above.

The effective tax rate for 2016 was 31.8% and was primarily impacted by the deferred tax benefits recorded in the current period for the release of valuation allowances in the U.S. and France. The release of the valuation allowance of $32.9 million in the U.S. was primarily due to the taxable income generated from the sale of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the release of valuation allowance in France of $43.3 million was due to positive evidence that existed related to the Company’s ability to utilize certain net operating loss carryforwards in the future. The deferred tax benefits described above were partially offset by $54.7 million in tax expense attributable to the sale of our business in Australia during the period.

Americas Results of Operations

Our Americas operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2017	2016
Revenue	$1,256,326	$1,278,413	(1.7)%
Direct operating expenses	574,113	570,310	0.7%
SG&A expenses	219,467	225,415	(2.6)%
Depreciation and amortization	189,707	185,654	2.2%

Operating income	$273,039	$297,034	(8.1)%

Americas revenue decreased $22.1 million during 2017 compared to 2016. Excluding the $3.8 million impact from movements in foreign exchange rates, Americas revenue decreased $25.9 million during 2017 compared to 2016. The decrease in revenue was primarily due to the $17.9 million impact resulting from the sales of non-strategic outdoor markets during the first quarter of 2016 and our Canadian business in the third quarter of 2017. The impact of exchanging our Indianapolis market for cash and assets in Atlanta in the first quarter of 2017 also contributed to the decrease in revenue. These decreases were partially offset by higher revenue from new and existing airport contracts.

Americas direct operating expenses increased $3.8 million during 2017 compared to 2016. Excluding the $1.9 million impact from movements in foreign exchange rates, Americas direct operating expenses increased $1.9 million during 2017 compared to 2016. The increase in direct operating expenses was driven primarily by higher site lease expenses related to new and existing airport contracts and print displays, partially offset by the $13.2 million decrease in expense due to the impact of the sales of non-strategic outdoor markets during the first quarter of 2016 and our Canadian business in the third quarter of 2017. Americas SG&A expenses decreased $5.9 million during 2017 compared to 2016. Excluding the $1.0 million impact from movements in foreign exchange rates, Americas SG&A expenses decreased $6.9 million during 2017 compared to 2016. The decrease in SG&A expenses was primarily due to lower bad debt expense and the $2.5 million impact resulting from the sales of non-strategic outdoor markets in the first quarter of 2016 and the sale of our Canadian business in the third quarter of 2017, and the exchange of outdoor markets in the first quarter of 2017.

International Results of Operations

Our International operating results were as follows:

(In thousands)	Years Ended December 31,		% Change
	2017	2016
Revenue	$1,334,939	$1,410,471	(5.4)%
Direct operating expenses	828,652	851,748	(2.7)%
SG&A expenses	289,170	289,787	(0.2)%
Depreciation and amortization	131,224	152,758	(14.1)%

Operating income	$85,893	$116,178	(26.1)%

International revenue decreased $75.5 million during 2017 compared to 2016. Excluding the $4.9 million impact from movements in foreign exchange rates, International revenue decreased $80.4 million during 2017 compared to 2016. The decrease in revenue is due to a $117.8 million decrease in revenue resulting from the sale of our businesses in Australia and Turkey in 2016. This was partially offset by growth across other markets including Spain, the United Kingdom, Switzerland and China, primarily from new contracts and digital expansion.

International direct operating expenses decreased $23.1 million during 2017 compared to 2016. Excluding the $2.0 million impact from movements in foreign exchange rates, International direct operating expenses decreased $25.1 million during 2017 compared to 2016. The decrease was driven by a $70.3 million decrease in direct operating expenses resulting from the 2016 sales of our businesses in Australia and Turkey, partially offset by higher site lease and production expenses primarily in countries experiencing revenue growth. International SG&A expenses decreased $0.6 million during 2017 compared to 2016. Excluding the $1.7 million impact from movements in foreign exchange rates, International SG&A expenses decreased $2.3 million during 2017 compared to 2016. The decrease in SG&A expenses was primarily due to a $22.6 million decrease resulting from the sale of our businesses in Australia and Turkey, partially offset by higher spending related to growth in certain countries. Included within SG&A expenses is $9.6 million recorded in the fourth quarter of 2017 to correct for accounting errors related to the misappropriation of cash identified at our China subsidiary. Such corrections are not considered to be material to the current year or prior year financial results.

Depreciation and amortization decreased $21.5 million primarily due to the sale of our businesses in Australia and Turkey in 2016 and assets becoming fully depreciated or fully amortized.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2016 to the year ended December 31, 2015 is as follows:

	Years Ended December 31,		% Change
(In thousands)	2016	2015
Revenue	$2,688,884	$2,806,204	(4.2)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,422,058	1,494,902	(4.9)%
Selling, general and administrative expenses (excludes depreciation and amortization)	515,202	531,504	(3.1)%
Corporate expenses (excludes depreciation and amortization)	117,436	116,523	0.8%
Depreciation and amortization	344,124	375,962	(8.5)%
Impairment charges	7,274	21,631	(66.4)%
Other operating (expense) income, net	354,688	(4,824)	(7,452.6)%

Operating income	637,478	260,858	144.4%
Interest expense	374,892	355,669
Interest income on Due from iHeartCommunications	50,309	61,439
Loss on investments, net	531	—
Equity in earnings (loss) of nonconsolidated affiliates	(1,689)	(289)
Other income, net	(70,682)	12,387

Income (loss) before income taxes	241,055	(21,274)
Income tax benefit (expense)	(76,656)	(49,943)

Consolidated loss	164,399	(71,217)
Less amount attributable to noncontrolling interest	23,002	24,764

Net loss attributable to the Company	$141,397	$(95,981)

Consolidated Revenue

Consolidated revenue decreased $117.3 million during 2016 compared to 2015. Excluding a $47.6 million impact from movements in foreign exchange rates, consolidated revenue decreased $69.7 million during 2016 compared to 2015. The decrease in consolidated revenue is primarily due to the sale of certain U.S. markets and International businesses which generated $248.9 million in revenue in 2015 and $123.5 million in 2016. This decrease was partially offset by revenues from new digital assets and new contracts.

Consolidated Direct Operating Expenses

Consolidated direct operating expenses decreased $72.8 million during 2016 compared to 2015. Excluding the $29.0 million impact from movements in foreign exchange rates, consolidated direct operating expenses decreased $43.8 million during 2016 compared to 2015. Lower direct operating expenses was primarily due to the sale of certain U.S. markets and International businesses.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

Consolidated SG&A expenses decreased $16.3 million during 2016 compared to 2015. Excluding the $9.9 million impact from movements in foreign exchange rates, consolidated SG&A expenses decreased $6.4 million during 2016 compared to 2015. SG&A expenses were lower primarily due to the sale of nine non-strategic U.S. markets in the first quarter of 2016, and were partially offset by higher variable compensation expenses.

Corporate Expenses

Corporate expenses increased $0.9 million during 2016 compared to 2015. Excluding the $4.1 million impact from movements in foreign exchange rates, corporate expenses increased $5.0 million during 2016 compared to 2015 primarily resulting from higher litigation costs and higher expenses related to non-cash compensation plans.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $13.0 million and $20.3 million incurred in 2016 and 2015, respectively, in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of severance related to workforce initiatives, consolidation of locations and positions, consulting expenses and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs for 2016, $2.7 million are reported within direct operating expenses, $7.8 million are reported within SG&A and $2.5 million are reported within corporate expense. In 2015, such costs totaled $9.2 million, $4.3 million, and $6.8 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $31.8 million during 2016 compared to 2015 primarily due to assets becoming fully depreciated or fully amortized, the sale of certain U.S. markets and International businesses, as well as the impact of movements in foreign exchange rates.

Impairment Charges

We perform our annual impairment test on our goodwill, billboard permits, and other intangible assets as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, during 2016, we recorded an impairment charge of $7.3 million during 2016 related to goodwill in one International business. During 2015, we recognized a $21.6 million impairment charge related to billboard permits in one Americas market. Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income (Expense), Net

Other operating income, net of $354.7 million in 2016 primarily related to the net gain of $278.3 million on sale of nine non-strategic markets in the first quarter of 2016 and the net gain of $127.6 million on sale on our business in Australia in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our business in Turkey in the second quarter of 2016. In the first quarter of 2016, Americas sold nine non-strategic markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds of $592.3 million in cash and certain advertising assets in Florida.

Other operating expense, net of $4.8 million in 2015 primarily related to acquisition/disposition transaction costs.

Interest Expense

Interest expense increased $19.2 million in 2016 compared to 2015, primarily due to the issuance by Clear Channel International B.V. of its 8.75% Senior Notes due 2020 during the fourth quarter of 2015.

Interest Income on Due From iHeartCommunications

Interest income decreased $11.1 million during 2016 compared to 2015 due to the decrease in the average outstanding balance on the Due from iHeartCommunications note.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $1.7 million and $0.3 million for 2016 and 2015, respectively, included the loss from our equity investments in our Americas and International segments.

Other Income (Expense), Net

Other expense was $70.2 million for 2016. Other income was $12.4 million for 2015. These amounts relate primarily to net foreign exchange gains and losses recognized in connection with intercompany notes denominated in foreign currencies. The decline in value during 2016 of the British pound against the Euro impacted Euro-denominated notes payable by one of our UK subsidiaries, which was the primary driver of the foreign exchange loss in 2016.

Income Tax Benefit (Expense)

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for our financial statements, our provision for income taxes was computed as if we file separate consolidated federal income tax returns with our subsidiaries.

The effective tax rate for 2016 was 31.8% and was primarily impacted by the deferred tax benefits recorded in the current period for the release of valuation allowances in the U.S. and France. The release of the valuation allowance of $32.9 million in the U.S. was primarily due to the taxable income generated from the sale of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the release of valuation allowance in France of $43.3 million was due to positive evidence that existed related to the Company’s ability to utilize certain net operating loss carryforwards in the future. The deferred tax benefits described above were partially offset by $54.7 million in tax expense attributable to the sale of our business in Australia during the period.

The effective tax rate for 2015 was (234.7)% and was primarily impacted by the $32.9 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the U.S. Federal and State net operating losses due to the uncertainty of the ability to utilize those losses in future periods. Additionally, the Company recorded additional taxes due to the inability to benefit from losses in certain foreign jurisdictions.

Americas Results of Operations

Our Americas operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2016	2015
Revenue	$1,278,413	$1,349,021	(5.2)%
Direct operating expenses	570,310	597,382	(4.5)%
SG&A expenses	225,415	233,254	(3.4)%
Depreciation and amortization	185,654	204,514	(9.2)%

Operating income	$297,034	$313,871	(5.4)%

Americas revenue decreased $70.6 million during 2016 compared to 2015. Excluding the $7.7 million impact from movements in foreign exchange rates, Americas revenue decreased $62.9 million during 2016 compared to 2015. The decrease in revenue is due to the $102.7 million impact of the sale of nine non-strategic U.S. markets in the first quarter of 2016. The decrease in revenue resulting from these sales was partially offset by increased revenues from digital billboards from new deployments and higher occupancy on existing digital billboards, as well as new airport contracts, and higher revenues in Latin America.

Americas direct operating expenses decreased $27.1 million during 2016 compared to 2015. Excluding the $3.6 million impact from movements in foreign exchange rates, Americas direct operating expenses decreased $23.5 million during 2016 compared to 2015. The decrease in direct operating expenses was driven by a $35.4 million decrease in direct operating expenses resulting from the sale of the nine non-strategic markets in the first quarter of 2016, partially offset by higher site lease expenses related to new airport contracts. Americas SG&A expenses decreased $7.8 million during 2016 compared to 2015. Excluding the $2.1 million impact from movements in foreign exchange rates, Americas SG&A expenses decreased $5.7 million during 2016 compared to 2015. This decrease was due to a $20.4 million decrease in SG&A expenses resulting from the sale of the nine non-strategic U.S. markets in the first quarter of 2016, partially offset by higher variable compensation expense related to higher revenues.

Depreciation and amortization decreased $18.9 million. Excluding the $0.8 million impact from movements in foreign exchange rates, depreciation and amortization decreased $18.1 million primarily due to the sale of the nine non-strategic U.S. markets in the first quarter of 2016 and assets becoming fully depreciated or fully amortized.

International Results of Operations

Our International operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2016	2015
Revenue	$1,410,471	$1,457,183	(3.2)%
Direct operating expenses	851,748	897,520	(5.1)%
SG&A expenses	289,787	298,250	(2.8)%
Depreciation and amortization	152,758	166,060	(8.0)%

Operating income	$116,178	$95,353	21.8%

International revenue decreased $46.7 million during 2016 compared to 2015. Excluding the $39.9 million impact from movements in foreign exchange rates, International revenue decreased $6.8 million during 2016 compared to 2015. The decrease in revenue is due to a $22.7 million decrease in revenue resulting from the sale of our businesses in Turkey and Australia in the second and fourth quarters of 2016, respectively, as well as lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed. These decreases were partially offset by growth across most of our markets including China, Spain, Sweden, France and Belgium, primarily from new digital assets and new contracts.

International direct operating expenses decreased $45.8 million during 2016 compared to 2015. Excluding the $25.4 million impact from movements in foreign exchange rates, International direct operating expenses decreased $20.4 million during 2016 compared to 2015. The decrease was driven by a $14.6 million decrease in direct operating expenses resulting from the sale of our businesses in Turkey and Australia and lower rent expense due to lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed. These decreases were partially offset by higher site lease and production expenses in countries experiencing revenue growth. International SG&A expenses decreased $8.5 million during 2016 compared to 2015. Excluding the $7.8 million impact from movements in foreign exchange rates, International SG&A expenses decreased $0.7 million during 2016 compared to 2015. The decrease in SG&A expenses was primarily due to a $3.0 million decrease resulting from the sale of our businesses in Turkey and Australia, partially offset by higher variable compensation expenses.

Included in 2015 International Outdoor direct operating expenses and SG&A expenses are $8.2 million and $3.2 million, respectively, recorded in the fourth quarter of 2015 to correct for accounting errors included in the results of our Netherlands subsidiary reported in prior years. Such corrections are not considered to be material to the prior year financial results.

Depreciation and amortization decreased $13.3 million. Excluding the $5.5 million impact from movements in foreign exchange rates, depreciation and amortization decreased $7.8 million primarily due to assets becoming fully depreciated or fully amortized.

Reconciliation of Segment Operating Income to Consolidated Operating Income

(In thousands)	Years Ended December 31,
	2017	2016	2015
Americas	$273,039	297,034	313,871
International	85,893	116,178	95,353
Impairment charges	(4,159)	(7,274)	(21,631)
Corporate and other (1)	(148,738)	(123,148)	(121,911)
Other operating income (expense), net	26,391	354,688	(4,824)

Consolidated operating income	$232,426	$637,478	$260,858

(1)	Corporate and other includes expenses related to Americas and International and as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

As of December 31, 2017, there was $13.0 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. Based on the terms of the award agreements, this cost is expected to be recognized over a weighted average period of approximately three years.

Share-based compensation expenses are recorded in corporate expenses and were $9.6 million, $10.3 million and $8.5 million for the years ended December 31, 2017, 2016 and 2015, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights cash flow activities during the years ended December 31, 2017, 2016 and 2015.

(In thousands)	Years Ended December 31,
	2017	2016	2015
Cash provided by (used for):
Operating activities	$147,588	$310,293	$298,933
Investing activities	$(175,901)	$551,499	$(257,725)
Financing activities	$(379,513)	$(726,499)	$199,054

Operating Activities

2017

Cash provided by operating activities was $147.6 million in 2017 compared to $310.3 million of cash provided in 2016. Our consolidated net loss included $840.0 million of non-cash items in 2017. Our consolidated net income in 2016 included $121.4 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, loss on Due from iHeartCommunications, (gain) loss on investments, equity in loss of nonconsolidated affiliates and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash provided by operating activities is primarily attributed to lower operating income as well as changes in working capital balances, particularly accounts receivable at our International business, which was impacted by slower collections.

2016

Cash provided by operating activities was $310.3 million in 2016 compared to $298.9 million of cash provided in 2015. Our consolidated net income included $121.4 million of non-cash items in 2016. Our consolidated net loss in 2015 included $412.9 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, equity in (earnings) loss of nonconsolidated affiliates and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash provided by operating activities is primarily attributed to changes in working capital balances, particularly accounts receivable, which was driven primarily by lower revenues and improved collections, partially offset by an increase in cash paid for interest.

2015

Cash provided by operating activities was $298.9 million in 2015 compared to $348.4 million of cash provided in 2014. Our consolidated net loss included $412.9 million of net non-cash items in 2015. Our consolidated net loss in 2014 included $373.6 million of net non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, gain on marketable securities, equity in (earnings) loss of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash provided by operating activities is primarily attributed to a decrease in net income as well as changes in working capital balances, particularly accounts receivable.

Investing Activities

2017

Cash used for investing activities of $175.9 million during 2017 reflected our capital expenditures of $224.2 million. We spent $74.6 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $146.4 million in our International segment primarily related to street furniture advertising and digital billboard structures, and $3.2 million by Corporate primarily related to equipment and software. This cash usage was partially offset by $72.0 million of net cash proceeds from the disposals of assets.

2016

Cash provided by investing activities of $551.5 million during 2016 primarily reflected $592.3 million of net cash proceeds from the sale of nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas, and the sale of our business in Australia for $195.7 million, net of cash retained by the purchaser and closing costs. Those sale proceeds were partially offset by $229.8 million used for capital expenditures. We spent $81.4 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $143.8 million in our International segment primarily related to street furniture advertising structures, and $4.6 million by Corporate primarily related to equipment and software.

2015

Cash used for investing activities of $257.7 million during 2015 reflected our capital expenditures of $218.3 million. We spent $82.2 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $132.6 million in our International segment primarily related to street furniture advertising and digital billboard structures, and $3.5 million by Corporate primarily related to equipment and software. Other cash provided by investing activities were $11.3 million of proceeds from sales of other operating and fixed assets.

Financing Activities

2017

Cash used for financing activities of $379.5 million during 2017 primarily reflected cash dividends paid in the aggregate amount of $332.8 million and net transfers of $181.9 million in cash to iHeartCommunications, which represents the activity in the “Due from iHeartCommunications” account, partially offset by proceeds from the issuance by CCIBV of $150.0 million of additional 8.75% Senior Notes due 2020, which were issued at a premium, resulting in $156.0 million in proceeds.

2016

Cash used for financing activities of $726.5 million during 2016 primarily reflected two cash dividends paid in the aggregate amount of $755.5 million, partially offset by net transfers of $45.1 million in cash from iHeartCommunications, which represents the activity in the “Due from iHeartCommunications” account.

2015

Cash provided by financing activities of $199.1 million during 2015 primarily reflected the proceeds from the issuance of $225.0 million of senior notes by our subsidiary Clear Channel International B.V. We also received $17.0 million in cash from iHeartCommunications, which represents the activity in the “Due from/to iHeartCommunications” account.

On December 20, 2015, our board of directors declared a special cash dividend of $217.8 million that was paid on January 7, 2016 and was reflected as cash used for financing activities in the first quarter of 2016.

Anticipated Cash Requirements

Our primary sources of liquidity are cash on hand, cash flow from operations, cash from the intercompany arrangement with iHeartComunications described below and our senior revolving credit facility. As of December 31, 2017, we had $144.1 million of cash on our balance sheet, including $119.0 million of cash held outside the U.S. by our subsidiaries, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us. Excess cash from our foreign operations may be transferred to our operations in the United States if needed to fund operations in the United States, subject to the foreseeable cash needs of our foreign operations and the mutual agreement of iHeartCommunications and us. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S., we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes as a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital. Additionally, as a result of U.S. tax reform, future dividend distributions from our international subsidiaries are exempt from U.S. federal income tax beginning January 1, 2018.

Our primary uses of liquidity are for our working capital, capital expenditure, debt service, dividends and other funding requirements. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations, cash from the intercompany arrangement with iHeartCommunications described below and borrowing capacity under our senior revolving credit facility will enable us to meet our working capital, capital expenditure, debt service, dividends and other funding requirements, including the debt service on the CCWH Senior Notes, the CCWH Subordinated Notes and the CCIBV Senior Notes, for at least the next 12 months. We believe our long-term plans, which include promoting outdoor media spending, capitalizing on our diverse geographic and product opportunities and the continued deployment of digital displays, will enable us to continue generating cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, our anticipated results are subject to significant uncertainty. Our ability to fund our working capital, capital expenditures, debt service, special dividend and other obligations depends on our future operating performance and cash from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.

During the fourth quarter of 2016, we sold our business in Australia for cash proceeds of $195.7 million, net of cash retained by the purchaser and closing costs. In January 2017, we sold our Indianapolis, Indiana outdoor market in exchange for certain assets in Atlanta, Georgia, plus approximately $43.1 million in cash, net of closing costs. On February 23, 2017, we paid a special cash dividend to our stockholders of $282.5 million using proceeds from the sales of certain non-strategic U.S. markets and of our business in Australia. iHeartCommunications received 89.9% or approximately $254.0 million, of the dividend, with the remaining 10.1%, or approximately $28.5 million, paid to our public stockholders. On August 14, 2017, CCIBV, our indirect subsidiary, issued $150.0 million in aggregate principal amount of 8.75% Senior Notes due 2020, as additional notes under the indenture governing CCIBV’s existing 8.75% Senior Notes due 2020. Partially as a result of these transactions, our cash flows from operations have decreased due to lower revenues and higher interest expense. On October 5, 2017, we made a demand for repayment of $25.0 million outstanding under the Due from iHeartCommunications Note and simultaneously paid a special cash dividend of $25.0 million. iHeartCommunications received approximately 89.5%, or approximately $22.4 million, of the proceeds of the dividend through its wholly-owned subsidiaries, with the remaining approximately 10.5%, or approximately $2.6 million, of the proceeds of the dividend paid to our public stockholders. On October 31, 2017, we made a demand for repayment of $25.0 million outstanding under the Due from iHeartCommunications Note and simultaneously paid a special cash dividend of $25.0 million. iHeartCommunications received approximately 89.5%, or approximately $22.4 million, of the proceeds of the dividend through its wholly-owned subsidiaries, with the remaining approximately 10.5%, or approximately $2.6 million, of the proceeds of the dividend paid to our public stockholders. On January 24, 2018, we made a demand for repayment of $30.0 million outstanding under the Due from iHeartCommunications Note and simultaneously paid a special cash dividend of $30.0 million. iHeartCommunications received approximately 89.5%, or approximately $26.8 million, of the proceeds of the dividend through its wholly-owned subsidiaries, with the remaining approximately 10.5%, or approximately $3.2 million, of the proceeds of the dividend paid to our public stockholders. The payment of these special dividends reduces the amount of cash available to us for future working capital, capital expenditure, debt service and other funding requirements. Future special cash dividends will be dependent upon, among other things, our having sufficient available cash.

Historically, repayments of amounts outstanding under the Due from iHeartCommunications Note has been a source of liquidity for us. On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia’s direct and indirect domestic subsidiaries, not including the Company or any of its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. It is still early in the iHeart Chapter 11 Cases, and we cannot predict at this time the outcome of iHeartCommunications’ efforts to restructure its indebtedness. As an unsecured creditor of iHeartCommunications, we do not expect that we will be able to recover all of the amounts owed to us under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite creditors and approved by the Bankruptcy Court. Consequently, the amounts owed under the Due from iHeartCommunications Note may not continue to be a source of liquidity for us in the future.

The settlement of the Due from iHeartCommunications Note is expected to be addressed in the plan of reorganization in the iHeart Chapter 11 Cases. See “—Promissory Notes with iHeartCommunications.”

iHeartCommunications provides the day-to-day cash management services for our cash activities and balances in the U.S. We do not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide us with funds to finance our working capital or other cash requirements. We have no access to the cash transferred from us to iHeartCommunications under the cash management arrangement. As of December 31, 2017, iHeartCommunications had $267.1 million recorded as “Cash and cash equivalents” on its consolidated balance sheets, of which $144.1 million was held by us and our subsidiaries. Pursuant to a final order entered by the Bankruptcy Court, as of March 14, 2018, the actual pre-iHeart bankruptcy balance of the Due from iHeartCommunications Note is frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in a new intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeart Communications Note. As a result, iHeartCommunications is continuing to provide the day-to-day cash management services for us during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases. We are an unsecured creditor of iHeartCommunications with respect to amounts owed under the Due from iHeartCommunications Note. It is still early in the iHeart Chapter 11 Cases, and we cannot predict at this time the outcome of iHeartCommunications’ efforts to restructure its indebtedness. We do not expect to recover all of the amounts owed to us under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite majority of creditors and approved by the Bankruptcy Court. If we do not recognize the expected recovery under the Due from iHeartCommunications Note, or if we cannot generate sufficient liquidity from our operations or other sources on a timely basis, we could experience a liquidity shortfall. In addition, any repayments that we received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

We were in compliance with the covenants contained in our material financing agreements as of December 31, 2017. Our ability to comply with the maintenance covenant in our senior secured credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

On August 14, 2017, CCIBV, our indirect subsidiary, issued an additional $150.0 million in aggregate principal amount of its 8.75% Senior Notes due 2020 (the “New CCIBV Notes”). The New CCIBV Notes were issued as additional notes under the indenture governing CCIBV’s existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds. The New CCIBV Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to dispose of certain businesses and may pursue acquisitions. These dispositions or acquisitions could be material.

Sources of Capital

As of December 31, 2017 and 2016, we had the following debt outstanding, cash and cash equivalents and amounts due from iHeartCommunications:

	December 31,
(In millions)	2017	2016
Clear Channel Worldwide Holdings Senior Notes due 2022	$2,725.0	$2,725.0
Clear Channel Worldwide Holdings Senior Subordinated Notes due 2020	2,200.0	2,200.0
Senior Revolving Credit Facility due 2018 (1)	—	—
Clear Channel International B.V. Senior Notes due 2020	375.0	225.0
Other debt	2.4	14.8
Original issue discount	(0.2)	(6.7)
Long-term debt fees	(35.5)	(41.1)

Total debt	5,266.7	5,117.0
Less: Cash and cash equivalents	144.1	542.0
Less: Due from iHeartCommunications	212.0	885.7

	$4,910.6	$3,689.3

(1)	The senior revolving credit facility provides for borrowings up to $75.0 million (the revolving credit commitment). As of December 31, 2017, we had $71.2 million of letters of credit outstanding, and $3.8 million of availability, under the senior revolving credit facility.

We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities. Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Promissory Notes with iHeartCommunications

We maintain accounts that represent net amounts due to or from iHeartCommunications, which are recorded as “Due from iHeartCommunications” on our consolidated balance sheets. On November 29, 2017, we amended the Due from iHeartCommunications Note to extend the maturity date to May 15, 2019 and to increase the interest rate from 6.5% to 9.3%. The accounts represent our revolving promissory note issued by us to iHeartCommunications and the revolving promissory note issued by iHeartCommunications to us, in each case in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on May 15, 2019. Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications. Such day-to-day cash management services relate only to our cash activities and balances in the U.S. and exclude any cash activities and balances of our non-U.S. subsidiaries. As of December 31, 2017 and December 31, 2016, the asset recorded in “Due from iHeartCommunications” on our consolidated balance sheet was $212.0 million and $885.7 million, respectively. At December 31, 2017, the principal amount outstanding under the Due from iHeartCommunications Note was $1,067.6 million. As a result of the iHeart Chapter 11 Cases, CCOH recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management’s best estimate of the cash settlement amount. As of December 31, 2017, we had no borrowings under the revolving promissory note to iHeartCommunications.

In accordance with the terms of the settlement for the derivative litigation filed by our stockholders regarding the Due from iHeartCommunications Note, we established a committee of our board of directors, consisting of our independent and disinterested directors, for the specific purpose of monitoring the Due from iHeartCommunications Note. This committee has the non-exclusive authority to demand payments under the Due from iHeartCommunications Note under certain specified circumstances tied to iHeartCommunications’ liquidity or the amount outstanding under the Due from iHeartCommunications Note, as long as our board of directors declares a simultaneous dividend equal to the amount so demanded. The committee last made a demand under the Due from iHeartCommunications Note on August 11, 2014. As of May 3, 2018, the committee has the right pursuant to the terms of the settlement of the derivative litigation filed by our stockholders regarding the Due from iHeartCommunications Note but not the obligation, to make a demand on the Due from iHeartCommunications Note; however, as described below, the balance of the Due from iHeartCommunications Note is currently frozen and any payment pursuant to such demand would be subject to the approval of the bankruptcy court.

Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note is frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeart Communications Note. Our board of directors has established a special committee consisting of our independent directors (the “Special Committee”) to consider, review and negotiate certain transactions between iHeartCommunications and CCOH in connection with the iHeart Chapter 11 Cases, and discussions regarding the outcome of the Due from iHeartCommunications Note are ongoing. On March 16, 2018, iHeartMedia and the other Debtors and certain creditors and equity holders entered into the iHeart RSA. The iHeart RSA contemplates that our business will be separated from iHeartCommunications at the conclusion of the iHeart Chapter 11 Cases and that the Due from iHeartCommunications Note will receive treatment in a form and substance acceptable to the Debtors, to the Company and to certain consenting senior creditors of iHeartCommunications, which treatment will be set forth in a plan of reorganization and approved by the Bankruptcy Court. It is still early in the iHeart Chapter 11 Cases, and we cannot predict at this time the outcome of iHeartCommunications’ efforts to restructure its indebtedness. As an unsecured creditor of iHeartCommunications, we do not expect that we will be able to recover all of the amounts owed to us under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite majority of creditors and approved by the Bankruptcy Court. As a result, we recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management’s best estimate of the cash settlement amount.

Consequently, we may not have the “Due from iHeartCommunications” asset available to us in the future as a source of liquidity for ongoing working capital, capital expenditure, debt service and other funding requirements.

The net interest income for the years ended December 31, 2017, 2016 and 2015 was $68.9 million, $50.3 million and $61.4 million, respectively. As noted above, on November 29, 2017, the “Due from iHeartCommunications” account was amended to extend its maturity from December 15, 2017 to May 15, 2019. The note’s interest rate was also amended and increased from 6.5% to 9.3%. Any balance above $1.0 billion continues to accrue interest capped at a rate of 20.0%, while the balance up to $1.0 billion will accrue interest at a rate of 9.3%.

If we are unable to obtain financing from iHeartCommunications under the intercompany arrangement or pursuant to any recoveries of the Due from iHeartCommunications Note in the Chapter 11 Cases, we may need to obtain additional financing from banks or other lenders, or through public offerings or private placements of debt or equity, strategic relationships or other arrangements at some future date. We may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

As long as the Master Agreement continues to govern the relationship between iHeartCommunications and us, iHeartCommunications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs. Under the Master Agreement with iHeartCommunications, we are limited in our borrowings from third parties to no more than $400.0 million at any one time outstanding, without the prior written consent of iHeartCommunications.

CCWH Senior Notes

As of December 31, 2017, CCWH senior notes represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.8 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.2 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes”). The CCWH Senior Notes are guaranteed by us, Clear Channel Outdoor, Inc. (“CCOI”) and certain of our direct and indirect subsidiaries.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year.

CCWH may redeem the CCWH Senior Notes, in whole or in part at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than us) or issue certain preferred stock;

•	create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets.

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire our subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict our ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test. In order to incur (i) additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 for total debt. The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales after making an asset sale offer if our debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit our ability to pay dividends. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Senior Notes indenture and the Series B CCWH Senior Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Senior Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Senior Notes indenture that allow us to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by iHeartCommunications to us. We have used substantially all of the $525.0 million general restricted payments basket capacity in the Series B CCWH Senior Notes indenture. The Series A CCWH Senior Notes indenture does not limit our ability to pay dividends.

Our consolidated leverage ratio, defined as total debt divided by EBITDA (as defined by the CCWH Senior Notes indentures) for the preceding four quarters was 8.9:1 at December 31, 2017, and senior leverage ratio, defined as senior debt divided by EBITDA (as defined by the CCWH Senior Notes indentures) for the preceding four quarters was 4.6:1 at December 31, 2017. As required by the definition of EBITDA in the CCWH Senior Notes indentures, our EBITDA for the preceding four quarters of $599.8 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net, plus share-based compensation, and is further adjusted for the following: (i) costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses; (iii) non-cash charges; and (iv) various other items. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Senior Notes indenture and the Series B CCWH Senior Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Senior Notes indenture.

The following table reflects a reconciliation of EBITDA (as defined by the CCWH Senior Notes indentures) to operating income and net cash provided by operating activities for the four quarters ended December 31, 2017:

(In millions)	Four Quarters Ended December 31, 2017
EBITDA (as defined by the CCWH Senior Notes indentures)	$599.8
Less adjustments to EBITDA (as defined by the CCWH Senior Notes indentures):
Costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities	(12.2)
Extraordinary, non-recurring or unusual gains or losses or expenses (as referenced in the definition of EBITDA in the CCWH Senior Notes indentures)	(19.6)
Non-cash charges	(20.1)
Other items	(2.6)
Less: Depreciation and amortization, Impairment charges, Other operating income, net and Share-based compensation expense	(312.9)

Operating income	232.4
Plus: Depreciation and amortization, Impairment charges, Gain (loss) on disposal of operating and fixed assets and Share-based compensation expense	310.4
Less: Interest expense	(381.2)
Plus: Interest income on Due from iHeartCommunications	68.9
Less: Current income tax expense	(30.9)
Plus: Other income, net	29.8
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	(17.0)
Change in assets and liabilities, net of assets acquired and liabilities assumed	(64.8)

Net cash provided by operating activities	$147.6

CCWH Senior Subordinated Notes

As of December 31, 2017, CCWH Subordinated Notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consist of $275.0 million aggregate principal amount of 7.625%

Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes”). Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by us, CCOI and certain of our other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. Neither us nor any of our subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than us) or issue certain preferred stock;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets.

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales after making an asset sale offer if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1. The Series A CCWH Senior Subordinated Notes indenture does not limit our ability to pay dividends. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Subordinated Notes indenture and the Series B CCWH Subordinated Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Subordinated Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Subordinated Notes indenture that allow us to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by iHeartCommunications to us. We have used substantially all of the $525.0 million general restricted payments basket capacity in the Series B CCWH Senior Subordinated Notes indenture. The Series A CCWH Senior Subordinated Notes indenture does not limit our ability to pay dividends.

CCIBV Senior Notes

During the third quarter of 2017, Clear Channel International B.V., an international subsidiary of ours, issued $150.0 million in additional aggregate principal amount of 8.75% Senior Notes due 2020 (“CCIBV Senior Notes”), bringing the total amount outstanding under the CCIBV Senior Notes as of December 31, 2017 to $375.0 million.

The CCIBV Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The CCIBV Senior Notes are guaranteed by certain of our International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International B.V., and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

Clear Channel International B.V. may redeem the notes, in whole or in part at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.

Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, we entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital needs, to issue letters of credit and for other general corporate purposes. As of December 31, 2017, there were no amounts outstanding under the revolving credit facility, and $71.2 million of letters of credit under the revolving credit facility which reduce availability under the facility. The revolving credit facility contains a springing covenant that requires us to maintain a secured leverage ratio (as defined in the revolving credit facility) of not more than 1.5:1 that is tested at the end of a quarter if availability under the facility is less than 75% of the aggregate commitments under the facility. We were in compliance with the secured leverage ratio covenant as of December 31, 2017.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes. As of December 31, 2017, approximately $2.4 million was outstanding as other debt.

iHeartCommunications’ Debt Covenants

On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia’s direct and indirect domestic subsidiaries, not including the Company or any of its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The filing of the voluntary petitions triggered an event of default under the iHeartCommunications’ senior credit facility and other debt agreements. The ability of iHeartCommunications’ creditors to seek remedies to enforce their rights under such debt agreements is automatically stayed as a result of the filing of the iHeart Chapter 11 Cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Dispositions and Other

In January 2017, we sold our Indianapolis, Indiana market in exchange for certain assets in Atlanta, Georgia, plus approximately $43.1 million in cash, net of closing costs. A net gain of $28.9 million was recognized related to the sale.

During the third quarter of 2017, the Company sold its ownership interest in a joint venture in Canada. As a result, the Company recognized a net loss on sale of $12.1 million, which is included within Other operating income (expense), net.

In the first quarter of 2016, Americas outdoor sold nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds of $592.3 million in cash and certain advertising assets in Florida. We recognized a net gain of $278.3 million related to the sale, which is included within Other operating income (expense), net.

In the second quarter of 2016, International outdoor sold its business in Turkey. As a result, we recognized a net loss of $56.6 million, which includes $32.2 million in cumulative translation adjustments that were recognized upon sale of the subsidiaries in Turkey.

In the fourth quarter 2016, International outdoor sold its business in Australia for cash proceeds of $195.7 million. As a result, we recognized a net gain of $127.6 million, which is net of $14.6 million in cumulative translation adjustments that were recognized upon the sale of our business in Australia.

Uses of Capital

Capital Expenditures

Our capital expenditures for the years ended December 31, 2017, 2016 and 2015 were as follows:

(In millions)	Years Ended December 31,
	2017	2016	2015
Americas advertising	$74.6	$81.4	$82.2
International advertising	146.4	143.8	132.6
Corporate	3.2	4.6	3.5

Total capital expenditures	$224.2	$229.8	$218.3

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and improvements to traditional displays in our Americas segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International segment.

See the Contractual Obligations table under “Commitments and Contingencies” and Note 5 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K for the Company’s future capital expenditure commitments.

Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets. We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. Please see Item 3. Legal Proceedings within Part I of the Annual Report on Form 10-K.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases. Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations. For 2018, we are committed to $143.1 million and $359.2 million for minimum annual guarantees and operating leases, respectively. Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in the table below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to the scheduled maturities on debt issued by CCWH and CCIBV, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of the CCWH Senior Notes, CCWH Subordinated Notes, CCIBV Senior Notes and other debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, capital expenditure commitments and other long-term obligations as of December 31, 2017, are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2018	2019-2020	2021-2022	Thereafter
Long-term Debt:
CCWH Senior Notes	$2,725,000	$—	$—	$2,725,000	$—
CCWH Senior Subordinated Notes	2,200,000	—	2,200,000	—	—
CCIBV Senior Notes	375,000	—	375,000	—	—
Other Long-term Debt	2,393	533	311	363	1,186
Interest payments on long-term debt (1)	1,322	378	672	266	6
Non-cancelable operating leases	2,602,429	359,175	608,294	465,089	1,169,871
Non-cancelable contracts	1,839,611	393,980	634,614	417,418	393,599
Employment contracts	—	—	—	—	—
Capital expenditures	68,110	38,444	10,699	9,090	9,877
Unrecognized tax benefits (2)	22,419	—	—	—	22,419
Other long-term obligations (3)	247,997	8,699	12,996	34,059	192,243

Total	$10,084,281	$801,209	$3,842,586	$3,651,285	$1,789,201

(1)	Interest payments on long-term debt consist primarily of interest on the CCWH Senior Notes, the CCWH Senior Subordinated Notes and the CCIBV Senior Notes.
(2)	The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time. For additional information, see Note 7 included in Item 8 of Part II of the Annual Report on Form 10-K.
(3)	Other long-term obligations consist of $44.8 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 55 years. Also included in the table is $52.2 million related to retirement plans and $151.0 million related to other long-term obligations with a specific maturity.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International historically experiencing a loss from operations in that period. Our International segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in equity security prices, foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world. Foreign operations are measured in their local currencies. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported net income of $6.7 million for year ended December 31, 2017. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net income for the year ended December 31, 2017 by $0.7 million. A 10% decrease in the value of the U.S. dollar relative to foreign currencies would have increased our net income for the year ended December 31, 2017 by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

NEW ACCOUNTING PRONOUNCEMENTS

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company expects to utilize the full retrospective method. The Company has substantially completed its evaluation of the potential changes from adopting the new standard on its future financial reporting and disclosures, which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company continues to execute on its implementation plan, including detailed policy drafting and training of segment personnel. Based on its evaluation, the Company does not expect material changes to its consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the second quarter of 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718). This update mandates that entities will apply the modification accounting guidance if the value, vesting conditions or classification of the award changes. Entities will have to make all of the disclosures about modifications that are required today, in addition to disclosing that compensation expense hasn’t changed. Additionally, the new guidance also clarifies that a modification to an award could be significant and therefore require disclosure, even if the modification accounting is not required. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company does not expect that the adoption of this guidance will have material effect on the Company’s consolidated financial statements.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2017 would have changed by approximately $2.2 million.

Leases

The most significant estimates used by management in accounting for leases and the impact of these estimates are as follows:

Expected lease term Our expected lease term includes both contractual lease periods and cancelable option periods where failure to exercise such options would result in an economic penalty. The expected lease term is used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the lease term exceeds 75% of the leased asset’s useful life. The expected lease term is also used in determining the depreciable life of the asset. An increase in the expected lease term will increase the probability that a lease may be considered a capital lease and will generally result in higher interest and depreciation expense for a leased property recorded on our balance sheet.

Incremental borrowing rate The incremental borrowing rate is primarily used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the net present value of the minimum lease payments is greater than 90% of the fair market value of the property. An increase in the incremental borrowing rate decreases the net present value of the minimum lease payments and reduces the probability that a lease will be considered a capital lease.

Fair market value of leased asset The fair market value of leased property is generally estimated based on comparable market data as provided by third-party sources. Fair market value is used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the net present value of the minimum lease payments equals or exceeds 90% of the fair market value of the leased property. A higher fair market value reduces the likelihood that a lease will be considered a capital lease.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation and amortization. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Annual Impairment Test

The Company performs its annual impairment test on indefinite-lived intangible assets and goodwill as of July 1 of each year.

Indefinite-lived Intangible Assets

Indefinite-lived intangible assets, such as our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

On July 1, 2017, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in no impairment charge

In determining the fair value of our billboard permits, the following key assumptions were used:

•	Industry revenue growth forecasts between 0.5% and 3.5% was used for the initial four-year period;

•	3.0% revenue growth was assumed beyond the initial four-year period;

•	Revenue was grown over a build-up period, reaching maturity by year 2;

•	Operating margins gradually climb to the industry average margin of up to 55.9%, depending on market size, by year 3; and

•	Assumed discount rate of 7.5%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions, and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rate
Billboard permits	$1,107,600	$161,800	$1,118,300

The estimated fair value of our billboard permits at July 1, 2017 was $3.7 billion while the carrying value was $1.0 billion. The estimated fair value of our billboard permits at July 1, 2016 was $4.0 billion while the carrying value was $1.0 billion.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On July 1, 2017, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in a goodwill impairment charge of $1.6 million related to one of our International outdoor markets. In determining the fair value of our reporting units, we used the following assumptions:

•	Expected cash flows underlying our business plans for the periods 2017 through 2021. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2021 are projected to grow at a perpetual growth rate, which we estimated at 3.0%.

•	In order to risk adjust the cash flow projections in determining fair value; we utilized a discount rate of approximately 8.0% to 11.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 10% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rates
Americas	$820,000	$170,000	$780,000
International	$260,000	$210,000	$220,000

Tax Provisions

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that our deferred tax assets will be realized. Deferred tax assets are reduced by valuation allowances if the Company believes it is more than likely than not that some portion or the entire asset will not be realized.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our UTBs may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash.

On December 22, 2017, the U.S. government enacted comprehensive income tax legislation, referred to as The Tax Cuts and Jobs Act (the Tax Act). The Tax Act reduces the U.S. federal corporate tax rate from 35%

percent to 21% effective January 1, 2018, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new U.S. taxes on certain foreign earnings. To account for the reduction in the U.S. federal corporate income tax rate, we remeasured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, generally 21% percent. To determine the impact from the one-time transition tax on accumulated foreign earnings, we analyzed our cumulative foreign earnings and profits in accordance with the rules provided in the Tax Act. Based upon our preliminary analysis which is not yet complete, we have not recorded income tax expense in the current period for the one-time transition tax due to the net accumulated deficit in our foreign earnings and profits.

Litigation Accruals

We are currently involved in certain legal proceedings. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2017 would not be materially impacted. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Required information is located within Item 7 of Part II of the Annual Report on Form 10-K.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Clear Channel Outdoor Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Clear Channel Outdoor Holdings, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive income (loss), changes in stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and the financial statement schedule listed in the Index at Item 15(a)2 (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated May 3, 2018 expressed an adverse opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2005.

San Antonio, Texas

May 3, 2018

CONSOLIDATED BALANCE SHEETS

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	December 31, 2017	December 31, 2016
CURRENT ASSETS
Cash and cash equivalents	$144,119	$541,995
Accounts receivable, net of allowance of $22,487 in 2017 and $22,398 in 2016	659,463	593,070
Prepaid expenses	111,876	111,569
Assets held for sale	—	55,602
Other current assets	58,714	39,199

Total Current Assets	974,172	1,341,435
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,180,882	1,196,676
Other property, plant and equipment, net	214,147	216,157
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles	977,152	960,966
Other intangibles, net	273,862	299,617
Goodwill	714,043	696,263
OTHER ASSETS
Due from iHeartCommunications, net of allowance of $855,648 in 2017 and $0 in 2016	211,990	885,701
Other assets	124,534	122,013

Total Assets	$4,670,782	$5,718,828

CURRENT LIABILITIES
Accounts payable	$87,960	$86,870
Accrued expenses	509,801	480,872
Deferred income	59,178	67,005
Current portion of long-term debt	573	6,971

Total Current Liabilities	657,512	641,718

Long-term debt	5,266,153	5,110,020
Deferred tax liability	318,107	638,705
Other long-term liabilities	270,415	259,311
Commitments and contingent liabilities (Note 5)
STOCKHOLDERS’ DEFICIT
Noncontrolling interest	157,040	149,886
Preferred stock, $.01 par value, 150,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, par value $.01 per share, authorized 750,000,000 shares, issued 49,955,300 and 47,947,123 shares in 2017 and 2016, respectively	500	479
Class B common stock, $.01 par value, 600,000,000 shares authorized, 315,000,000 shares issued and outstanding	3,150	3,150
Additional paid-in capital	3,108,148	3,432,121
Accumulated deficit	(4,765,514)	(4,125,798)
Accumulated other comprehensive loss	(338,936)	(386,658)
Cost of shares (946,415 in 2017 and 633,851 in 2016) held in treasury	(5,793)	(4,106)

Total Stockholders’ Deficit	(1,841,405)	(930,926)

Total Liabilities and Stockholders’ Deficit	$4,670,782	$5,718,828

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

	Years Ended December 31,
(In thousands, except per share data)	2017	2016	2015
Revenue	$2,591,265	$2,688,884	$2,806,204
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,402,765	1,422,058	1,494,902
Selling, general and administrative expenses (excludes depreciation and amortization)	508,637	515,202	531,504
Corporate expenses (excludes depreciation and amortization)	143,678	117,436	116,523
Depreciation and amortization	325,991	344,124	375,962
Impairment charges	4,159	7,274	21,631
Other operating income (expense), net	26,391	354,688	(4,824)

Operating income	232,426	637,478	260,858
Interest expense	381,149	374,892	355,669
Interest income on Due from iHeartCommunications	68,871	50,309	61,439
Loss on Due from iHeartCommunications	(855,648)	—	—
Gain (loss) on investments, net	(1,045)	531	—
Equity in loss of nonconsolidated affiliates	(990)	(1,689)	(289)
Other income (expense), net	29,800	(70,682)	12,387

Income (loss) before income taxes	(907,735)	241,055	(21,274)
Income tax benefit (expense)	280,218	(76,656)	(49,943)

Consolidated net income (loss)	(627,517)	164,399	(71,217)
Less amount attributable to noncontrolling interest	12,199	23,002	24,764

Net income (loss) attributable to the Company	$(639,716)	$141,397	$(95,981)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	45,151	22,408	(112,729)
Unrealized holding gain (loss) on marketable securities	(414)	(576)	553
Other adjustments to comprehensive income (loss)	6,720	(11,814)	(10,266)
Reclassification adjustments	5,441	46,730	808

Other comprehensive income (loss)	56,898	56,748	(121,634)

Comprehensive income (loss)	(582,818)	198,145	(217,615)
Less amount attributable to noncontrolling interest	9,176	(8,427)	(11,154)

Comprehensive income (loss) attributable to the Company	$(591,994)	$206,572	$(206,461)

Net income (loss) attributable to the Company per common share:
Basic	$(1.77)	$0.39	$(0.27)
Weighted average common shares outstanding—Basic	361,141	360,294	359,508
Diluted	$(1.77)	$0.39	$(0.27)
Weighted average common shares outstanding—Diluted	361,141	361,612	359,508

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

				Controlling Interest
(In thousands, except share data)	Class A Common Shares Issued	Class B Common Shares Issued	Non- controlling Interest	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balances at December 31, 2014	45,231,282	315,000,000	$203,334	$3,602	$4,167,491	$(4,171,214)	$(341,353)	$(1,192)	$(139,332)
Net income (loss)	—	—	24,764	—	—	(95,981)	—	—	(71,217)
Exercise of stock options and other	1,429,832	—	—	15	3,783	—	—	(912)	2,886
Share-based payments	—	—	—	—	8,502	—	—	—	8,502
Dividends and other payments to noncontrolling interests	—	—	(30,870)	—	—	—	—	—	(30,870)
Dividends declared and paid ($0.6026/share)	—	—	—	—	(217,796)	—	—	—	(217,796)
Other	—	—	1,701	—	(64)	—	—	—	1,637
Other comprehensive loss	—	—	(11,154)	—	—	—	(110,480)	—	(121,634)

Balances at December 31, 2015	46,661,114	315,000,000	$187,775	$3,617	$3,961,916	$(4,267,195)	$(451,833)	$(2,104)	$(567,824)
Net income	—	—	23,002	—	—	141,397	—	—	164,399
Exercise of stock options and other	1,286,009	—	—	12	624	—	—	(2,002)	(1,366)
Share-based payments	—	—	—	—	10,291	—	—	—	10,291
Disposal of noncontrolling interest			(36,846)						(36,846)
Dividends and other payments to noncontrolling interests	—	—	(16,917)	—	—	—	—	—	(16,917)
Dividends declared and paid ($1.4937/share)	—	—	—	—	(540,034)	—	—	—	(540,034)
Other	—	—	1,299	—	(676)	—	—	—	623
Other comprehensive income (loss)	—	—	(8,427)	—	—	—	65,175	—	56,748

Balances at December 31, 2016	47,947,123	315,000,000	$149,886	$3,629	$3,432,121	$(4,125,798)	$(386,658)	$(4,106)	$(930,926)
Net income	—	—	12,199	—	—	(639,716)	—	—	(627,517)
Exercise of stock options and other	2,008,177	—	—	21	198	—	—	(1,687)	(1,468)
Share-based payments	—	—	931	—	8,659	—	—	—	9,590
Disposal of noncontrolling interest	—	—	(2,439)	—	—	—	—	—	(2,439)
Dividends and other payments to noncontrolling interests	—	—	(12,010)	—	—	—	—	—	(12,010)
Dividends declared and paid ($0.9171/share)	—	—	—	—	(332,498)	—	—	—	(332,498)
Other	—	—	(703)	—	(332)	—	—	—	(1,035)
Other comprehensive income	—	—	9,176	—	—	—	47,722	—	56,898

Balances at December 31, 2017	49,955,300	315,000,000	$157,040	$3,650	$3,108,148	$(4,765,514)	$(338,936)	$(5,793)	$(1,841,405)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

	Years Ended December 31,
(In thousands)	2017	2016	2015
Cash flows from operating activities:
Consolidated net income (loss)	$(627,517)	$164,399	$(71,217)
Reconciling items:
Impairment charges	4,159	7,274	21,631
Depreciation and amortization	325,991	344,124	375,962
Deferred taxes	(311,112)	31,314	3,305
Provision for doubtful accounts	6,740	10,659	13,384
Amortization of deferred financing charges and note discounts, net	10,527	10,572	8,770
Share-based compensation	9,590	10,291	8,502
Gain on disposal of operating and other assets	(29,347)	(363,485)	(5,468)
Loss on Due from iHeartCommunications	855,648	—	—
(Gain) loss on investments	1,045	(531)	—
Equity in loss of nonconsolidated affiliates	990	1,689	289
Foreign exchange transaction (gain) loss	(29,563)	69,599	(14,790)
Other reconciling items, net	(4,710)	(135)	1,350
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	(39,790)	30,308	(56,580)
(Increase) decrease in prepaid expenses and other current assets	9,552	(15,578)	(1,728)
Increase (decrease) in accrued expenses	(7,316)	25,518	4,565
Increase (decrease) in accounts payable	(4,126)	(3,797)	30,642
Increase (decrease) in accrued interest	431	194	(4,072)
Increase (decrease) in deferred income	(13,273)	(18,119)	2,549
Changes in other operating assets and liabilities	(10,331)	5,997	(18,161)

Net cash provided by operating activities	147,588	310,293	298,933

Cash flows from investing activities:
Purchases of property, plant and equipment	(224,238)	(229,772)	(218,332)
Proceeds from disposal of assets	72,049	808,194	11,264
Purchases of other operating assets	(837)	(2,244)	(23,640)
Change in other, net	(22,875)	(24,679)	(27,017)

Net cash provided by (used for) investing activities	(175,901)	551,499	(257,725)

Cash flows from financing activities:
Payments on credit facilities	(909)	(2,100)	(3,849)
Proceeds from long-term debt	156,000	6,856	222,777
Payments on long-term debt	(748)	(2,334)	(56)
Net transfers from (to) iHeartCommunications	(181,939)	45,099	17,007
Dividends and other payments to noncontrolling interests	(12,010)	(16,917)	(30,870)
Dividends paid	(332,824)	(755,538)	—
Change in other, net	(7,083)	(1,565)	(5,955)

Net cash provided by (used for) financing activities	(379,513)	(726,499)	199,054

Effect of exchange rate changes on cash	9,950	(6,041)	(13,723)

Net increase (decrease) in cash and cash equivalents	(397,876)	129,252	226,539
Cash and cash equivalents at beginning of year	541,995	412,743	186,204

Cash and cash equivalents at end of year	$144,119	$541,995	$412,743

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$374,309	$368,051	$356,021
Cash paid during the year for income taxes	33,747	40,185	43,781

See Notes to Consolidated Financial Statements

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Clear Channel Outdoor Holdings, Inc. (the “Company”) is an outdoor advertising company which owns or operates advertising display faces domestically and internationally. On November 11, 2005, the Company became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of the Company’s Class A common stock was sold. Prior to the IPO, the Company was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. As of December 31, 2017, iHeartCommunications indirectly holds all of the 315.0 million shares of Class B common stock outstanding and 10,726,917 shares of Class A common stock, collectively representing 89.5% of the shares outstanding and approximately 99% of the voting power. The holders of Class A common stock and Class B common stock have identical rights, except holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 20 votes per share. The Class B shares of common stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A common stock on a one-for-one basis, subject to certain limited exceptions.

The Company operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays. The Company has two reportable business segments: Americas and International. The Americas segment primarily includes operations in the United States and Latin America; the International segment primarily includes operations in Europe and Asia.

During the first quarter of 2018, the Company reevaluated its segment reporting and determined that its Latin America operations should be managed by its International outdoor leadership team. As such, beginning January 1, 2018, our Latin American operations will be included in our International outdoor segment.

Agreements with iHeartCommunications

There are several agreements which govern the Company’s relationship with iHeartCommunications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement, Tax Matters Agreement and Trademark and License Agreement. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the filing of this report, no notice of termination of any of these agreements has been received from iHeartCommunications.

On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia’s direct and indirect domestic subsidiaries, not including the Company or any of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Company and its direct and indirect subsidiaries did not file Chapter 11 cases.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2017 presentation.

Included in Selling, general and administrative expenses and Interest expense is $9.6 million and $1.4 million, respectively, recorded in the fourth quarter of 2017 to correct for accounting errors related to the misappropriation of cash identified at our China subsidiary. Such corrections are not considered to be material to current year or prior year financial results.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of reserves for sales returns and allowances, and allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements—10 to 39 years

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Structures—3 to 20 years

Furniture and other equipment—2 to 20 years

Leasehold improvements—shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Assets and businesses are classified as held for sale if their carrying amount will be recovered or settled principally through a sale transaction rather than through continuing use. The asset or business must be available for immediate sale and the sale must be highly probable within one year.

Land Leases and Other Structure Leases

Most of the Company’s advertising structures are located on leased land. Americas land leases are typically paid in advance for periods ranging from one to 12 months. International land leases are paid both in advance and in arrears, for periods ranging up to 12 months. Most international street furniture display faces are operated through contracts with municipalities for up to 15 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

The Company’s indefinite-lived intangible assets include billboard permits in its Americas segment. The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99. The Company engages a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

The Company performs its annual impairment test on July 1 of each year. The Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test. The Company also determined that within its Americas segment and its International outdoor segment each country constitutes a separate reporting unit. The Company had impairment of goodwill of $1.6 million and $7.3 million for 2017 and 2016, respectively. The Company had no impairment of goodwill for 2015.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in loss of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Other investments are composed primarily of equity securities. Securities for which fair value is determinable are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical cost when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of stockholders’ deficit.

The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive income (loss) for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities. Based on these assessments, the Company recognized an impairment of $1.0 million during the year ended December 31, 2017, which was recorded in “Other income (expense), net,” and no impairments during the years ended December 31, 2016 and 2015.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2017 and 2016.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. The Company has not provided U.S. federal income taxes for temporary differences with respect to investments in foreign subsidiaries, which at December 31, 2017, currently result in tax basis amounts greater than the financial reporting basis. It is not apparent that these unrecognized deferred tax assets will reverse in the foreseeable future. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S., we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes as a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital. Additionally, as a result of U.S. tax reform, future dividend distributions from our international subsidiaries are exempt from U.S. federal income tax beginning January 1, 2018. We regularly review our tax liabilities on amounts that may be distributed in future periods and provide for foreign withholding and other current and deferred taxes on any such amounts.

The operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. federal income tax returns with its subsidiaries.

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year, and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income. Revenue arrangements typically contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $15.5 million, $19.3 million and $21.1 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of stockholders’ equity (deficit), “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company is using the full retrospective method. The Company has completed its evaluation of the changes from adopting the new standard on its future financial reporting and disclosures, which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company has executed on its implementation plan, including drafting a detailed policy and training segment personnel. Based on its evaluation, the Company does not expect material changes to its consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements. The Company expects the primary impact to our consolidated financial statements will be the recognition, on a discounted basis, of our minimum commitments under non-cancelable operating leases on our consolidated balance sheets resulting in the recording of right of use assets and lease obligations. Our current minimum commitments under non-cancelable operating leases are disclosed in Note 5.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the second quarter of 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718). This update mandates that entities will apply the modification accounting guidance if the value, vesting conditions or classification of the award changes. Entities will have to make all of the disclosures about modifications that are required today, in addition to disclosing that compensation expense hasn’t changed. Additionally, the new guidance also clarifies that a modification to an award could be significant and therefore

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

require disclosure, even if the modification accounting is not required. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company does not expect that the adoption of this guidance will have material effect on the Company’s consolidated financial statements.

NOTE 2—PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Dispositions

In January 2017, Americas sold its Indianapolis, Indiana market in exchange for certain assets in Atlanta, Georgia with a fair value of $39.4 million, plus $43.1 million in cash, net of closing costs. The assets acquired as part of the transaction consisted of $9.9 million in fixed assets and $29.5 million in intangible assets (including $2.3 million in goodwill). The Company recognized a net gain of $28.9 million related to the sale, which is included within Other operating income (expense), net.

During the third quarter of 2017, Americas sold its ownership interest in a joint venture in Canada. As a result, the Company recognized a net loss on sale of $12.1 million, including a $6.3 million cumulative translation adjustment, which is included within Other operating income (expense), net.

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets as of December 31, 2017 and 2016, respectively.

(In thousands)	December 31, 2017	December 31, 2016
Land, buildings and improvements	$145,763	$152,775
Structures	2,864,442	2,684,673
Furniture and other equipment	179,215	148,516
Construction in progress	55,753	58,585

	3,245,173	3,044,549
Less: accumulated depreciation	1,850,144	1,631,716

Property, plant and equipment, net	$1,395,029	$1,412,833

The Company recognized an impairment of $2.6 million during the year ended December 31, 2017 in relation to advertising assets that were no longer usable in one country in the Company’s International segment.

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist primarily of billboard permits. The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction. The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements. In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States. Accordingly, there are no indefinite-lived intangible assets in the International segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Annual Impairment Test to Billboard Permits

The Company performs its annual impairment test on July 1 of each year. The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis. The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. The Company forecasts revenue, expenses and cash flows over a ten-year period for each of its markets in its application of the direct valuation method. The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average billboard permit within a market.

During 2017 and 2016, the Company recognized no impairment charges related to billboard permits.

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets consist primarily of transit and street furniture contracts, site-leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of December 31, 2017 and 2016, respectively:

	December 31, 2017		December 31, 2016
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$548,918	$(440,284)	$563,863	$(426,752)
Permanent easements	162,920	—	159,782	—
Other	4,626	(2,318)	4,536	(1,812)

Total	$716,464	$(442,602)	$728,181	$(428,564)

Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2017, 2016 and 2015 was $27.9 million, $37.8 million, and $49.2 million, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2018	$21,787
2019	14,165
2020	11,974
2021	11,864
2022	10,325

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on July 1 of each year. Each of the Company’s advertising markets are components. The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that within its Americas segment, each country in its International segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

Based on declining future cash flows expected, the Company recognized goodwill impairment of $1.6 million for the year ended December 31, 2017 for one country in the International segment and $7.3 million for the year ended December 31, 2016 for one country in the International segment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments:

(In thousands)	Americas	International	Consolidated
Balance as of December 31, 2015	$534,683	$223,892	$758,575
Impairment	—	(7,274)	(7,274)
Dispositions	(6,934)	(30,718)	(37,652)
Foreign currency	(1,998)	(5,051)	(7,049)
Assets held for sale	(10,337)	—	(10,337)

Balance as of December 31, 2016	$515,414	$180,849	$696,263
Impairment	—	(1,591)	(1,591)
Acquisitions	2,252	—	2,252
Dispositions	—	(1,817)	(1,817)
Foreign currency	777	18,070	18,847
Assets held for sale	89	—	89

Balance as of December 31, 2017	$518,532	$195,511	$714,043

The balance at December 31, 2015 is net of cumulative impairments of $2.6 billion and $326.6 million in the Company’s Americas and International segments, respectively.

NOTE 3—ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

	Years Ended December 31,
(In thousands)	2017	2016
Beginning balance	$39,451	$45,125
Adjustment due to changes in estimates	2,166	(5,431)
Accretion of liability	3,373	4,863
Liabilities settled	(2,712)	(4,104)
Foreign Currency	2,501	(1,002)

Ending balance	$44,779	$39,451

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4—LONG-TERM DEBT

Long-term debt at December 31, 2017 and 2016 consisted of the following:

(In thousands)	December 31, 2017	December 31, 2016
Clear Channel Worldwide Holdings Notes	$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes	375,000	225,000
Senior revolving credit facility due 2018	—	—
Other debt	2,393	14,798
Original issue discount	(241)	(6,738)
Long-term debt fees	(35,426)	(41,069)

Total debt	$5,266,726	$5,116,991
Less: current portion	573	6,971

Total long-term debt	$5,266,153	$5,110,020

(1)	The Senior revolving credit facility provides for borrowings up to $75.0 million (the revolving credit commitment). As of December 31, 2017, we had $71.2 million of letters of credit outstanding, and $3.8 million of availability, under the senior revolving credit facility.

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $5.3 billion and $5.2 billion at December 31, 2017 and December 31, 2016, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Senior Notes

As of December 31, 2017 and 2016, the Company had Senior Notes consisting of:

(In thousands)	Maturity Date	Interest Rate	Interest Payment Terms	12/31/2017	12/31/2016
CCWH Senior Notes:
6.5% Series A Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	$735,750	$735,750
6.5% Series B Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	1,989,250	1,989,250
CCWH Senior Subordinated Notes:
7.625% Series A Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	275,000	275,000
7.625% Series B Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	1,925,000	1,925,000

Total CCWH Notes				$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes:
8.75% Senior Notes Due 2020	12/15/2020	8.750%	Payable semi-annually in arrears on June 15 and December 15 of each year	375,000	225,000

Total Senior Notes				$5,300,000	$5,150,000

Guarantees and Security

The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The CCWH Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries and rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Senior Subordinated Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. The CCWH Senior Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Senior Subordinated Notes.

Redemptions

CCWH may redeem the Senior Notes and Senior Subordinated Notes at its option, in whole or part, at redemption prices set forth in the indentures plus accrued and unpaid interest to the redemption date and plus an applicable premium.

Certain Covenants

The indentures governing the Senior Notes and Senior Subordinated Notes contain covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	in case of the Senior Notes, create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries; and

•	in the case of the Series B CCWH Senior Notes and the Series B CCWH Senior Subordinated Notes, pay dividends, redeem or repurchase capital stock or make other restricted payments.

Clear Channel International B.V. Senior Notes

The CCIBV Senior Notes are guaranteed by certain of the International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International B.V., and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

On August 14, 2017, CCIBV issued $150.0 million in aggregate principal amount of 8.75% Senior Notes due 2020 (the “New CCIBV Notes”). The New CCIBV Notes were issued as additional notes under the indenture governing CCIBV’s existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds. The New CCIBV Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.

Redemptions

Clear Channel International B.V. may redeem the notes at its option, in whole or part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Certain Covenants

The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things:

•	pay dividends, redeem stock or make other distributions or investments;

•	incur additional debt or issue certain preferred stock;

•	transfer or sell assets;

•	create liens on assets;

•	engage in certain transactions with affiliates;

•	create restrictions on dividends or other payments by the restricted subsidiaries; and

•	merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.

Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, the Company entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital needs, to issue letters of credit and for other general corporate purposes. As of December 31, 2017, there were no amounts outstanding under the revolving credit facility, and $71.2 million of letters of credit under the revolving credit facility which reduce availability under the facility. The revolving credit facility contains a springing covenant that requires us to maintain a secured leverage ratio (as defined in the revolving credit facility) of not more than 1.5:1 that is tested at the end of a quarter if availability under the facility is less than 75% of the aggregate commitments under the facility. The Company was in compliance with the secured leverage ratio covenant as of December 31, 2017.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $2.4 million balance at December 31, 2017 is $0.6 million that matures in less than one year.

Future Maturities of Long-term Debt

Future maturities of long-term debt as of December 31, 2017 are as follows:

(in thousands)
2018	$533
2019	168
2020	2,575,143
2021	169
2022	2,725,194
Thereafter	1,186

Total (1)	$5,302,393

(1)	Excludes original issue discount and long-term debt fees of $0.2 million and $35.5 million, respectively, which are amortized through interest expense over the life of the underlying debt obligations.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Guarantees

As of December 31, 2017, the Company had $95.9 million in letters of credit outstanding, a portion of which were supported by $25.4 million of cash collateral. Additionally, as of December 31, 2017, iHeartCommunications had outstanding commercial standby letters of credit and surety bonds of $1.2 million and $55.4 million, respectively, held on behalf of the Company. These letters of credit and surety bonds relate to various operational matters, including insurance, bid and performance bonds, as well as other items.

In addition, as of December 31, 2017, the Company had outstanding bank guarantees of $37.3 million related to international subsidiaries, a portion of which were supported by $17.6 million of cash collateral.

NOTE 5—COMMITMENTS AND CONTINGENCIES

Commitments and Contingencies

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2017, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)	Non-Cancelable Operating Lease	Non-Cancelable Contracts	Capital Expenditure Commitments
2018	$359,175	$393,980	$38,444
2019	318,213	343,578	7,928
2020	290,081	291,036	2,771
2021	253,979	255,356	4,499
2022	211,110	162,062	4,591
Thereafter	1,169,871	393,599	9,877

Total	$2,602,429	$1,839,611	$68,110

Rent expense charged to operations for the years ended December 31, 2017, 2016 and 2015 was $954.3 million, $947.4 million and $978.6 million, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; misappropriation of likeness and right of publicity claims; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Stockholder Litigation

On May 9, 2016, a stockholder of the Company filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Management Inc. v. iHeartMedia Inc. et al., C.A. No. 12312-VCS. The complaint names as defendants iHeartCommunications, Inc. (“iHeartCommunications”), the Company’s indirect parent company, iHeartMedia, Inc. (“iHeartMedia”), the parent company of iHeartCommunications, Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsor Defendants”), iHeartMedia’s private equity sponsors and majority owners, and the members of the Company’s board of directors. The Company also is named as a nominal defendant. The complaint alleges that the Company has been harmed by the intercompany agreements with iHeartCommunications, the Company’s lack of autonomy over its own cash and the actions of the defendants in serving the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants to the

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

detriment of the Company and its minority stockholders. Specifically, the complaint alleges that the defendants have breached their fiduciary duties by causing the Company to: (i) continue to loan cash to iHeartCommunications under the intercompany note at below-market rates; (ii) abandon its growth and acquisition strategies in favor of transactions that would provide cash to iHeartMedia and iHeartCommunications; (iii) issue new debt in the CCIBV note offering (the “CCIBV Note Offering”) to provide cash to iHeartMedia and iHeartCommunications through a dividend; and (iv) effect the sales of certain outdoor markets in the U.S. (the “Outdoor Asset Sales”) allegedly to provide cash to iHeartMedia and iHeartCommunications through a dividend. The complaint also alleges that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the directors’ breaches of their fiduciary duties. The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor Defendants were unjustly enriched as a result of these transactions and that these transactions constituted a waste of corporate assets for which the defendants are liable to the Company. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to the Company and that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the board of directors’ breaches of fiduciary duty, rescission of payments to iHeartCommunications and its affiliates pursuant to dividends declared in connection with the CCIBV Note Offering and Outdoor Asset Sales, and an order requiring iHeartMedia, iHeartCommunications and the Sponsor Defendants to disgorge all profits they have received as a result of the alleged fiduciary misconduct.

On July 20, 2016, the defendants filed a motion to dismiss plaintiff’s verified stockholder derivative complaint for failure to state a claim upon which relief can be granted. On November 23, 2016, the Court granted defendants’ motion to dismiss all claims brought by the plaintiff. On December 19, 2016, the plaintiff filed a notice of appeal of the ruling. The oral hearing on the appeal was held on October 11, 2017. On October 12, 2017, the Supreme Court of Delaware affirmed the lower court’s ruling, dismissing the case.

On December 29, 2017, another stockholder of the Company filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned Norfolk County Retirement System, v. iHeartMedia, Inc., et al., C.A. No. 2017-0930-JRS. The complaint names as defendants iHeartMedia, iHeartCommunications, the Sponsor Defendants, and the members of the Company’s board of directors. The Company is named as a nominal defendant. The complaint alleges that the Company has been harmed by the Company Board’s November 2017 decision to extend the maturity date of the intercompany revolving note (the “Third Amendment”) at what the complaint describes as far-below-market interest rates. Specifically, the complaint alleges that (i) iHeartMedia and Sponsor defendants breached their fiduciary duties by exploiting their position of control to require the Company to enter the Third Amendment on terms unfair to the Company; (ii) the Company Board breached their duty of loyalty by approving the Third Amendment and elevating the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants over the interests of the Company and its minority unaffiliated stockholders; and (iii) the terms of the Third Amendment could not have been agreed to in good faith and represent a waste of corporate assets by the Company Board. The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor defendants were unjustly enriched as a result of the unfairly favorable terms of the Third Amendment. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to the Company, a modification of the Third Amendment to bear a commercially reasonable rate of interest, and an order requiring disgorgement of all profits, benefits and other compensation obtained by defendants as a result of the alleged breaches of fiduciary duties.

On March 7, 2018, the defendants filed a motion to dismiss plaintiff’s verified derivative complaint for failure to state a claim upon which relief can be granted. On March 16, 2018, iHM filed a Notice of Suggestion of Pendency of Bankruptcy and Automatic Stay of Proceedings.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

China Investigation

Several employees of Clear Media Limited, an indirect, non-wholly-owned subsidiary of the Company whose ordinary shares are listed on, but are currently suspended from trading on, the Hong Kong Stock Exchange, are subject to an ongoing police investigation in China for misappropriation of funds. Clear Media Limited has conducted additional procedures and processes, including a special investigation by forensic accountants and an external law firm appointed by Clear Media Limited’s board of directors and approved by the Company’s Audit Committee, into the misappropriation of funds. During the course of the special investigation, it was discovered that three bank accounts were opened in the name of Clear Media Limited entities, which were not authorized, and certain transactions were recorded therein. The opening of the unauthorized bank accounts has also been referred to the police in China for investigation. The misappropriation of funds resulted in discrepancies between actual cash balances and cash amounts included in the Company’s accounting records as of December 31, 2016 and 2015. Included in Selling, general and administrative expenses and Interest expense is $9.6 million and $1.4 million, respectively, recorded in the fourth quarter of 2017 to correct for the accounting errors resulting from the discrepancies. Such accounting errors are not considered to be material to the current year or prior year financial statements.

The Company advised both the United States Securities and Exchange Commission and the United States Department of Justice of the investigation at Clear Media Limited, and the Company intends to cooperate with both agencies in connection with any investigation that may be conducted in this matter.

The police investigation is on-going, and the Company is not aware of any litigation, claim or assessment pending against the Company related to the matters described above. Based on information known to date, the Company believes any contingent liabilities arising from potential misconduct that has been or may be identified by the investigations are not material to the Company’s consolidated financial statements. In 2017, Clear Media Limited accounted for 9.8% of the Company’s net revenue and 9.9% of its consolidated total assets.

The investigation could implicate the books and records, internal controls and anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, which statute and regulations provide for potential monetary penalties as well as criminal and civil sanctions. It is possible that monetary penalties and other sanctions could be assessed on the Company in connection with this matter. The nature and amount of any monetary penalty or other sanctions cannot reasonably be estimated at this time.

NOTE 6—RELATED PARTY TRANSACTIONS

The Company records net amounts due from or to iHeartCommunications as “Due from/to iHeartCommunications” on the consolidated balance sheets, net of allowance for credit losses. The accounts represent the revolving promissory note issued by the Company to iHeartCommunications and the revolving promissory note issued by iHeartCommunications to the Company in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on May 15, 2019.

Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications. As a part of these services, the Company maintains collection bank accounts swept daily into accounts of iHeartCommunications (after satisfying the Company’s controlled disbursement accounts and the funding requirements of the Trustee Accounts under the CCWH Senior Notes and the CCWH Subordinated Notes). The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from iHeartCommunications” account.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2017 and December 31, 2016, the asset recorded in “Due from iHeartCommunications” on the consolidated balance sheet was $212.0 million and $885.7 million, respectively. On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia’s direct and indirect domestic subsidiaries, not including the Company or any of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). As an unsecured creditor of iHeartCommunications, the Company does not expect that the Company will be able to recover all of the amounts owed under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite creditors and approved by the Bankruptcy Court. As a result, the Company recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management’s best estimate of the cash settlement amount. The loss recognized reduced the amount outstanding of $1,067.6 million to $212.0 million.

If the Company does not recognize the expected recovery under the Due from iHeartCommunications Note, or cannot obtain that amount on a timely basis, the Company could experience a liquidity shortfall. In addition, any repayments that the Company received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

On November 29, 2017, the “Due from iHeartCommunications” note was amended to extend its maturity from December 15, 2017 to May 15, 2019. The note’s interest rate was also amended and increased from 6.5% to 9.3%. Any balance above $1.0 billion continues to accrue interest capped at a rate of 20.0%, while the balance up to $1.0 billion will accrue interest at a rate of 9.3%. The net interest income recognized in the years ended December 31, 2017, 2016 and 2015 was $68.9 million, $50.3 million, and $61.4 million, respectively.

The Company provides advertising space on its billboards for radio stations owned by iHeartCommunications. For the years ended December 31, 2017, 2016 and 2015, the Company recorded $6.9 million, $3.5 million, and $2.7 million, respectively, in revenue for these advertisements.

Under the Corporate Services Agreement between iHeartCommunications and the Company, iHeartCommunications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2017, 2016 and 2015, the Company recorded $68.7 million, $36.0 million, and $30.1 million, respectively, as a component of corporate expenses for these services.

In February 2017, the Company and its indirect parent company, iHeartMedia, Inc., entered into an agreement related to the potential purchase at fair value of the Clear Channel registered trademarks and domain names. The agreements provide that CCOH will pay a license fee to iHeartMedia, Inc. in 2017 based on revenues of entities using the Clear Channel name, pursuant to the Amended and Restated License Agreement, dated November 10, 2005, by and between iHM Identity, Inc. and Outdoor Management Services, Inc. Included within the management services expense recognized in the year ended December 31, 2017 is an expense related to this license of $36.8 million.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Pursuant to the Tax Matters Agreement between iHeartCommunications and the Company, the operations of the Company are included in a consolidated federal income tax return filed by iHeartCommunications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries. Tax payments are made to iHeartCommunications on the basis of the Company’s separate taxable income. Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in iHeartCommunications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. For the years ended December 31, 2017, 2016 and 2015, the Company recorded $9.5 million, $9.4 million and $10.7 million, respectively, as a component of selling, general and administrative expenses for these services.

Stock Purchases

On August 9, 2010, iHeartCommunications announced that its board of directors approved a stock purchase program under which iHeartCommunications or its subsidiaries may purchase up to an aggregate of $100 million of the Company’s Class A common stock and/or the Class A common stock of iHeartMedia, Inc. (“iHeartMedia”). The stock purchase program did not have a fixed expiration date and could be modified, suspended or terminated at any time at iHeartCommunications’ discretion. As of December 31, 2014, an aggregate $34.2 million was available under this program. In January 2015, CC Finco, LLC (“CC Finco”), an indirect wholly-owned subsidiary of iHeartCommunications, purchased an additional 2,000,000 shares of the Company’s Class A common stock for $20.4 million. On April 2, 2015, CC Finco purchased an additional 2,172,946 shares of the Company’s Class A common stock for $22.2 million, increasing iHeartCommunications’ collective holdings to represent approximately 90% of the outstanding shares of the Company’s common stock on a fully-diluted basis, assuming the conversion of all of the Company’s Class B common stock into Class A common stock. As a result of this purchase, the stock purchase program concluded. The purchase of shares in excess of the amount available under the stock purchase program was separately approved by the iHeartCommunications’ board of directors.

Dividends

On February 23, 2017, the Company paid a special cash dividend to our stockholders of $282.5 million, using proceeds from the sales of certain non-strategic U.S. markets and of our business in Australia. iHeartCommunications received 89.9%, or approximately $254.0 million, with the remaining 10.1%, or approximately $28.5 million, paid to our public stockholders. The payment of these special dividends reduces the amount of cash available to us for future working capital, capital expenditure, debt service and other funding requirements.

On October 5, 2017, the Company paid a special cash dividend to Class A and Class B stockholders of record at the closing of business on October 2, 2017, in an aggregate amount equal to $25.0 million. On October 31, 2017, the board of directors of the Company paid a special cash dividend to Class A and Class B stockholders of record at the closing of business on October 26, 2017, in an aggregate amount equal to $25.0 million.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On January 24, 2018, the Company paid a special cash dividend to Class A and Class B stockholders of record at the closing of business on January 19, 2018, in an aggregate amount equal to $30.0 million.

NOTE 7—INCOME TAXES

The operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated U.S. federal income tax returns with its subsidiaries.

On December 22, 2017, the U.S. government enacted comprehensive income tax legislation, referred to as The Tax Cuts and Jobs Act (the Tax Act). The Tax Act reduces the U.S. federal corporate tax rate from 35% percent to 21% effective January 1, 2018, percent, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new U.S taxes on certain foreign earnings. To account for the reduction in the U.S. federal corporate income tax rate, the Company remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, generally 21%, which resulted in recording of a provisional deferred tax benefit of $228.0 million during 2017. To determine the impact from the one-time transition tax on accumulated foreign earnings, we analyzed our cumulative foreign earnings and profits in accordance with the rules provided in the Tax Act. Based upon our preliminary analysis which is not yet complete, we have not recorded income tax expense in the current period for the one-time transition tax due to the net accumulated deficit in our foreign earnings and profits.

The provisions in the Tax Act are broad and complex. The Company has not yet completed its analysis of the income tax effects of the Tax Act as of December 31, 2017, but has made reasonable estimates of those effects on existing deferred income tax balances and the one-time transition tax. The final financial statement impact of the Tax Act may differ from the above estimates, possibly materially, due to, among other things, changes in interpretations of the Tax Act, any legislative action to address questions that arise because of the Tax Act, and changes in accounting standards for income taxes or related interpretations in response to the Tax Act, or any updates to estimates the Company has utilized to calculate the provisional impacts. The Securities and Exchange Commission (SEC) has issued rules that allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related income tax impacts.

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2017	2016	2015
Current—federal	$(87)	$—	$(270)
Current—foreign	(29,430)	(43,611)	(45,322)
Current—state	(1,377)	(1,731)	(1,046)

Total current expense	(30,894)	(45,342)	(46,638)
Deferred—federal	306,078	(89,049)	(8,025)
Deferred—foreign	(2,521)	56,759	5,282
Deferred—state	7,555	976	(562)

Total deferred benefit (expense)	311,112	(31,314)	(3,305)

Income tax benefit (expense)	$280,218	$(76,656)	$(49,943)

For the year ended December 31, 2017 the Company recorded current tax expense of $30.9 million as compared to $45.3 million for the 2016 year. The current tax expense for 2017 was primarily related to foreign income taxes on operating profits generated in certain jurisdictions during the period.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the year ended December 31, 2016 the Company recorded current tax expense of $45.3 million as compared to $46.6 million for the 2015 year. The current tax expense for 2016 was primarily related to foreign income taxes on operating profits generated in certain jurisdictions during the period.

Deferred tax benefit of $311.1 million was recorded for 2017 compared with a deferred tax expense of $31.3 million for 2016. The change in deferred taxes is primarily due to the provisional deferred tax benefit of $228.0 million recorded in 2017 related to the reduction of the U.S. federal corporate tax rate to 21% in connection with the enactment of the Tax Act mentioned above. The change in foreign deferred taxes was the result of foreign deferred tax benefit recorded in 2016 for the release of valuation allowance against certain net operating loss carryforwards in France.

Deferred tax expense of $31.3 million was recorded for 2016 compared with a deferred tax expense of $3.3 million for 2015. The change in deferred tax expense is primarily due to the utilization of net operating loss carryforwards in the U.S. which offset taxable income from the gains on the sales of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the sale of the Company’s Australia business during the fourth quarter of 2016. The 2016 federal deferred tax expense was partially offset by foreign deferred tax benefit attributable to the release of $43.3 million of valuation allowance against certain net operating losses in France.

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2017 and 2016 are as follows:

(In thousands)	December 31, 2017	December 31, 2016
Deferred tax liabilities:
Intangibles and fixed assets	$504,290	$801,442
Equity in earnings	2,106	2,816
Other	14,058	16,971

Total deferred tax liabilities	520,454	821,229

Deferred tax assets:
Accrued expenses	16,927	19,458
Net operating loss carryforwards	229,398	257,613
Bad debt reserves	3,656	3,364
Due from iHeartCommunications	202,461	—
Other	24,124	38,128

Total deferred tax assets	476,566	318,563
Less: Valuation allowance	274,219	136,039

Net deferred tax assets	202,347	182,524

Net deferred tax liabilities	$318,107	$638,705

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired billboard permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize its book basis in permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits. As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time. The Company’s net foreign deferred tax assets for the period ending December 31, 2017 and 2016 were $57.0 million and $50.0 million, respectively.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At December 31, 2017, the Company had recorded deferred tax assets for net operating loss carryforwards (tax effected) for federal and state income tax purposes of $84.5 million, which expire in various amounts through 2037. In addition, the Company recorded a deferred tax asset of $202.5 million related to the impairment loss on the Due from iHeartCommunications Note. The Company expects to realize the benefits of a portion of its deferred tax assets based upon expected future taxable income from deferred tax liabilities that reverse in the relevant federal and state jurisdictions and carryforward periods. As of December 31, 2017, the Company had recorded a valuation allowance of $149.2 million against a portion of these deferred tax assets which it does not expect to realize. The Company recorded a net decrease of $11.0 million in valuation allowances against its foreign deferred tax assets during the year ended December 31, 2017. At December 31, 2017, the Company had recorded $144.9 million (tax-effected) of deferred tax assets for foreign net operating losses, which are offset in part by an associated valuation allowance of $94.2 million. The remaining deferred tax valuation allowance of $30.8 million offsets other foreign deferred tax assets that are not expected to be realized. Realization of these foreign deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions to obtain benefits. Due to the Company’s evaluation of all available evidence, including significant negative evidence of cumulative losses in these jurisdictions, the Company continues to record valuation allowances on the foreign deferred tax assets that are not expected to be realized. The Company expects to realize its remaining gross deferred tax assets based upon its assessment of deferred tax liabilities that will reverse in the same carryforward period and jurisdiction and are of the same character as the net operating loss carryforwards and temporary differences that give rise to the deferred tax assets. Any deferred tax liabilities associated with billboard permits and tax deductible goodwill intangible assets are not relied upon as a source of future taxable income, as these intangible assets have an indefinite life.

At December 31, 2017 and 2016, net deferred tax assets include a deferred tax asset of $9.6 million and $14.9 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation. Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in our balance sheet. See Note 8 for additional discussion of ASC 718-10.

Income (loss) before income taxes:

(In thousands)	Years Ended December 31,
	2017	2016	2015
US	$(942,297)	$182,258	$(69,819)
Foreign	34,562	58,797	48,545

Total income (loss) before income taxes	$(907,735)	$241,055	$(21,274)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The reconciliation of income tax computed at the U.S. federal statutory rates to income tax benefit is:

(In thousands)	Years Ended December 31,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit (expense) at statutory rates	$317,707	35.0%	$(84,369)	35.0%	$7,446	35.0%
State income taxes, net of federal tax effect	23,378	2.6%	(4,602)	1.9%	2,238	10.5%
Foreign income taxes	(19,866)	(2.2)%	(20,725)	8.6%	(23,062)	(108.4)%
Nondeductible items	(646)	(0.1)%	(687)	0.3%	(754)	(3.5)%
Changes in valuation allowance and other estimates	(148,389)	(16.2)%	34,597	(14.4)%	(33,684)	(158.3)%
U.S. tax reform	228,010	25.1%	—	—%	—	—%
U.S. rate differential on impairment of related party note	(115,755)	(12.8)%	—	—%	—	—%
Other, net	$(4,221)	(0.5)%	$(870)	0.4%	$(2,127)	(10.0)%

Income tax benefit (expense)	$280,218	30.9%	$(76,656)	31.8%	$(49,943)	(234.7)%

During 2017, the Company recorded tax benefit of approximately $280.2 million. The 2017 income tax benefit and 30.9% effective tax rate were impacted primarily by the $228.0 million provisional deferred tax benefits recorded in connection with the reduction in the U.S. federal corporate tax rate to 21% upon enactment of the Tax Act described above. Additionally, subsequent to the enactment of the Tax Act and as further described in Note 6 above, the Company recorded an impairment loss of $855.6 million on the Due from iHeartCommunications Note. In connection with this impairment loss, the Company recorded a deferred tax asset at the newly enacted U.S. federal corporate tax rate. As this deferred tax asset was recorded subsequent to the enactment of the Tax Act, the associated impact to the Company’s 2017 effective tax rate is separately described in the table above “U.S. rate differential on impairment of related party note”. The Company also recorded tax expense of $149.2 million in connection with the valuation allowance recorded against federal and state deferred tax assets generated in the current period due to the uncertainty of the ability to utilize those assets in future periods.

During 2016, the Company recorded tax expense of approximately $76.7 million. The 2016 income tax expense and 31.8% effective tax rate were impacted primarily by the $32.9 million and $43.3 million deferred tax benefits recorded in connection with the release of valuation allowances in the U.S. and France, respectively. These deferred tax benefits were partially offset by $54.7 million in tax expense attributable to the sale of our Australia outdoor business.

During 2015, the Company recorded tax expense of approximately $49.9 million. The 2015 income tax expense and (234.7)% effective tax rate were impacted primarily by a $32.9 million valuation allowance recorded against the Company’s federal and state net operating losses during 2015. Additionally, the Company recorded additional taxes due to the inability to benefit from losses in certain foreign jurisdictions.

The Company provides for any related tax liability on undistributed earnings that the Company does not intend to be indefinitely reinvested outside the United States and that would become taxable upon remittance within our foreign structure. At December 31, 2017, all undistributed earnings of our international subsidiaries have been included in our provisional computation of the one-time transition tax associated with the enactment of the Tax Act. Based upon our preliminary analysis of the effects of the Tax Act which is not yet complete, the Company has not provided U.S. federal income taxes for temporary differences with respect to investments in our foreign subsidiaries, which at December 31, 2017 currently result in tax basis amounts greater than the financial reporting basis. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S.,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes as a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which give us flexibility to make future cash distributions as non-taxable returns of capital. Additionally, as a result of U.S. tax reform described above, future dividend distributions from our international subsidiaries are exempt from U.S. federal income tax beginning January 1, 2018. All tax liabilities owed by the Company are paid either by the Company or on behalf of the Company by iHeartCommunications through an operating account that represents net amounts due to or from iHeartCommunications.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2017 and 2016, was $3.2 million and $3.4 million, respectively. The total amount of unrecognized tax benefits including accrued interest and penalties at December 31, 2017 and 2016, was $36.7 million and $39.7 million, respectively, of which $22.4 million and $23.8 million is included in “Other long-term liabilities.” In addition, $14.3 million and $15.9 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2017 and 2016, respectively. The total amount of unrecognized tax benefits at December 31, 2017 and 2016 that, if recognized, would impact the effective income tax rate is $18.5 million and $18.6 million, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2017	2016
Balance at beginning of period	$36,332	$39,908
Increases for tax position taken in the current year	4,327	6,996
Increases for tax positions taken in previous years	2,046	2,199
Decreases for tax position taken in previous years	(499)	(6,148)
Decreases due to settlements with tax authorities	(225)	(717)
Decreases due to lapse of statute of limitations	(8,511)	(5,906)

Balance at end of period	$33,470	$36,332

Pursuant to the Tax Matters Agreement between iHeartCommunications and the Company, the operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions. During 2017 and 2016, the Company reversed $9.2 million and $6.2 million in unrecognized tax benefits, respectively, inclusive of interest, as a result of the expiration of statutes of limitations to assess taxes in certain state and foreign jurisdictions. During 2016, the Company settled certain tax examinations that resulted in the reduction of uncertain tax positions of $6.8 million, inclusive of interest. All federal income tax matters through 2013 are closed. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8—STOCKHOLDERS’ EQUITY (DEFICIT)

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in stockholders’ equity attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total, ownership interest:

(In thousands)	The Company	Noncontrolling Interests	Consolidated
Balances as of January 1, 2017	$(1,080,812)	$149,886	$(930,926)
Net income	(639,716)	12,199	(627,517)
Dividends declared	(332,498)	—	(332,498)
Dividends and other payments to noncontrolling interests	—	(12,010)	(12,010)
Disposal of noncontrolling interests	—	(2,439)	(2,439)
Share-based compensation	8,659	931	9,590
Foreign currency translation adjustments	35,975	9,176	45,151
Unrealized holding loss on marketable securities	(414)	—	(414)
Other adjustments to comprehensive loss	6,720	—	6,720
Reclassifications	5,441	—	5,441
Other, net	(1,800)	(703)	(2,503)

Balances as of December 31, 2017	$(1,998,445)	$157,040	$(1,841,405)

Balance as of January 1, 2016	$(755,599)	$187,775	$(567,824)
Net income	141,397	23,002	164,399
Dividends declared	(540,034)	—	(540,034)
Dividends and other payments to noncontrolling interests	—	(16,917)	(16,917)
Disposal of noncontrolling interests	—	(36,846)	(36,846)
Share-based compensation	10,291	—	10,291
Foreign currency translation adjustments	30,835	(8,427)	22,408
Unrealized holding loss on marketable securities	(576)	—	(576)
Other adjustments to comprehensive loss	(11,814)	—	(11,814)
Reclassifications	46,730	—	46,730
Other, net	(2,042)	1,299	(743)

Balances as of December 31, 2016	$(1,080,812)	$149,886	$(930,926)

Share-Based Awards

Stock Options

The Company has granted options to purchase shares of its Class A common stock to certain employees and directors of the Company and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest solely on continued service over a period of up to five years. The equity incentive plan contains anti-dilutive provisions that permit an adjustment for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. ASC 718-10 requires the cash flows from the tax benefits resulting from tax

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of the Company’s stock over the expected life of the options. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercise and employee terminations within the valuation model. The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant:

	Years Ended December 31,
	2017	2016	2015
Expected volatility	42%	42% – 44%	37% – 56%
Expected life in years	6.3	6.3	6.3
Risk-free interest rate	2.12%	1.12% – 1.41%	1.70% – 2.07%
Dividend yield	—%	—%	—%

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2017:

(In thousands, except per share data)	Options	Price (3)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2017	5,033	$7.04	4.9 years	$2,539
Granted (1)	4	4.25
Exercised (2)	(71)	3.10
Forfeited	(96)	6.85
Expired	(760)	12.49

Outstanding, December 31, 2017	4,110	6.10	4.1 years	$2,378

Exercisable	3,392	6.01	3.4 years	$2,359
Expected to vest	718	6.52	7.5 years	$19

(1)	The weighted average grant date fair value of the Company’s options granted during the years ended December 31, 2017, 2016 and 2015 was $2.04, $2.82 and $4.25 per share, respectively.
(2)	Cash received from option exercises during the years ended December 31, 2017, 2016 and 2015 was $0.2 million, $0.6 million and $3.8 million, respectively. The total intrinsic value of the options exercised during the years ended December 31, 2017, 2016 and 2015 was $0.2 million, $0.4 million and $2.8 million, respectively.
(3)	Reflects the weighted average exercise price per share.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of the Company’s unvested options at and changes during the year ended December 31, 2017 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2017	1,164	$4.25
Granted	4	2.04
Vested (1)	(354)	4.37
Forfeited	(96)	4.15

Unvested, December 31, 2017	718	$4.19

(1)	The total fair value of the Company’s options vested during the years ended December 31, 2017, 2016 and 2015 was $1.6 million, $2.7 million and $4.2 million, respectively.

Restricted Stock Awards

The Company has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan. The restricted stock awards represent shares of Class A common stock that contain a legend which restricts their transferability for a term of up to five years. The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.

The following table presents a summary of the Company’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2017 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2017	2,743	$7.63
Granted	2,539	4.30
Vested (restriction lapsed)	(1,040)	7.16
Forfeited	(342)	7.39

Outstanding, December 31, 2017	3,900	5.61

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Share-based compensation payments are recorded in corporate expenses and were $9.6 million, $10.3 million and $8.5 million, during the years ended December 31, 2017, 2016 and 2015, respectively.

The tax benefit related to the share-based compensation expense for the years ended December 31, 2017, 2016 and 2015 was $3.3 million, $3.9 million and $3.2 million, respectively.

As of December 31, 2017, there was $13.0 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately three years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Net Income (Loss) per Share

The following table presents the computation of earnings (loss) per share for the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
(In thousands, except per share data)	2017	2016	2015
NUMERATOR:
Net income (loss) attributable to the Company—common shares	$(639,716)	$141,397	$(95,981)
DENOMINATOR:
Weighted average common shares outstanding—basic	361,141	360,294	359,508
Stock options and restricted stock (1):	—	1,318

Weighted average common shares outstanding—diluted	361,141	361,612	359,508
Net income (loss) attributable to the Company per common share:
Basic	$(1.77)	$0.39	$(0.27)
Diluted	$(1.77)	$0.39	$(0.27)

(1)	8.0 million, 5.6 million and 8.1 million stock options and restricted shares were outstanding at December 31, 2017, 2016 and 2015, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

NOTE 9—EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by iHeartCommunications for the purpose of providing retirement benefits for substantially all employees. Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan. Employees vest in these Company matching contributions based upon their years of service to the Company. Contributions to these plans of $2.2 million, $2.3 million and $2.4 million for the years ended December 31, 2017, 2016 and 2015, respectively, were recorded as a component of operating expenses.

In addition, employees in the Company’s International markets participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by iHeartCommunications. Contributions to these plans of $13.1 million, $15.1 million and $13.6 million for the years ended December 31, 2017, 2016 and 2015, respectively, were recorded as a component of operating expenses.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by iHeartCommunications, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company suspended all salary and bonus deferral and company matching contributions to the deferred compensation plan on January 1, 2010. Matching credits on amounts deferred may be made in the sole discretion of iHeartCommunications and iHeartCommunications retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan. There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of iHeartCommunications.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10—OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2017, 2016 and 2015, respectively:

	Years Ended December 31,
(In thousands)	2017	2016	2015
Foreign exchange loss	$29,563	$(69,599)	$14,790
Other	237	(1,083)	(2,403)

Total other income (expense)—net	$29,800	$(70,682)	$12,387

For the years ended December 31, 2017, 2016 and 2015 the total increase (decrease) in other comprehensive income (loss) related to the impact of pensions on deferred income tax liabilities were $(0.3) million, ($1.0) million and $1.6 million, respectively.

The following table discloses the components of “Other current assets” as of December 31, 2017 and 2016, respectively:

	As of December 31,
(In thousands)	2017	2016
Inventory	$21,940	$21,190
Deposits	1,720	1,445
Other receivables	4,906	9,302
Restricted cash	26,096	680
Other	4,052	6,582

Total other current assets	$58,714	$39,199

During 2017, CCOH established a separate bi-lateral letter of credit facility to issue additional letters of credit to be supported by cash collateral posted by the Company. As of December 31, 2017, the amount of letters of credit issued under this facility totaled $24.7 million and was backed by cash collateral of $25.4 million, which is classified as Restricted cash.

The following table discloses the components of “Other assets” as of December 31, 2017 and 2016, respectively:

	As of December 31,
(In thousands)	2017	2016
Investments	$10,042	$10,183
Deposits	23,096	19,318
Prepaid expenses	60,294	61,814
Restricted cash	18,095	20,474
Other	13,007	10,224

Total other assets	$124,534	$122,013

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other long-term liabilities” as of December 31, 2017 and 2016, respectively:

	As of December 31,
(In thousands)	2017	2016
Unrecognized tax benefits	$22,419	$23,772
Asset retirement obligation	44,779	39,451
Deferred rent	105,324	101,673
Employee related liabilities	52,212	55,460
Other	45,681	38,955

Total other long-term liabilities	$270,415	$259,311

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2017 and 2016, respectively:

	As of December 31,
(In thousands)	2017	2016
Cumulative currency translation adjustments and other	$(340,109)	$(388,246)
Cumulative unrealized gain on securities	1,173	1,588

Total accumulated other comprehensive loss	$(338,936)	$(386,658)

NOTE 11—SEGMENT DATA

The Company has two reportable segments, which it believes best reflect how the Company is currently managed—Americas and International. The Americas segment consists of operations primarily in the United States and Latin America, and the International segment primarily includes operations in Europe and Asia. The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays. Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expenses.

During the first quarter of 2018, the Company revised its segment reporting, as discussed in Note 1.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the Company’s reportable segment results for the years ended December 31, 2017, 2016 and 2015:

(In thousands)	Americas Outdoor Advertising	International Outdoor Advertising	Corporate and other reconciling items	Consolidated
Year Ended December 31, 2017
Revenue	$1,256,326	$1,334,939	$—	$2,591,265
Direct operating expenses	574,113	828,652	—	1,402,765
Selling, general and administrative expenses	219,467	289,170	—	508,637
Corporate expenses	—	—	143,678	143,678
Depreciation and amortization	189,707	131,224	5,060	325,991
Impairment charges	—	—	4,159	4,159
Other operating income, net	—	—	26,391	26,391

Operating income (loss)	$273,039	$85,893	$(126,506)	$232,426

Segment assets	$2,969,326	$1,449,365	$252,091	$4,670,782
Capital expenditures	$74,580	$146,392	$3,266	$224,238
Share-based compensation expense	$—	$—	$9,590	$9,590
Year Ended December 31, 2016
Revenue	$1,278,413	$1,410,471	$—	$2,688,884
Direct operating expenses	570,310	851,748	—	1,422,058
Selling, general and administrative expenses	225,415	289,787	—	515,202
Corporate expenses	—	—	117,436	117,436
Depreciation and amortization	185,654	152,758	5,712	344,124
Impairment charges	—	—	7,274	7,274
Other operating income, net	—	—	354,688	354,688

Operating income	$297,034	$116,178	$224,266	$637,478

Segment assets	$3,175,355	$1,342,356	$1,201,117	$5,718,828
Capital expenditures	$81,401	$143,788	$4,583	$229,772
Share-based compensation expense	$—	$—	$10,291	$10,291
Year Ended December 31, 2015
Revenue	$1,349,021	$1,457,183	$—	$2,806,204
Direct operating expenses	597,382	897,520	—	1,494,902
Selling, general and administrative expenses	233,254	298,250	—	531,504
Corporate expenses	—	—	116,523	116,523
Depreciation and amortization	204,514	166,060	5,388	375,962
Impairment charges	—	—	21,631	21,631
Other operating expense, net	—	—	(4,824)	(4,824)

Operating income (loss)	$313,871	$95,353	$(148,366)	$260,858

Segment assets	$3,567,764	$1,573,161	$1,165,863	$6,306,788
Capital expenditures	$82,165	$132,554	$3,613	$218,332
Share-based compensation expense	—	—	$8,502	$8,502

Revenue of $1.5 billion, $1.5 billion and $1.6 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Revenue of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$0.3 billion, $0.3 billion and $0.3 billion derived from France are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Revenue of $1.1 billion, $1.1 billion and $1.2 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2017, 2016 and 2015.

Identifiable long-lived assets of $0.6 billion, $0.5 billion and $0.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Identifiable long-lived assets of $0.3 billion, $0.2 billion and $0.2 billion derived from China are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Identifiable long-lived assets of $0.8 billion, $0.9 billion and $1.0 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively.

NOTE 12—QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2017	2016	2017	2016	2017	2016	2017	2016
Revenue	$544,726	$589,014	$672,319	$708,086	$645,089	$669,221	$729,131	$722,563
Operating expenses:
Direct operating expenses	327,931	341,987	350,173	362,001	356,100	362,250	368,561	355,820
Selling, general and administrative expenses	115,774	126,801	125,898	135,567	128,397	126,164	138,568	126,670
Corporate expenses	34,540	28,224	35,340	29,673	35,333	28,103	38,465	31,436
Depreciation and amortization	77,494	85,395	78,290	86,974	81,096	85,780	89,111	85,975
Impairment charges	—	—	—	—	1,591	7,274	2,568	—
Other operating income (expense), net	32,611	284,774	7,829	(59,384)	(11,783)	1,095	(2,266)	128,203

Operating income	21,598	291,381	90,447	34,487	30,789	60,745	89,592	250,865
Interest expense	92,633	93,873	94,630	94,650	95,467	93,313	98,419	93,056
Interest income on Due from iHeartCommunications	14,807	12,713	15,383	11,291	17,087	12,429	21,594	13,876
Loss on Due from iHeartCommunications	—	—	—	—	—	—	(855,648)	—
Gain (loss) on investments, net	(125)	—	(135)	—	(532)	781	(253)	(250)
Equity in earnings (loss) of nonconsolidated affiliates	(472)	(415)	271	(232)	(628)	(727)	(161)	(315)
Other income (expense), net	3,992	(5,803)	8,908	(33,871)	9,696	(7,305)	7,204	(23,703)

Income (loss) before income taxes	(52,833)	204,003	20,244	(82,975)	(39,055)	(27,390)	(836,091)	147,417
Income tax benefit (expense)	21,837	(62,917)	(18,390)	21,719	(16,347)	3,619	293,118	(39,077)

Consolidated net income (loss)	(30,996)	141,086	1,854	(61,256)	(55,402)	(23,771)	(542,973)	108,340
Less amount attributable to noncontrolling interest	(1,995)	976	6,631	7,857	6,237	7,329	1,326	6,840

Net income (loss) attributable to the Company	$(29,001)	$140,110	$(4,777)	$(69,113)	$(61,639)	$(31,100)	$(544,299)	$101,500
Net income (loss) per common share:
Basic	$(0.08)	$0.39	$(0.01)	$(0.19)	$(0.17)	$(0.09)	$(1.51)	$0.28
Diluted	$(0.08)	$0.39	$(0.01)	$(0.19)	$(0.17)	$(0.09)	$(1.51)	$0.28

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13—GUARANTOR SUBSIDIARIES

The Company and certain of the Company’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of Clear Channel Worldwide Holdings, Inc. (“CCWH” or the “Subsidiary Issuer”). The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	December 31, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	2,212	—	22,841	119,066	—	$144,119
Accounts receivable, net of allowance	—	—	192,493	466,970	—	659,463
Intercompany receivables	—	785,075	2,924,888	88,053	(3,798,016)	—
Prepaid expenses	291	3,433	50,028	58,124	—	111,876
Other current assets	25,441	—	2,552	30,721	—	58,714

Total Current Assets	27,944	788,508	3,192,802	762,934	(3,798,016)	974,172
Structures, net	—	—	675,443	505,439	—	1,180,882
Other property, plant and equipment, net	—	—	119,856	94,291	—	214,147
Indefinite-lived intangibles	—	—	977,152	—	—	977,152
Other intangibles, net	—	—	248,674	25,188	—	273,862
Goodwill	—	—	507,820	206,223	—	714,043
Due from iHeartCommunications	211,990	—	—	—	—	211,990
Intercompany notes receivable	182,026	5,087,742	12,437	16,273	(5,298,478)	—
Other assets	447,152	111,432	1,335,346	70,897	(1,840,293)	124,534

Total Assets	$869,112	$5,987,682	$7,069,530	$1,681,245	$(10,936,787)	$4,670,782

Accounts payable	$—	$—	$7,592	$80,368	$—	$87,960
Intercompany payable	2,924,888	—	873,128	—	(3,798,016)	—
Accrued expenses	1,167	(1,315)	91,325	418,624	—	509,801
Deferred income	—	—	25,278	33,900	—	59,178
Current portion of long-term debt	—	—	115	458	—	573

Total Current Liabilities	2,926,055	(1,315)	997,438	533,350	(3,798,016)	657,512
Long-term debt	—	4,895,104	1,820	369,229	—	5,266,153
Intercompany notes payable	—	16,273	5,046,119	236,086	(5,298,478)	—
Deferred tax liability	(93,111)	853	466,827	(56,462)	—	318,107
Other long-term liabilities	1,157	—	140,272	128,986	—	270,415
Total stockholders’ equity (deficit)	(1,964,989)	1,076,767	417,054	470,056	(1,840,293)	(1,841,405)

Total Liabilities and Stockholders’ Equity	$869,112	$5,987,682	$7,069,530	$1,681,245	$(10,936,787)	$4,670,782

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$300,285	$—	$61,542	$180,168	$—	$541,995
Accounts receivable, net of allowance	—	—	193,474	399,596	—	593,070
Intercompany receivables	—	687,043	2,694,094	99,431	(3,480,568)	—
Prepaid expenses	1,363	3,433	51,751	55,022	—	111,569
Assets held for sale	—	—	55,602	—	—	55,602
Other current assets	—	—	6,873	32,326	—	39,199

Total Current Assets	301,648	690,476	3,063,336	766,543	(3,480,568)	1,341,435
Structures, net	—	—	746,877	449,799	—	1,196,676
Other property, plant and equipment, net	—	—	124,138	92,019	—	216,157
Indefinite-lived intangibles	—	—	951,439	9,527	—	960,966
Other intangibles, net	—	—	259,915	39,702	—	299,617
Goodwill	—	—	505,478	190,785	—	696,263
Due from iHeartCommunications	885,701	—	—	—	—	885,701
Intercompany notes receivable	182,026	4,887,354	—	—	(5,069,380)	—
Other assets	280,435	418,658	1,320,838	65,589	(1,963,507)	122,013

Total Assets	$1,649,810	$5,996,488	$6,972,021	$1,613,964	$(10,513,455)	$5,718,828

Accounts payable	$—	$—	$14,897	$71,973	$—	$86,870
Intercompany payable	2,694,094	—	786,474	—	(3,480,568)	—
Accrued expenses	2,223	58,652	35,509	384,488	—	480,872
Deferred income	—	—	33,471	33,534	—	67,005
Current portion of long-term debt	—	—	89	6,882	—	6,971

Total Current Liabilities	2,696,317	58,652	870,440	496,877	(3,480,568)	641,718
Long-term debt	—	4,886,318	1,711	221,991	—	5,110,020
Intercompany notes payable	—	5,000	5,027,681	36,699	(5,069,380)	—
Deferred tax liability	772	1,367	685,780	(49,214)	—	638,705
Other long-term liabilities	1,055	—	135,094	123,162	—	259,311
Total stockholders’ equity (deficit)	(1,048,334)	1,045,151	251,315	784,449	(1,963,507)	(930,926)

Total Liabilities and Stockholders’ Equity	$1,649,810	$5,996,488	$6,972,021	$1,613,964	$(10,513,455)	$5,718,828

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,137,003	$1,454,262	$—	$2,591,265
Operating expenses:
Direct operating expenses	—	—	510,271	892,494	—	1,402,765
Selling, general and administrative expenses	—	—	192,452	316,185	—	508,637
Corporate expenses	14,660	—	93,232	35,786	—	143,678
Depreciation and amortization	—	—	181,906	144,085	—	325,991
Impairment charges	—	—	—	4,159	—	4,159
Other operating income (expense), net	(406)	—	34,943	(8,146)	—	26,391

Operating income (loss)	(15,066)	—	194,085	53,407	—	232,426
Interest (income) expense, net	(414)	353,082	(205)	28,686	—	381,149
Interest income on Due from iHeartCommunications	68,871	—	—	—	—	68,871
Intercompany interest income	16,349	339,925	69,424	184	(425,882)	—
Intercompany interest expense	68,871	406	356,458	147	(425,882)	—
Loss on Due from iHeartCommunications	(855,648)	—	—	—	—	(855,648)
Loss on investments, net	—	—	—	(1,045)	—	(1,045)
Equity in earnings (loss) of nonconsolidated affiliates	118,995	4,749	(18,122)	(1,981)	(104,631)	(990)
Other income, net	3,167	—	11,232	15,401	—	29,800

Income (loss) before income taxes	(731,789)	(8,814)	(99,634)	37,133	(104,631)	(907,735)
Income tax benefit (expense)	92,073	2,405	218,629	(32,889)	—	280,218

Consolidated net income (loss)	(639,716)	(6,409)	118,995	4,244	(104,631)	(627,517)
Less amount attributable to noncontrolling interest	—	—	—	12,199	—	12,199

Net income (loss) attributable to the Company	$(639,716)	$(6,409)	$118,995	$(7,955)	$(104,631)	$(639,716)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	235	44,916	—	45,151
Unrealized holding loss on marketable securities	—	—	—	(414)	—	(414)
Other adjustments to comprehensive income (loss)	—	—	—	6,720	—	6,720
Reclassification adjustments	—	—	—	5,441	—	5,441
Equity in subsidiary comprehensive income	47,722	38,025	47,487	—	(133,234)	—

Comprehensive income (loss)	(591,994)	31,616	166,717	48,708	(237,865)	(582,818)
Less amount attributable to noncontrolling interest	—	—	—	9,176	—	9,176

Comprehensive income (loss) attributable to the Company	$(591,994)	$31,616	$166,717	$39,532	$(237,865)	$(591,994)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,144,445	$1,544,439	$—	$2,688,884
Operating expenses:
Direct operating expenses	—	—	497,634	924,424	—	1,422,058
Selling, general and administrative expenses	—	—	196,006	319,196	—	515,202
Corporate expenses	13,157	—	61,926	42,353	—	117,436
Depreciation and amortization	—	—	177,918	166,206	—	344,124
Impairment charges	—	—	—	7,274	—	7,274
Other operating income (expense), net	(427)	—	291,717	63,398	—	354,688

Operating income (loss)	(13,584)	—	502,678	148,384	—	637,478
Interest (income) expense, net	(1,195)	353,447	721	21,919	—	374,892
Interest income on Due from iHeartCommunications	50,309	—	—	—	—	50,309
Intercompany interest income	16,142	341,472	52,103	—	(409,717)	—
Intercompany interest expense	50,309	15	357,614	1,779	(409,717)	—
Gain (loss) on investments, net	—	—	(250)	781	—	531
Equity in earnings (loss) of nonconsolidated affiliates	136,885	44,767	(19,575)	(2,837)	(160,929)	(1,689)
Other income (expense), net	3,429	—	(6,376)	(67,735)	—	(70,682)

Income before income taxes	144,067	32,777	170,245	54,895	(160,929)	241,055
Income tax benefit (expense)	(2,670)	(55,574)	(33,360)	14,948	—	(76,656)

Consolidated net income (loss)	141,397	(22,797)	136,885	69,843	(160,929)	164,399
Less amount attributable to noncontrolling interest	—	—	—	23,002	—	23,002

Net income (loss) attributable to the Company	$141,397	$(22,797)	$136,885	$46,841	$(160,929)	$141,397
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	—	(8,000)	30,408	—	22,408
Unrealized holding loss on marketable securities	—	—	—	(576)	—	(576)
Other adjustments to comprehensive loss	—	—	—	(11,814)	—	(11,814)
Reclassification adjustments	—	—	—	46,730	—	46,730
Equity in subsidiary comprehensive income	65,175	66,758	73,175	—	(205,108)	—

Comprehensive income	206,572	43,961	202,060	111,589	(366,037)	198,145
Less amount attributable to noncontrolling interest	—	—	—	(8,427)	—	(8,427)

Comprehensive income attributable to the Company	$206,572	$43,961	$202,060	$120,016	$(366,037)	$206,572

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2015
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,193,320	$1,612,884	$—	$2,806,204
Operating expenses:
Direct operating expenses	—	—	507,729	987,173	—	1,494,902
Selling, general and administrative expenses	—	—	199,769	331,735	—	531,504
Corporate expenses	13,049	—	58,719	44,755	—	116,523
Depreciation and amortization	—	—	194,891	181,071	—	375,962
Impairment charges	—	—	21,631	—	—	21,631
Other operating income (expense), net	(458)	—	(7,732)	3,366	—	(4,824)

Operating income (loss)	(13,507)	—	202,849	71,516	—	260,858
Interest expense, net	2	352,329	1,630	1,708	—	355,669
Interest income on Due from iHeartCommunications	61,439	—	—	—	—	61,439
Intercompany interest income	16,068	340,457	62,002	—	(418,527)	—
Intercompany interest expense	61,439	—	356,525	563	(418,527)	—
Equity in earnings (loss) of nonconsolidated affiliates	(75,927)	10,383	5,609	(1,935)	61,581	(289)
Other income, net	2,915	3,440	20,318	10,289	(24,575)	12,387

Income (loss) before income taxes	(70,453)	1,951	(67,377)	77,599	37,006	(21,274)
Income tax expense	(953)	(575)	(8,550)	(39,865)	—	(49,943)

Consolidated net income (loss)	(71,406)	1,376	(75,927)	37,734	37,006	(71,217)
Less amount attributable to noncontrolling interest				24,764		24,764

Net income (loss) attributable to the Company	$(71,406)	$1,376	$(75,927)	$12,970	$37,006	$(95,981)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	(3,440)	(16,605)	(92,684)	—	(112,729)
Unrealized holding gain on marketable securities	—	—	—	553	—	553
Other adjustments to comprehensive loss	—	—	—	(10,266)	—	(10,266)
Reclassification adjustments	—	—	—	808	—	808
Equity in subsidiary comprehensive loss	(110,480)	(61,867)	(93,875)	—	266,222	—

Comprehensive loss	(181,886)	(63,931)	(186,407)	(88,619)	303,228	(217,615)
Less amount attributable to noncontrolling interest	—	—	—	(11,154)	—	(11,154)

Comprehensive loss attributable to the Company	$(181,886)	$(63,931)	$(186,407)	$(77,465)	$303,228	$(206,461)

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(639,716)	$(6,409)	$118,995	$4,244	$(104,631)	$(627,517)
Reconciling items:
Impairment charges	—	—	—	4,159	—	4,159
Depreciation and amortization	—	—	181,906	144,085	—	325,991
Deferred taxes	(93,882)	(514)	(218,955)	2,239	—	(311,112)
Provision for doubtful accounts	—	—	10,083	(3,343)	—	6,740
Amortization of deferred financing charges and note discounts, net	—	8,786	—	1,741	—	10,527
Share-based compensation	—	—	6,432	3,158	—	9,590
(Gain) loss on disposal of operating assets, net	—	—	(35,020)	5,673	—	(29,347)
Loss on Due from iHeartCommunications	855,648	—	—	—	—	855,648
Loss on investments, net	—	—	—	1,045	—	1,045
Equity in (earnings) loss of nonconsolidated affiliates	(118,995)	(4,749)	18,122	1,981	104,631	990
Foreign exchange transaction gain	—	—	(27)	(29,536)	—	(29,563)
Other reconciling items, net	—	—	(3,423)	(1,287)	—	(4,710)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	—	—	(9,104)	(30,686)	—	(39,790)
Decrease in prepaids and other current assets	1,072	—	2,410	6,070	—	9,552
Increase (decrease) in accrued expenses	(436)	(59,968)	56,926	(3,838)	—	(7,316)
Increase (decrease) in accounts payable	—	—	(7,305)	3,179	—	(4,126)
Increase (decrease) in accrued interest	—	—	(77)	508	—	431
Decrease in deferred income	—	—	(8,401)	(4,872)	—	(13,273)
Changes in other operating assets and liabilities	—	—	(3,067)	(7,264)	—	(10,331)

Net cash provided by (used for) operating activities	$3,691	$(62,854)	$109,495	$97,256	$—	$147,588

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(73,641)	(150,597)	—	(224,238)
Proceeds from disposal of assets	—	—	55,747	16,302	—	72,049
Purchases of other operating assets	—	—	(757)	(80)	—	(837)
(Increase) decrease in intercompany notes receivable, net	—	149,612	11	(11,284)	(138,339)	—
Dividends from subsidiaries	—	—	10,710	—	(10,710)	—
Change in other, net	(25,441)	—	(5)	2,571	—	(22,875)

Net cash provided by (used for) investing activities	$(25,441)	$149,612	$(7,935)	$(143,088)	$(149,049)	$(175,901)

Cash flows from financing activities:
Payments on credit facilities	—	—	—	(909)	—	(909)
Proceeds from long-term debt	—	—	—	156,000	—	156,000
Payments on long-term debt	—	—	(100)	(648)	—	(748)
Net transfers to iHeartCommunications	(181,939)	—	—	—	—	(181,939)
Dividends and other payments to noncontrolling interests	—	—	—	(12,010)	—	(12,010)
Dividends paid	(332,824)	—	—	(10,710)	10,710	(332,824)
Increase (decrease) in intercompany notes payable, net	—	11,273	—	(149,612)	138,339	—
Intercompany funding	239,908	(98,031)	(140,160)	(1,717)	—	—
Change in other, net	(1,468)	—	(1)	(5,614)	—	(7,083)

Net cash used for financing activities	(276,323)	(86,758)	(140,261)	(25,220)	149,049	(379,513)

Effect of exchange rate changes on cash	—	—	—	9,950	—	9,950

Net decrease in cash and cash equivalents	(298,073)	—	(38,701)	(61,102)	—	(397,876)
Cash and cash equivalents at beginning of year	300,285	—	61,542	180,168	—	541,995

Cash and cash equivalents at end of year	$2,212	$—	$22,841	$119,066	$—	$144,119

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$141,397	$(22,797)	$136,885	$69,843	$(160,929)	$164,399
Reconciling items:
Impairment charges	—	—	—	7,274	—	7,274
Depreciation and amortization	—	—	177,918	166,206	—	344,124
Deferred taxes	—	—	88,083	(56,769)	—	31,314
Provision for doubtful accounts	—	—	5,565	5,094	—	10,659
Amortization of deferred financing charges and note discounts, net	—	8,741	—	1,831	—	10,572
Share-based compensation	—	—	5,658	4,633	—	10,291
Gain on sale of operating and fixed assets	—	—	(293,802)	(69,683)	—	(363,485)
(Gain) loss on investments, net	—	—	250	(781)	—	(531)
Equity in (earnings) loss of nonconsolidated affiliates	(136,885)	(44,767)	19,575	2,837	160,929	1,689
Foreign exchange transaction loss	—	—	22,874	46,725	—	69,599
Other reconciling items, net	—	—	1,256	(1,391)	—	(135)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	—	—	13,660	16,648	—	30,308
(Increase) decrease in prepaids and other current assets	60	—	5,662	(21,300)		(15,578)
Increase (decrease) in accrued expenses	(227)	59,359	(70,834)	37,220	—	25,518
Increase (decrease) in accounts payable	—	—	2,764	(6,561)	—	(3,797)
Increase (decrease) in accrued interest	—	—	(571)	765	—	194
Decrease in deferred income	—	—	(5,265)	(12,854)	—	(18,119)
Changes in other operating assets and liabilities	—	—	9,846	(3,849)	—	5,997

Net cash provided by operating activities	$4,345	$536	$119,524	$185,888	$—	$310,293

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(77,034)	(152,738)	—	(229,772)
Proceeds from disposal of assets	—	—	358,906	449,288	—	808,194
Purchases of other operating assets	—	—	(1,689)	(555)	—	(2,244)
Decrease in intercompany notes receivable, net	—	220,038	—	—	(220,038)	—
Dividends from subsidiaries	—	—	235,467	—	(235,467)	—
Change in other, net	—	(79)	—	(24,679)	79	(24,679)

Net cash provided by investing activities	$—	$219,959	$515,650	$271,316	$(455,426)	$551,499

Cash flows from financing activities:
Payments on credit facilities	—	—	—	(2,100)	—	(2,100)
Proceeds from long-term debt	—	—	801	6,055	—	6,856
Payments on long-term debt	—	—	(79)	(2,255)	—	(2,334)
Net transfers to iHeartCommunications	45,099	—	—	—	—	45,099
Dividends and other payments to noncontrolling interests	—	—	—	(16,917)	—	(16,917)
Dividends paid	(755,538)	—	(913)	(234,554)	235,467	(755,538)
Increase (decrease) in intercompany notes payable, net	—	5,000	(3,604)	(221,434)	220,038	—
Intercompany funding	789,044	(225,495)	(588,292)	24,743	—	—
Change in other, net	(1,366)	—	—	(120)	(79)	(1,565)

Net cash provided by (used for) financing activities	77,239	(220,495)	(592,087)	(446,582)	455,426	(726,499)

Effect of exchange rate changes on cash	—	—	—	(6,041)	—	(6,041)

Net increase in cash and cash equivalents	81,584	—	43,087	4,581	—	129,252
Cash and cash equivalents at beginning of year	218,701	—	18,455	175,587	—	412,743

Cash and cash equivalents at end of year	$300,285	$—	$61,542	$180,168	$—	$541,995

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands)	Year Ended December 31, 2015
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(71,406)	$1,376	$(75,927)	$37,734	$37,006	$(71,217)
Reconciling items:
Impairment charges	—	—	21,631	—	—	21,631
Depreciation and amortization	—	—	194,891	181,071	—	375,962
Deferred taxes	—	1,282	7,305	(5,282)	—	3,305
Provision for doubtful accounts	—	—	5,398	7,986	—	13,384
Amortization of deferred financing charges and note discounts, net	—	7,468	1,230	72	—	8,770
Share-based compensation	—	—	5,855	2,647	—	8,502
Gain on sale of operating and fixed assets	—	—	(1,235)	(4,233)	—	(5,468)
Equity in (earnings) loss of nonconsolidated affiliates	75,927	(10,383)	(5,609)	1,935	(61,581)	289
Foreign exchange transaction gain	—	(3,440)	(11)	(11,339)	—	(14,790)
Other reconciling items, net	—	—	1,350	—	—	1,350
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	—	—	(12,878)	(43,702)	—	(56,580)
(Increase) decrease in prepaids and other current assets	(124)	(3,433)	4,664	(2,835)	—	(1,728)
Increase (decrease) in accrued expenses	486	(983)	5,476	(414)	—	4,565
Increase (decrease) in accounts payable	—	—	(15,742)	26,424	19,960	30,642
Increase (decrease) in accrued interest	—	(3,199)	15	(888)	—	(4,072)
Increase (decrease) in deferred income	—	—	(6,879)	9,428	—	2,549
Changes in other operating assets and liabilities	—	—	(17,114)	(1,047)	—	(18,161)

Net cash provided by (used by) operating activities	4,883	(11,312)	112,420	197,557	(4,615)	298,933

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(72,374)	(145,958)	—	(218,332)
Proceeds from disposal of assets	—	—	4,626	6,638	—	11,264
Purchases of other operating assets	—	—	(23,042)	(598)	—	(23,640)
Decrease in intercompany notes receivable, net	—	70,125	—	—	(70,125)	—
Dividends from subsidiaries	—	157,570	—	—	(157,570)	—
Change in other, net	—	(8,606)	(909)	(27,015)	9,513	(27,017)

Net cash provided by (used by) investing activities	—	219,089	(91,699)	(166,933)	(218,182)	(257,725)

Cash flows from financing activities:
Payments on credit facilities	—	—	—	(3,849)	—	(3,849)
Proceeds from long-term debt	—	—	—	222,777	—	222,777
Payments on long-term debt	—	—	(56)	—	—	(56)
Net transfer to iHeartCommunications	17,007	—	—	—	—	17,007
Dividends and other payments to noncontrolling interests	—	—	—	(30,870)	—	(30,870)
Dividends paid	—	—	—	(182,145)	182,145	—
Decrease in intercompany notes payable, net	—	—	(4,625)	(65,500)	70,125	—
Intercompany funding	193,021	(207,777)	2,415	12,341	—	—
Change in other, net	2,885	—	—	673	(9,513)	(5,955)

Net cash provided by (used by) financing activities	212,913	(207,777)	(2,266)	(46,573)	242,757	199,054

Effect of exchange rate changes on cash	—	—	—	(13,723)	—	(13,723)

Net increase (decrease) in cash and cash equivalents	217,796	—	18,455	(29,672)	19,960	226,539
Cash and cash equivalents at beginning of year	905	—	—	205,259	(19,960)	186,204

Cash and cash equivalents at end of year	$218,701	$—	$18,455	$175,587	$—	$412,743

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

ITEM 9A.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

As required by Rule 13a-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of the end of the period covered by this report. Our disclosure controls and procedures are designed to provide reasonable assurance that information we are required to disclose in reports that are filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure and is recorded, processed, summarized and reported within the time periods specified by the SEC. As a result of the material weakness described below, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of December 31, 2017.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the preparation and reliability of financial reporting and preparation of our financial statements for external purposes in accordance with generally accepted accounting principles.

There are inherent limitations to the effectiveness of any control system, however well designed, including the possibility of human error and the possible circumvention or overriding of controls. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. The design of a control system also is based in part upon assumptions and judgments made by management about the likelihood of future events, and there can be no assurance that a control will be effective under all potential future conditions. As a result, even an effective system of internal control over financial reporting can provide no more than reasonable assurance with respect to the fair presentation of financial statements and the processes under which they were prepared.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2017, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Based on the assessment, we determined that there was a material weakness in internal control over financial reporting with respect to Clear Media Limited, our outdoor business in China. Clear Media Limited is an indirect, non-wholly-owned subsidiary of the Company whose ordinary shares are listed but currently suspended from trading on the Hong Kong Stock Exchange. Specifically, falsification of bank statements and other supporting documentation used to complete bank reconciliations, collusion and circumvention of controls enabled an employee of Clear Media Limited to misappropriate $10.2 million over several years and resulted in discrepancies between actual cash balances and cash amounts included in the Company’s accounting records. These discrepancies were identified in January 2018 when the employee surrendered to the police in China and confessed to the misappropriation, and our consolidated financial statements as of and for the year ended December 31, 2017 have been adjusted to accurately reflect the Company’s cash balances.

Upon discovery of the misappropriation, we undertook certain procedures including a forensic investigation and performance of incremental substantive testing of the amounts recorded in the accounting records of our China business. Such procedures identified other matters, including three unauthorized bank accounts opened in the names of certain subsidiaries of our China business of which management was not aware. The unauthorized bank accounts have been reported to the police in China. Our investigation, as well as the investigation by the police, are on-going.

The errors arising from the deficiencies identified at our China business are not material to the consolidated financial statements reported in any interim or annual period, and therefore did not result in a revision to previously filed financial statements. However, the control deficiencies could have resulted in misstatements of the aforementioned accounts and disclosures that could have resulted in a material misstatement or omission to the annual or interim consolidated financial statements that would not have been prevented or detected in a timely manner. Specifically, it was determined that our China business had control deficiencies related to: circumvention of controls and the related control environment through collusion and override of control processes; inadequate segregation of duties; and inadequate controls regarding the safeguarding of authorization mechanisms for bank accounts. We have determined that these control deficiencies constitute a material weakness.

Because of this material weakness, management concluded that we did not maintain effective internal control over financial reporting as of December 31, 2017, based on criteria described in the 2013 Framework.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which appears in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Remediation of the Material Weakness

We are evaluating the material weakness and developing a plan of remediation to strengthen the internal controls over the cash management process and financial reporting of our China business. The remediation plan at Clear Media Limited will include actions to:

•	implement additional monitoring controls through revising and formalizing the cash and cash equivalent review processes;

•	enhance the formality and rigor of review and reconciliation procedures;

•	strengthen controls around access and use of banking authorization tokens and chops; and

•	formalize review and approval processes around related party transactions;

We are committed to maintaining a strong internal control environment and believe that these remediation efforts will address the weakness in controls described above. We have started to implement these steps, however, some of these steps will take time to be fully integrated and confirmed to be effective and sustainable. Additional controls may also be required over time. Until the remediation steps set forth above are fully implemented and tested, the material weakness described above will continue to exist.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Clear Channel Outdoor Holdings, Inc.

Opinion on Internal Control over Financial Reporting

We have audited Clear Channel Outdoor Holdings, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). In our opinion, because of the effect of the material weakness described below on the achievement of the objectives of the control criteria, Clear Channel Outdoor Holdings, Inc. and subsidiaries (the Company) has not maintained effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment. Management has identified a material weakness in controls related to an inadequate control environment at its China based subsidiary, Clear Media Limited, specifically it was determined that there was inadequate segregation of duties and inadequate controls regarding the safeguarding of authorization mechanisms for transactions.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the 2017 consolidated financial statements of the Company and financial statement schedule listed in the Index at Item 15 (a)2. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2017 consolidated financial statements, and this report does not affect our report dated May 3, 2018, which expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design an operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations on Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that the transactions are recorded as necessary to permit preparation of the financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

/s/ Ernst & Young LLP

San Antonio, Texas

May 3, 2018

ITEM 9B. OTHER INFORMATION

Not Applicable

OTHER DATA

EXECUTIVE OFFICERS OF THE REGISTRANT

The following information with respect to our executive officers is presented as of May 3, 2018:

Name	Age	Position
Robert W. Pittman	64	Chairman and Chief Executive Officer
Richard J. Bressler	60	Chief Financial Officer
Scott R. Wells	49	Chief Executive Officer—Clear Channel Outdoor Americas
C. William Eccleshare	62	Chairman and Chief Executive Officer—Clear Channel Outdoor International
Steven J. Macri	49	Senior Vice President—Corporate Finance
Scott D. Hamilton	48	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Robert H. Walls, Jr.	57	Executive Vice President, General Counsel and Secretary

The officers named above serve until their respective successors are chosen and qualified, in each case unless the officer sooner dies, resigns, is removed or becomes disqualified.

Robert W. Pittman is the Chairman and Chief Executive Officer of iHeartMedia, iHeartCommunications and iHeartMedia Capital I, LLC and the Chairman and Chief Executive Officer of the Company. Mr. Pittman was appointed as the Executive Chairman and a director of iHeartMedia and iHeartCommunications on October 2, 2011. He was appointed as Chairman of iHeartMedia and iHeartCommunications on May 17, 2013. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of iHeartMedia Capital I, LLC on April 26, 2013. Prior to October 2, 2011, Mr. Pittman served as the Chairman of Media and Entertainment Platforms for iHeartMedia and iHeartCommunications since November 2010. He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Mr. Pittman serves on the boards of numerous charitable organizations, including the Lupus Research Alliance, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, as well as his extensive media experience gained through the course of his career.

Richard J. Bressler is the President, Chief Operating Officer, Chief Financial Officer and Director of iHeartMedia, iHeartMedia Capital I, LLC and iHeartCommunications and the Chief Financial Officer of the Company. Mr. Bressler was appointed as the Chief Financial Officer and President of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company on July 29, 2013 and as Chief Operating Officer of iHeartMedia, iHeartMedia Capital I, LLC and iHeartCommunications on February 18, 2015. Prior thereto, Mr. Bressler was a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was previously a partner with the accounting firm of Ernst & Young LLP. Mr. Bressler also currently is a director of iHeartMedia, iHeartCommunications and Gartner, Inc., a member of the board of managers of iHeartMedia Capital I, LLC and Mr. Bressler previously served as a member of the board of directors of American Media Operations, Inc., Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University.

Scott R. Wells is the Chief Executive Officer of Clear Channel Outdoor Americas at each of the iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company and was appointed to this position on March 3, 2015. Previously, Mr. Wells served as an Operating Partner at Bain Capital since January 2011 and prior to that served as an Executive Vice President at Bain Capital since 2007. Mr. Wells also was one of the leaders of the firm’s operationally focused Portfolio Group. Prior to joining Bain Capital, he held several executive roles at Dell, Inc. (“Dell”) from 2004 to 2007, most recently as Vice President of Public Marketing and On-Line in the Americas. Prior to joining Dell, Mr. Wells was a Partner at Bain & Company, where he focused primarily on technology and consumer-oriented companies. Mr. Wells was a member of our Board from August 2008 until March 2015. He currently serves as a director of Ad Council, the Achievement Network (ANet) and the Outdoor Advertising Association of America (OAAA). He has an M.B.A., with distinction, from the Wharton School of the University of Pennsylvania and a B.S. from Virginia Tech.

C. William Eccleshare is the Chairman and Chief Executive Officer- Clear Channel International at each of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company and was appointed to this position on March 2, 2015. Prior to such time, he served as Chief Executive Officer—Outdoor of iHeartMedia, iHeartCommunications and the Company since January 24, 2012 and as Chief Executive Officer—Outdoor of iHeartMedia Capital I, LLC on April 26, 2013. Prior to January 24, 2012, he served as Chief Executive Officer—Clear Channel Outdoor—International of iHeartMedia and iHeartCommunications since February 17, 2011 and as Chief Executive Officer—International of the Company since September 1, 2009. Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009. Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Steven J. Macri is the Senior Vice President-Corporate Finance of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company and the Chief Financial Officer of iHeartMedia’s iHM segment. Mr. Macri was appointed Senior Vice President—Corporate Finance of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company on September 9, 2014 and as the Chief Financial Officer of iHeartMedia division on October 7, 2013. Prior to joining the company, Mr. Macri served as Chief Financial Officer for LogicSource Inc., from March 2012 to September 2013. Prior to joining LogicSource, Mr. Macri was Executive Vice President and Chief Financial Officer at Warner Music Group Corp. from September 2008 to December 2011 and prior thereto served as Controller and Senior Vice President-Finance from February 2005 to August 2008. He has an MBA from New York University Stern School of Business and a B.S. in Accounting from Syracuse University.

Scott D. Hamilton is the Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company. Mr. Hamilton was appointed Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia, iHeartCommunications and the Company on April 26, 2010 and was appointed as Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia Capital I, LLC on April 26, 2013. Prior to April 26, 2010, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010. Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004 in various roles including audit, transaction services and technical accounting consulting.

Robert H. Walls, Jr. is the Executive Vice President, General Counsel and Secretary of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and the Company. Mr. Walls was appointed the Executive Vice President, General Counsel and Secretary of iHeartMedia, iHeartCommunications and the Company on January 1, 2010 and was appointed as Executive Vice President, General Counsel and Secretary of iHeartMedia Capital I, LLC on April 26, 2013. On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer for iHeartMedia Capital I, LLC, iHeartCommunications and the Company, in addition to his existing offices. Mr. Walls served in the Office of the Chief Executive Officer for iHeartMedia Capital I, LLC and iHeartCommunications until October 2, 2011, and served in the Office of the Chief Executive

Officer for the Company until January 24, 2012. Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009 and as an advisor to Post Oak Energy Capital, LP through December 31, 2013.

Clear Channel Outdoor Holdings, Inc.

Annual Meeting of Stockholders

Hilton San Antonio Airport

Lonestar Ballroom

611 NW Loop 410

San Antonio, Texas 78216

June 22, 2018

9:00 a.m.

ADMIT ONE

Clear Channel Outdoor Holdings, Inc.

Annual Meeting of Stockholders

Hilton San Antonio Airport

Lonestar Ballroom

611 NW Loop 410

San Antonio, Texas 78216

June 22, 2018

9:00 a.m.

ADMIT ONE

Clear Channel Outdoor Holdings, Inc.
IMPORTANT ANNUAL MEETING INFORMATION
To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope. All votes by 401(k) Plan participants must be received by 11:59 p.m. Eastern Time on June 19, 2018.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals

1.	Election of Directors (Please vote for a total of only two Nominees)		+
The Board recommends that you vote “FOR” the two Nominees listed below:
	01 - Vicente Piedrahita	02 - Dale W. Tremblay

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

The Board recommends that you vote “FOR” ratification.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

◾		1 P C F	+
02S6BC

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on June 22, 2018.

The Proxy Statement and the Annual Report Materials are available at:

www.envisionreports.com/cco

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — Clear Channel Outdoor Holdings, Inc.

2018 Meeting of Stockholders – June 22, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Pittman, Richard J. Bressler and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Clear Channel Outdoor Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on June 22, 2018 at 9:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

If shares of Clear Channel Outdoor Holdings, Inc. are issued to or held for the account of the undersigned under the 401(k) Plan, then the undersigned hereby directs the trustee of the plan to vote all such shares in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. The trustee will vote shares as to which no instructions are received in proportion to voting directions received by the trustee from all plan participants who vote.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE TWO NOMINEES NAMED ON THE REVERSE SIDE AND “FOR” PROPOSAL 2 (other than 401(k) Plan participants discussed above).

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

◾	+